As filed with the Securities and Exchange Commission on April 23, 2021

Registration No. 333-254212

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TC BANCSHARES, INC.

(Exact name of registrant as specified in its articles of incorporation)

Georgia	6035	86-2650449
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

131 South Dawson Street, Thomasville, Georgia 31792 (229) 226-3221

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gregory H. Eiford

President/Chief Executive Officer

TC Bancshares, Inc.

PO Box 1197

Thomasville, Georgia 31799

(229) 226-3221

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert D. Klingler, Esq. Bryan Cave Leighton Paisner LLP 1201 West Peachtree Street, NW, Suite 1400 Atlanta, Georgia 30309-3488 (404) 572-6600	Ross Bevan, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, DC 20007 (202) 295-4500

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ❑

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ❑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.01 par value per share	6,215,750	$10.00	$62,157,500	$6,782.00(2)

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 23, 2021

TC Bancshares, Inc.

Up to 5,405,000 Shares of Common Stock

(Subject to increase to up to 6,215,750 shares)

TC Bancshares, Inc., a Georgia corporation and the proposed holding company for TC Federal Bank, is offering shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the conversion of TC Federal Bank from the mutual to stock form of organization. There is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “TCBC” upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are first offering the shares of common stock in a “subscription offering” to eligible depositors and borrowers of TC Federal Bank and to our employee stock ownership plan. Depositors who had accounts with aggregate balances of at least $50 at the close of business on December 31, 2019 will have first priority to purchase shares of common stock of TC Bancshares, Inc. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated offering” to be managed by Performance Trust Capital Partners, LLC. We must sell a minimum of 3,995,000 shares in order to complete the offering. We may sell up to 6,215,750 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 30,000 shares, and no person together with an associate or group of persons acting in concert may purchase more than 40,000 shares.

The offering is scheduled to expire at 4:00 p.m., Eastern Time on [date], 2021. We may extend the expiration date without notice to you, until [date], 2021, or such later date as the Office of the Comptroller of the Currency may approve, which may not be beyond [date, year]. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [date], 2021, or the number of shares of common stock to be sold is increased to more than 6,215,750 shares or decreased to less than 3,995,000 shares. If the offering is extended beyond [date], 2021, all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 6,215,750 shares or decreased to less than 3,995,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at TC Federal Bank and will earn interest at 0.05% per annum until completion or termination of the offering.

Performance Trust Capital Partners, LLC will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions on shares of common stock purchased in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	3,995,000	4,700,000	5,405,000	6,215,750
Gross offering proceeds	$39,950,000	$47,000,000	$54,050,000	$62,157,500
Estimated offering expenses, excluding selling agent fees and expenses	$773,500	$773,500	$773,500	$773,500
Estimated selling agent fees and expenses (1)	$450,988	$532,063	$613,138	$706,369
Estimated net proceeds (1)	$38,725,512	$45,694,437	$52,663,362	$60,677,631
Estimated net proceeds per share (1)	$9.69	$9.72	$9.74	$9.76

(1)

The figures shown assume that all shares are sold in the subscription and the community offering, for which a selling agent fee of 1.25% of the aggregate dollar amount such shares would apply, and include reimbursable expenses but excludes stock information center fees and expenses which are payable to Performance Trust Capital Partners, LLC, which are included in estimated offering expenses. See “The Conversion and Offering-Plan of Distribution; Selling Agent and Underwriting Compensation” for a discussion of Performance Trust Capital Partners, LLC’s compensation for this offering and the compensation to be received by Performance Trust Capital Partners, LLC and the other broker-dealers who may participate in a syndicated offering. If all shares of common stock were sold in the syndicated offering, for which a selling agent fee of 5.5% of the aggregate dollar amount of such shares would apply, excluding shares expected to be purchased by our insiders and by our employee stock ownership plan, for which no selling agent fee will be paid, the maximum selling agent fees and expenses would be $2.0 million, $2.3 million, $2.7 million and $3.1 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal. Please read the “Risk Factors ” beginning on page 1.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Performance Trust Capital Partners, LLC

For assistance, please contact the Stock Information Center at [phone number].

The date of this prospectus is [prospectus date].

TC FEDERAL BANK EST. 1934

75
16
95
301
Savannah
GEORGIA
84
Thomasville
Atlantic Ocean
10
Tallahassee
Jacksonville
FLORIDA
Apalachee Bay

Thomasville
★ *Headquarters & Full-Service Branch*
131 South Dawson Street
Thomasville, GA

Tallahassee
● *Full-Service Branch*
2915-501 Kerry Forest Parkway
Tallahassee, FL

Savannah
■ *Loan Production Office*
105 W. Congress Street
Unit C
Savannah, GA

GEORGIA
ALABAMA
FLORIDA

SUMMARY

The following summary explains material information regarding the mutual-to-stock conversion of TC Federal Bank and the related offering of TC Bancshares, Inc. common stock. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of TC Federal Bank. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to TC Bancshares, Inc. and TC Federal Bank or to any of those entities individually, depending on the context.

The Companies

TC Bancshares, Inc.

TC Bancshares, Inc., a newly formed Georgia corporation, will own 100% of the common stock of TC Federal Bank following the completion of TC Federal Bank’s mutual-to-stock conversion. This offering is being made by TC Bancshares, Inc. TC Bancshares, Inc. was incorporated on March 5, 2021 and has not engaged in any business to date. TC Bancshares, Inc. will become the bank holding company for TC Federal Bank by owning all of the outstanding shares of capital stock of TC Federal Bank, and will be regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Our executive office will be located at 131 South Dawson Street, Thomasville, Georgia 31792, and our telephone number will be (229) 226-3221. Our mailing address is PO Box 1197, Thomasville, Georgia 31799.

TC Federal Bank

TC Federal Bank is a federally chartered savings bank headquartered in Thomasville, Georgia. Thomas County Federal Savings & Loan Association was organized in 1934 and chartered in 1937 by the Federal Home Loan Bank Board as a mutual savings and loan association owned 100% by its depositors. Effective January 1, 2018, we amended our corporate name to TC Federal Bank. In addition, in 2019 the bank made the election to become a “covered savings association.” Upon conversion, TC Federal Bank will be a stock savings bank and wholly-owned subsidiary of TC Bancshares, Inc.

We conduct our business from our main office in Thomasville, Georgia, a branch office and a residential mortgage center in Tallahassee, Florida and a commercial loan production office (“LPO”) in Savannah, Georgia. Our primary market area currently consists of Thomas County, Georgia, Chatham County, Georgia, and Leon County, Florida, and the contiguous counties.

At December 31, 2020, we had total assets of $349.9 million, total deposits of $294.1 million and equity of $39.9 million.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial and multi-family residential real estate loans, commercial and industrial loans, construction and land development loans and consumer loans. We expect to continue to focus on originating commercial and multi-family residential real estate loans, commercial and industrial loans and construction loans. We also invest in securities, which have historically consisted primarily of mortgage-backed securities issued by U.S. government sponsored enterprises. In recent years, we have originated single-family owner-occupied loans for sale into the secondary market and for our own portfolio. We intend to continue this activity in the future in order to generate fee income. We offer a variety of deposit accounts, including savings accounts, money market accounts, checking accounts and certificates of deposit.

TC Federal Bank is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency.

Our executive office is located at 131 South Dawson Street, Thomasville, Georgia 31792. Our mailing address is PO Box 1197, Thomasville, Georgia 31799, and our telephone number is (229) 226-3221. Our website address is www.tcfederal.com. Information on our website is not and should not be considered a part of this prospectus.

i

Business Strategy

Our goal is to provide long-term value to our stockholders, customers, employees and the communities we serve by executing a prudent business strategy that produces increasing profitability. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market areas. The increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

Our current business strategy consists of the following:

•

Leverage the infrastructure of TC Federal Bank to create additional value for depositors, employees, customers and the communities in which TC Federal Bank operates. We seek to improve our operating efficiency as we optimize a new core processing system that was implemented in 2020 in order to enhance service features for both retail and business customers, and continue the process improvements implemented over the last two years. Our efficiency ratio has gradually improved from 95.2% for the year ended December 31, 2018, to 85.9% for the year ended December 31, 2019, before regressing slightly to 91.2% for the year ended December 31, 2020. The increase in 2020 in our efficiency ratio was directly related to the implementation costs associated with the new core processing system and the recognition of previously deferred conversion expenses, which also contributed to our decline in net income. Based on the personnel and systems now in place, we believe we can continue our trend of improving our operational efficiency, particularly as we are able to utilize the capital raised in this offering to grow assets and increase top line revenue. We foresee the opportunity to add both an additional branch in Tallahassee, Florida and to expand our presence in the Savannah, Georgia market.

•

Grow our loan portfolio prudently. We intend to continue to maintain a diversified portfolio of loans, with an emphasis on commercial and multi-family real estate loans and residential mortgage loans. We expect to be able to continue to grow our loan portfolio, having grown our outstanding loans $17.4 million, or 7.1%, from year-end 2019 through year-end 2020, and $9.7 million, or 4.1% from year-end 2018 through year-end 2019. We participated in the Paycheck Protection Program (“PPP”) in 2020. PPP loans represented the growth realized in the loan portfolio in 2020. The bank was able to quickly respond to the needs of customers in our market areas by extending $25.1 million in PPP loans. This has resulted in an increase in core deposit accounts for the bank as initially, the proceeds of the PPP loans were deposited with the bank. In addition, as the economy recovers from the pandemic, increased loan volume is expected from these new customers. The capital we are raising in the offering will provide additional support for continued loan growth throughout our market areas. We also intend to continue to grow our commercial lending activities through government sponsored loan programs, such as the Small Business Administration (“SBA”) and U.S. Department of Agriculture (“USDA”) loan programs. Through our residential mortgage office in Tallahassee, we will continue to seek to originate residential loans for our portfolio as well as for sale in the secondary market, using multiple correspondent relationships for the sale of residential mortgages on a servicing-released basis. Residential lending introduces new customer relationships to the bank and provides an opportunity for us to offer additional banking services to those clients.

•

Continue to increase core deposits. We seek to increase the proportion of the deposit base consisting of core deposits in order to provide a stable source of funds to support loan growth, at costs consistent with improving our interest rate spread and margin. Historically the bank relied heavily on certificates of deposit, but in recent years has been building a core deposit base. As part of our focus on commercial loan growth, our lenders are expected to source non-interest bearing business checking accounts from our borrowers. We have begun reducing deposit costs to market rates and placed greater emphasis on developing core deposits. As a result of these efforts and recognizing the impact of the government’s reaction to the COVID-19 pandemic, core deposits increased by $42.3 million, or 25.6%, to $207.5 million at December 31, 2020 from $165.2 million at December 31, 2019. We recently redesigned our checking account products and the manner in which they are marketed. Management will continue to emphasize the growth of both retail and commercial core deposits.

•

Maintain Credit Standards while Growing. We believe strong asset quality is a critical key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, prudent loan underwriting criteria and active credit monitoring. Our non-performing assets to total assets ratio was 0.58% at December 31, 2020, 0.90% at December 31, 2019, and 0.55% at December 31, 2018. In anticipation of future growth as a result of the deployment of the capital raised in this offering, TC Federal Bank invested in the enhancement of our credit function by hiring additional experienced credit staff, implemented enhanced internal and external credit review processes, and implemented new technology for underwriting processing and credit analysis. We intend to maintain the high value of our credit culture, both in personnel as well as ancillary support systems, in order to be able to evaluate more complex loans and better manage credit risk, which will also support our intended loan growth, especially in the commercial loan market. During 2020 as a result of the pandemic, we reached a peak of 17.0% of loan customers by principal balance that sought a payment deferment. However, as of December 31, 2020, all customers had exited their loan deferment period, and no customers were deferring payments. To date, in spite of the pandemic, our loan portfolio continues to perform at a high level.

•

Supplement organic growth through opportunistic bank or branch acquisitions. Athough management has no current plans or commitments to acquire any banks or branches, we expect to consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. The capital we are raising in the offering will provide us the opportunity to acquire other institutions and financial services businesses located within a reasonable proximity of our current market areas. We believe we are well positioned to take advantage of, and execute on, opportunities given the infrastructure improvements we have undertaken, including the upgrade of our core processing system and expanded management expertise.

•

Enhance the sales, marketing and service culture. We believe that loyalty is a key component of the success of community banks. We will continue to develop loyalty with our community and our customers. We will invest in customer and community relationships with the spirit of a servant’s heart and servant leadership. We expect to serve customers when and how they wish to be served within the boundaries of safe and sound risk management. Our technology was significantly enhanced during 2020, including an expansion of our digital banking capabilities, as a result of our core conversion upgrade and ancillary services. During 2021 and beyond, the bank will continue to optimize the system for greater internal efficiencies and customer interactions. We believe the core system will allow us to materially improve the customer experience and help us facilitate greater cross selling.

•

Expand our employee base to support future growth. The additional capital we will raise in the offering will provide us with the ability to opportunistically expand our employee base. We intend to continue to build depth and expertise as needed with increases in TC Federal Bank’s size and complexity. The potential to offer equity awards in the future following the offering will also allow us to be more competitive when hiring and retaining experienced banking personnel.

A full description of our products and services can be found under “Business of TC Federal Bank.”

The Conversion and Our Organizational Structure

We do not have stockholders in our current mutual form of ownership. Our depositors and borrowers as of November 20, 2019 whose borrowings remain outstanding currently have the right to vote on certain matters pertaining to TC Federal Bank, such as the election of directors and the proposed conversion. The mutual-to-stock conversion is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings bank to a federal stock savings bank, which will be a wholly owned subsidiary of the newly formed proposed holding company, TC Bancshares, Inc. This reorganization and conversion will be conducted pursuant to a plan of conversion, which we refer to as the plan of conversion. As part of the conversion, TC Bancshares, Inc. will offer for sale shares of its common stock in a subscription offering, and, if necessary, a community offering and syndicated offering. Upon the completion of the conversion and stock offering, TC Federal Bancshares, Inc. will be 100% owned by stockholders and TC Federal Bank will be a wholly owned subsidiary of TC Federal Bancshares, Inc. See “The Conversion and Offering.”

In connection with the conversion, we are offering shares of common stock of TC Bancshares, Inc. for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions and stock offerings. See “—Terms of the Offering.”

The primary reasons for our decision to convert into a stock form of ownership and conduct the offering are to establish an organizational structure that will enable us to:

•	increase our capital to support future growth and profitability, although we currently have capital well in excess of all applicable regulatory requirements;

•	compete more effectively in the financial services marketplace;

•

offer our depositors, employees, management and directors a direct equity ownership interest in TC Bancshares, Inc. and an indirect equity ownership interest in TC Federal Bank, and thereby an economic interest in our future success;

•	attract and retain qualified personnel by establishing stock-based benefit plans; and

•

increase our flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial service businesses and establishing de novo branches and/or new loan production offices.

The conversion and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risks and expand our asset and deposit base. The conversion and offering also will allow us to establish stock benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel.

The following chart shows our corporate structure following the conversion and offering:

Terms of the Offering

We are offering between 3,995,000 and 5,405,000 shares of common stock of TC Bancshares, Inc. to eligible depositors and borrowers, our tax-qualified employee stock ownership plan and to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of TC Bancshares, Inc. We may increase the maximum number of shares that we sell in the offering by up to 15.0%, to 6,215,750 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Conversion and Offering—Subscription Offering and Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of TC Bancshares, Inc. decreases below $40.0 million or increases above $62.2 million, or the offering is extended beyond [•] 2021, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Performance Trust Capital Partners, LLC, our financial advisor in connection with the conversion and offering, will use its best efforts to assist us in selling our shares of common stock, but Performance Trust Capital Partners, LLC is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of TC Bancshares, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at TC Federal Bank with aggregate balances of at least $50 at the close of business on December 31, 2019;

(2)	our tax-qualified employee stock ownership plan;

(3)	depositors who had accounts at TC Federal Bank with aggregate balances of at least $50 at the close of business on [Supplemental Eligibility Record Date]; and

(4)

other depositors of TC Federal Bank as of the close of business on [Voting Record Date] and borrowers from TC Federal Bank as of November 20, 2019 who maintained such borrowings as of the close of business on [Voting Record Date].

Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with Office of the Comptroller of the Currency approval. Natural persons (including trusts of natural persons) residing in the Georgia Counties of Brooks, Colquitt, Grady, Mitchell and Thomas, and the Florida Counties of Gadsden, Jefferson, Leon and Wakulla will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated offering managed by Performance Trust Capital Partners, LLC. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated offering.

To ensure proper allocation of stock, each eligible account holder or borrower must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at December 31, 2019, [Supplemental Eligibility Record Date] or [Voting Record Date], as applicable, or any loan account as of November 20, 2019 that remained outstanding at [Voting Record Date]. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of conversion. A detailed description of share allocation procedures can be found in the section entitled “The Conversion and Offering—Subscription Offering and Subscription Rights.”

v

How We Determined the Offering Range and the $10.00 Price Per Share

Our decision to offer between 3,995,000 shares and 5,405,000 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by Feldman Financial Advisors, Inc., a firm experienced in appraisals of financial institutions. Feldman Financial Advisors, Inc. is of the opinion that as of February 26, 2021, the estimated pro forma market value of the common stock of TC Bancshares, Inc. was $47.0 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $40.0 million and a maximum of $54.1 million.

Our board of directors determined that the common stock should be sold at $10.00 per share. Therefore, based on the valuation range, the number of shares of TC Bancshares, Inc. common stock that will be sold in the offering will range from 3,995,000 shares to 5,405,000 shares. If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15.0%, which would result in an appraised value of $62.2 million and an offering of 6,215,750 shares of common stock.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan holding companies, bank holding companies or savings banks that Feldman Financial Advisors, Inc. considers comparable to TC Bancshares, Inc. on a pro forma basis. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Total assets are as of December 31, 2020, unless noted otherwise.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)
CBM Bancorp, Inc.	CBMB	Baltimore, MD	$232	(1)
Cincinnati Bancorp, Inc.	CNNB	Cincinnati, OH	$237
Elmira Savings Bank	ESBK	Elmira, NY	$645
FFBW, Inc.	FFBW	Brookfield, WI	$339
HMN Financial, Inc.	HMNF	Rochester, MN	$910
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	$535
HV Bancorp, Inc.	HVBC	Doylestown, PA	$862
IF Bancorp, Inc.	IROQ	Watseka, IL	$713
Mid-Southern Bancorp, Inc.	MSVB	Salem, IN	$235
WVS Financial Corp.	WVFC	Pittsburgh, PA	$317

(1)	As of September 30, 2020.

In comparing TC Bancshares, Inc. with the peer group, Feldman Financial Advisors, Inc. determined that our asset size was relatively comparable to the peer group’s median asset size and that our earnings results were lower than the peer group’s median level based on historical profitability ratios. In applying the selected valuation methods, Feldman Financial Advisors, Inc. considered adjustments to the pro forma market value based on the comparison of TC Bancshares, Inc. with the peer group. Feldman Financial Advisors, Inc. made downward adjustments for earnings prospects and for marketing of the issue. Feldman Financial Advisors, Inc. made no adjustments for financial condition, market area, management, dividend payments, liquidity of the issue, subscription interest, and effect of banking regulations and regulatory reform. The downward adjustment for earnings prospects took into consideration our less favorable efficiency ratio and lower profitability ratios relative to the peer group measures. The downward adjustment for marketing of the issue took into consideration the volatile stock market conditions in both the overall market and the market for bank and thrift stocks and the heightened uncertainty associated with the new issue market in the prevailing stock market environment, including the new issue market for TC Bancshares, Inc.

The independent appraisal will be updated before we complete the conversion and offering. If the pro forma market value of the common stock at that time is either below $40.0 million or above $62.2 million, then TC Bancshares, Inc., after consulting with the Office of the Comptroller of the Currency, may terminate the plan of conversion and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Office of the Comptroller of the Currency and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s annual net income. Feldman Financial Advisors, Inc. considered these ratios, among other factors, in preparing its independent appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. We had no intangible assets at December 31, 2020. Therefore, ratios that are presented related to book value are the same ratios that would be presented related to tangible book value.

The following table presents a summary of selected pricing ratios for TC Bancshares, Inc. (on a pro forma basis) as of and for the twelve months ended December 31, 2020, and for the peer group companies based on earnings and other information as of and for the latest twelve months ended December 31, 2020, with stock prices as of February 26, 2021, as reflected in the Feldman Financial Advisors, Inc. appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 35.7% on a price-to-book value basis, a discount of 37.3% on a price-to-tangible book value basis, and a premium of 61.0% on a price-to-earnings basis.

	Pro Forma Price-to-Earnings Multiple (1)		Pro Forma Price-to-Book Value Ratio	Pro Forma Price-to-Tangible Book Value Ratio
TC Bancshares, Inc. (on a pro forma basis, assuming completion of the offering)
Adjusted Maximum	66.67	x	66.80%	66.80%
Maximum	52.63	x	62.81%	62.81%
Midpoint	41.67	x	58.82%	58.82%
Minimum	33.33	x	54.14%	54.14%
Valuation of peer group companies as of February 26, 2021
Averages	25.88	x	91.45%	93.75%
Medians	13.19	x	90.20%	97.18%

(1)

Price-to-earnings multiples calculated by Feldman Financial Advisors, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The pro forma calculations for TC Bancshares, Inc. include the following assumptions:

•	8.0% of the shares sold would be purchased by an employee stock ownership plan, with the expense to be amortized over 20 years;

•	4.0% of the shares sold would be purchased by stock-based benefit plans, with the expense to be amortized over five years;

•	Options equal to 10.0% of the shares sold would be granted under stock-based benefit plans, with option expense of $2.69 per option, and with the expense to be amortized over five years; and

•	stock offering expenses would equal 2.78% of the stock offering amount at the midpoint of the offering range.

The independent appraisal does not indicate market value. Do not assume or expect that TC Bancshares, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion and offering. Furthermore, the pricing ratios presented in the appraisal were used by Feldman Financial Advisors, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location. Our stock price may trade below $10.00 per share, as the stock prices of certain mutual-to-stock conversions have decreased below the initial offering price. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 1.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in TC Federal Bank, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering at TC Bancshares, Inc. Therefore, assuming we sell 5,405,000 shares of common stock at the maximum of the offering range, and we have net proceeds of $52.7 million, we intend to invest $26.3 million in TC Federal Bank, loan $4.3 million to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 8.0% of our outstanding shares and retain the remaining $22.0 million of the net proceeds at TC Bancshares, Inc.

TC Bancshares, Inc. expects to invest a portion of the net proceeds of the offering, in part, to grow the bank. TC Bancshares, Inc. initially intends to invest the proceeds it retains in interest earning deposits and securities. TC Bancshares, Inc. may use a portion of the net proceeds to pay cash dividends, repurchase shares of our common stock in the future, although we are generally not permitted to do so during the first year following our conversion, and may use a portion of the net proceeds to finance the possible acquisition of other financial institutions or other financial service businesses. We may also use the net proceeds for other general corporate purposes. TC Federal Bank generally intends to use the proceeds it receives to support the origination of additional loans. It may also purchase securities as permitted under our investment policy, expand its banking franchise internally through de novo branching or establishing additional LPOs, or expand through acquisitions of other financial institutions, branch offices, or other financial service businesses.

Neither TC Federal Bank nor TC Bancshares, Inc. has any plans or agreements for any specific acquisition transactions at this time. See “How We Intend to Use the Proceeds from the Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $300,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $400,000 of common stock:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of TC Federal Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; and

•	Other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Conversion and the Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

We may, in our sole discretion, subject to the provisions of 12 CFR 192.385, and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.99% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5.0% of the shares sold in the offering, shall not exceed, in the aggregate, 10.0% of the total number of the shares sold in the offering.

We expect that the employee stock ownership plan will purchase 8.0% of our outstanding shares. Subject to the approval of the Office of the Comptroller of the Currency, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. Our employee stock ownership plan purchases will range from 319,600 shares to 497,260 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to TC Bancshares, Inc. (cash and third party checks will not be accepted); or

•

authorizing us to withdraw available funds (without any early withdrawal penalty) from your deposit account(s) maintained with TC Federal Bank, other than checking accounts or retirement accounts, including individual retirement accounts (“IRAs”).

TC Federal Bank is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a TC Federal Bank line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering to the Stock Information Center a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to our Stock Information Center, which is located at TC Federal Bank’s main office located at 131 South Dawson Street, Thomasville, Georgia. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will not be open on bank holidays. Once submitted, your order is irrevocable. We will not accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. We note that subscribers should be aware of the current delays in the postal service system, and that subscriptions must be received by the Stock Information Center by the offering deadline. All order forms must be received (not postmarked) before 4:00 p.m., Eastern Time, on [__________ __], 2021. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at TC Federal Bank. Subscription funds will earn interest at 0.05% per annum, which is our current statement savings account rate. If the offering is terminated, we will promptly return your subscription funds with interest.

On the stock order form, you may not designate withdrawal from TC Federal Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a TC Federal Bank IRA or other retirement account. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificate of deposit accounts at TC Federal Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with TC Federal Bank must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.05% per annum thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by TC Federal Bank, the Federal Deposit Insurance Corporation or any other government agency.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at TC Federal Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [date], 2021 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at TC Federal Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Using Individual Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit or loan account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. In addition, the stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors or borrowers who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 4:00 p.m., Eastern Time, on [date], 2021, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) at the Stock Information Center by this time. Orders received after 4:00 p.m., Eastern Time, on [date], 2021 will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on [date], 2021, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings —Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

x

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the conversion and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the conversion. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond [date], 2021, or the number of shares to be sold in the offering is increased to more than 6,215,750 shares or decreased to fewer than 3,995,000 shares.

Expiration of the Offering

The subscription offering will expire at 4:00 p.m., Eastern Time, on [date], 2021. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until [date], 2021, or such later date as the applicable regulators may approve. If the subscription offering and/or community offerings are extended beyond [date], 2021, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond [date], 2023, which is two years after the special meeting of members of TC Federal Bank to be held on [date], 2021 to vote on the plan of conversion.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of TC Federal Bank that is being called to vote on the conversion and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 3,995,000 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the [date], 2021 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond [date], 2021, subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 6,215,750 shares or decreased to less than 3,995,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the on the Nasdaq Capital Market under the symbol “TCBC” upon conclusion of the stock offering. See “Market for the Common Stock.”

Our Dividend Policy

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. Any payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; and general economic conditions. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

Possible Change in the Offering Range

Feldman Financial Advisors, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial Advisors, Inc. determines that our pro forma market value has increased, we may sell up to 6,215,750 shares in the offering without further notice to you. If our pro forma market value at that time is either below $40.0 million or above $62.2 million, then, after consulting with the Office of the Comptroller of the Currency, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.05% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Conversion and Offering

In connection with the conversion, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of TC Federal Bank has adopted an employee stock ownership plan, which will allocate shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 8.0% of our outstanding shares.

Stock-Based Benefit Plans. In addition to shares purchased by the employee stock ownership plan, we intend to adopt one or more stock-based benefit plans, which are designed to attract and retain qualified personnel in key positions and provide directors, officers and key employees with an ownership interest in TC Bancshares, Inc., which will be an incentive to contribute to our success, and reward key employees for their performance. The number of options granted and shares of restricted common stock awarded under stock-based benefit plans may not exceed 10.0% and 4.0%, respectively, of our total outstanding shares, provided that if TC Federal Bank’s tangible capital at the time of adoption of the stock-based benefits plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 3.0% of our outstanding shares. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

Stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plans;

•	no officer or employee may receive more than 25% of the options and shares of restricted common stock authorized under the plans;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of TC Federal Bank or TC Bancshares, Inc.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the stock offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Equity Plan Expenses. The implementation of an employee stock ownership plan and one or more stock-based benefit plans will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the conversion and offering, and assuming that our employee stock ownership plan purchases 8.0% of our outstanding shares and that we implement one or more stock-based benefit plans granting options to purchase 10.0% of the total shares of common stock of TC Bancshares, Inc. issued in connection with the conversion and awarding shares of restricted common stock equal to 4.0% of the total shares of common stock of TC Bancshares, Inc. issued in connection with the conversion.

	Number of Shares to be Granted or Purchased					Value of Grants (In thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	As a Percentage of Common Stock to be Outstanding	Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan(1)	319,600	497,260	8.00%	8.00%	0.00%	$3,196	$4,973
Restricted stock awards	159,800	248,630	4.00	4.00	3.85	1,598	2,486
Stock options	399,500	621,575	10.00	10.00	9.09	1,075	1,672

Total	878,900	1,367,465	22.00%	22.00%	12.28%	$5,869	$9,131

(1)

The fair value of stock options has been estimated at $2.69 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 0.93%; and a volatility rate of 18.68% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under stock-based benefit plans would be based on the price of TC Bancshares, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under stock-based benefit plans, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	159,800 Shares Awarded at Minimum of Offering Range	188,000 Shares Awarded at Midpoint of Offering Range	216,200 Shares Awarded at Maximum of Offering Range	248,630 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$1,278	$1,504	$1,730	$1,989
$10.00	$1,598	$1,880	$2,162	$2,486
$12.00	$1,918	$2,256	$2,594	$2,984
$14.00	$2,237	$2,632	$3,027	$3,481

The grant-date fair value of the options granted under the stock-based benefits plans would be based in part on the price of shares of TC Bancshares, Inc.’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant-Date Fair Value Per Option	399,500 Options at Minimum of Offering Range	470,000 Options at Midpoint of Offering Range	540,500 Options at Maximum of Offering Range	621,575 Options at Adjusted Maximum of Offering Range
(In thousands, except market/exercise price and fair value information)
$8.00	$2.15	$859	$1,011	$1,162	$1,336
$10.00	$2.69	$1,075	$1,264	$1,454	$1,672
$12.00	$3.23	$1,290	$1,518	$1,746	$2,008
$14.00	$3.77	$1,506	$1,772	$2,038	$2,343

Restrictions on the Acquisition of TC Bancshares, Inc. and TC Federal Bank

Federal regulations, as well as provisions contained in the respective charter, articles of incorporation and bylaws of TC Federal Bank and TC Bancshares, Inc., restrict the ability of any person, firm or entity to acquire TC Bancshares, Inc., TC Federal Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency before acquiring in excess of 10% of the voting stock of TC Bancshares, Inc. or TC Federal Bank, as well as a provision in each of TC Bancshares, Inc.’s and TC Federal Bank’s respective articles of incorporation and charter that generally provides that for a period of three years from the closing of the offering, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of TC Bancshares, Inc. or TC Federal Bank held by any person, and, with respect to TC Federal Bank, other than TC Bancshares, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

For a period of three years following completion of the offering, Office of the Comptroller of the Currency regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of TC Bancshares, Inc. or TC Federal Bank without the Office of the Comptroller of the Currency’s prior approval.

Proposed Stock Purchases by Management

TC Bancshares, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately [•] shares of common stock in the offering, which represents [•]% of the shares sold to the public and [•]% of the total shares to be outstanding after the offering, each at the minimum of the offering range, respectively. Like all of our eligible depositor and borrower purchasers, our directors and executive officers and their associates have subscription rights based on their deposits or borrowings and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion.

The plan of conversion provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 29% of the outstanding shares held by any person except with the approval of federal regulators. We may seek approval from the federal regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 29% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	we sell at least 3,995,000 shares, the minimum of the offering range;

•	the members of TC Federal Bank vote to approve the conversion and offering;

•	we receive final approval from the Federal Reserve Board to become a bank holding company; and

•	we receive final approval from the Office of the Comptroller of the Currency to complete the conversion and offering.

Federal Reserve Board or Office of the Comptroller of the Currency approval does not constitute a recommendation or endorsement of an investment in our stock.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on [date], 2021, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

TC Federal Bank and TC Bancshares, Inc. have received an opinion of counsel, Bryan Cave Leighton Paisner LLP, regarding the material federal and state income tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction to TC Federal Bank or TC Bancshares, Inc., nor will it result in taxable gain or loss to depositors, so long as the subscription rights to purchase shares of TC Bancshares, Inc. common stock do not have any value, as is expected. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to the Offering—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You May Obtain Additional Information Regarding the Conversion and Offering

If you have any questions regarding the conversion and offering, please call the Stock Information Center at [phone number], or visit the Stock Information Center, which is located at 131 South Dawson Street, Thomasville, Georgia. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus,

in evaluating an investment in our common stock.

Risks Related to Our Business

Risks Related to the COVID-19 Pandemic and the Associated Economic Slowdown.

The ongoing global COVID-19 outbreak could harm our business and results of operations, and such effects will depend on future developments, which are highly uncertain and are difficult to predict.

In March 2020, the World Health Organization declared the coronavirus to be a pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of COVID-19 on our business and on our customers, and there is no guarantee that our efforts to address the adverse impacts of the coronavirus will be effective. Global health concerns relating to COVID-19 and related government actions taken to reduce the spread of the virus have been weighing on the macroeconomic environment, and the outbreak has significantly increased economic uncertainty and reduced economic activity. The impact to date has included periods of significant volatility in financial, commodities and other markets. This volatility, if it continues, could have an adverse impact on our customers, our borrowers and on our business, financial condition and results of operations. We may also incur additional costs to remedy damages caused by business disruptions.

Additionally, actions by U.S. federal, state and foreign governments to address the pandemic, including travel bans and school, business and entertainment venue closures, may also have a significant adverse effect on the markets in which we conduct our business. The extent of impacts resulting from the coronavirus pandemic and other events beyond our control and will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus pandemic and actions taken to contain the coronavirus or its impact, among others.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of nonperforming loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•

collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by pandemics, inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Lending Activities.

We originate commercial and multi-family real estate, commercial and industrial, and construction and land development loans, which involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2020, commercial real estate loans totaled $72.7 million, or 27.2% of our loan portfolio, commercial and industrial loans totaled $29.6 million, or 11.1% of our loan portfolio, construction and land development loans totaled $30.0 million, or 11.2% of our loan portfolio and multi-family loans totaled $15.1 million, or 5.7% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial and multi-family real estate, construction and land development loans, and commercial and industrial loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and commercial and industrial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Because construction and development loans rely on the demand for lots and housing, the ability of developers to repay loans can be impacted by the economy’s impact on consumers. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. Further, unlike residential mortgage loans, commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may depreciate over time, may be more difficult to appraise and may be more susceptible to fluctuation in value at default. A downturn in the economy may also impact landlords’ ability to retain and find new tenants in non-owner-occupied real estate properties. In addition, the physical condition of non-owner-occupied properties may be below that of owner-occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. As our commercial and multi-family real estate and commercial and industrial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

In originating loans, there is a substantial likelihood that we will experience credit losses. The risk of loss will vary with, among other things, general economic conditions, the type of loan, the creditworthiness of the borrower over the term of the loan, and, in the case of a collateralized loan, the quality of the collateral for the loan. We maintain an allowance for loan losses, which is established through a provision for loan losses that represents management’s best estimate of probable losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal regulators periodically review our allowance for loan losses and as a result of such reviews, we may have to adjust our allowance for loan losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of management. Material additions to the allowance would materially decrease our net income.

The Financial Accounting Standards Board (“FASB”) adopted a new credit loss accounting standard applicable to all banks, savings banks, credit unions, and financial holding companies, regardless of size and will be effective for TC Federal Bank for our fiscal year beginning on January 1, 2023. The Current Expected Credit Loss

(“CECL”) rules change the current method of providing allowances for loan and lease losses (“ALLL”), which we expect may require us to increase our allowance for loan losses, and to greatly increase the data we would need to collect and review to determine the appropriate level of the ALLL. Under CECL, the allowance for credit loss is an estimate of the expected credit losses on financial assets measured at amortized cost, which is measured using relevant information about past events, including historical credit loss experience on financial assets with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the financial assets. CECL requires an allowance to be created upon the origination or acquisition of a financial asset measured at amortized cost. Any increase in our ALLL, or expenses incurred to determine the appropriate level of the ALLL, may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business Strategy.

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion, if done without proper due diligence and consideration of unexpected outcomes, could be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of new branches.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, or lending personnel who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. We currently have a comprehensive succession plan in place for key members of our senior management team. See “Management.”

Risks Related to Interest Rates.

A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited over time as we reach historically low rate levels, as the consumer may ultimately choose to seek higher-yielding investments elsewhere. Earnings could be adversely affected if the interest rates received on loans and investment securities fall more quickly than the interest rates paid on deposits and borrowings. Simultaneously, at current interest rate levels our interest-earning assets may continue to decrease and our interest expense may increase as we find it necessary to potentially access non-core funding sources or increase deposit rates to fund our operations. A continuation of a low interest rate environment or our increasing our cost of funds may adversely affect our net interest income, and therefore earnings, which would have an adverse effect on our profitability.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceeds non-interest expense, provision for loan losses, and taxes. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions who originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

Risks Related to Competitive Markets.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense and we experience strong competition from many other financial institutions as well as financial technology companies (“fintechs”). In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Because technology and other changes have lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, we also compete with fintechs seeking to disrupt conventional banking markets. In particular, the activity of fintechs has grown significantly over recent years and is expected to continue to grow. Fintechs have and may continue to offer bank or bank-like products and a number of fintechs have applied for bank or industrial loan charters. In addition, other fintechs have partnered with existing banks to allow them to offer deposit products to their customers. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of TC Federal Bank—Market Area” and “—Competition.”

Our asset size makes it more difficult for us to compete.

Our asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Our ability to diversify economic risks is limited by our own local markets and economies. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, compared to larger institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Laws and Regulations.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

TC Federal Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and TC Bancshares, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such supervision and regulation governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of TC Federal Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have been given significant discretion in drafting the implementing rules and regulations, many of which are not in final form. As a result, we cannot at this time predict the full extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, all of which have adversely affected our financial condition and results of operations.

Uncertainty exists with regard to regulation of holding companies of covered savings associations.

Effective July 1, 2019, TC Federal Bank qualified as a “covered savings association” and elected to hold such status. On May 24, 2019, the Office of the Comptroller of the Currency issued a final rule and outlined nature and powers of a covered savings association as well as the applicable regulatory structure. Although as a covered savings association we are subject to the same reporting and regulatory requirements as a federal savings bank, neither the Office of the Comptroller of the Currency nor the Federal Reserve Board has adopted regulations on the treatment of covered savings association holding companies. Based on guidance from the Federal Reserve Board, TC Bancshares, Inc. will be the bank holding company of a covered savings association. However, ambiguity remains on the ongoing treatment and regulation of such entities.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios and define what constitutes “capital” for calculating these ratios. The minimum capital requirements are: (1) a common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also require unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt out is exercised. We elected to exercise our one-time option to opt out of the requirement to include certain “available-for-sale” securities holdings for calculating our regulatory capital ratios. The regulations also establish a “capital conservation buffer” of 2.5%, resulting in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 to risk-based assets capital ratio of 8.5%, and (3) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, repurchasing its shares, and paying discretionary bonuses, if its capital levels fall below the buffer amount.

The federal banking agencies proposed a rule to establish for institutions with assets of less than $10 billion that meet other specified criteria a “community bank leverage ratio” (the ratio of a bank’s tangible equity capital to average total consolidated assets) of 9% that such institutions may elect to utilize in lieu of the generally applicable leverage and risk-based capital requirements under the Basel Committee on Banking Supervision (“Basel III”). A “qualifying community bank” with capital exceeding 9% will be considered compliant with all applicable regulatory capital and leverage requirements, including the requirement to be “well capitalized.” The rule was adopted in final form, effective January 1, 2020. The CARES Act lowered the community bank leverage ratio to 8%, with federal regulation making the reduced ratio effective April 23, 2020. Another rule was issued to transition back to the 9% community bank leverage ratio by increasing the ratio to 8.5% for calendar year 2021 and to 9% thereafter.

We have analyzed the effects of these new capital requirements, and we believe that TC Federal Bank meets all of these new requirements, including the full 2.5% capital conservation buffer. Furthermore, TC Federal Bank runs an annual stress test on its loan portfolio to determine its ability to maintain the full capital conservation buffer in the event of heightened loan losses similar or greater than those experienced by banking peers in the Great Recession. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

Risks Related to Operational Matters.

We face significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, we outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, disruptions or failures in the physical infrastructure or operating systems that support our business and customers, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, customer attrition, the inability of our customers to transact business with us, violations of applicable privacy and other laws, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect our results of operations or financial condition.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Risks Related to Accounting Matters.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. The Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses and our determinations with respect to amounts owed for income taxes. The uncertainty surrounding the lasting effects of the COVID-19 pandemic may negatively impact results, and our management team’s assumptions may not account for such effects.

We have a significant amount of net operating losses that we may not be able to utilize.

During the great recession, we generated significant net operating losses and unrealized tax losses (collectively, “NOLs”). As of December 31, 2020, we had an estimated federal NOL carryforward of $8.6 million and an estimated state NOL carryforward of $8.9 million, and recognized a deferred tax asset of $2.2 million related to NOL carryforwards. These NOLs generally may be carried forward for a 20-year period to offset future taxable income and reduce our federal and state income tax liability, respectively. Our federal and state NOL carry-forwards begin to expire in 2031 unless previously utilized.

As a result of our conversion from mutual to stock form of ownership and our contemporaneous stock offering, it is possible that we would incur an “ownership change” under Section 382 of the Internal Revenue Code (“Section 382”). An ownership change will occur if after the conversion, the persons who are considered “owners” of TC Federal Bank before the conversion own less than 50% of our holding company’s stock immediately after the conversion. In addition, an ownership change will occur if, over a rolling three-year period, the percentage of the common stock of TC Bancshares, Inc. owned by shareholders holding 5% or more of our common stock has increased by more than 50% over the lowest percentage of common stock owned by such shareholders during the three-year period. In general, if a company incurs an ownership change under Section 382, the company’s ability to utilize an NOL carryforward to offset its taxable income becomes limited to a certain amount per year. This limitation is computed by multiplying the company’s fair market value immediately before the ownership change by a rate equal to the long-term tax-exempt rate for the month in which the ownership change occurs.

If we are unable to fully utilize the NOL carryforwards to reduce our taxable income prior to their expiration, either because of insufficient taxable income or a limitation imposed under Section 382, we will need to write off any remaining deferred tax asset and will incur additional income tax liability, which would adversely affect our results of operations.

Other Risks related to Our Business.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform appropriate environmental due diligence when originating loans secured by certain types of commercial properties, may not be sufficient to detect all potential environmental hazards, particularly at the point of foreclosure, if necessary. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Natural disasters, acts of terrorism and other external events could harm our business.

Natural disasters can disrupt our operations, result in damage to our properties, reduce or destroy the value of the collateral for our loans and negatively affect the economies in which we operate, which could have a material adverse effect on our results of operations and financial condition. A significant natural disaster, such as a hurricane, pandemic, tornado, earthquake, fire or flood, could have a material adverse impact on our ability to conduct business, and our insurance coverage may be insufficient to compensate for losses that may occur. Acts of terrorism, war, civil unrest, violence, pandemics or human error could cause disruptions to our business or the economy as a whole. While we have established and regularly test disaster recovery procedures, the occurrence of any such event could have a material adverse effect on our business, operations and financial condition.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

We may be required to transition from the use of LIBOR interest rate index in the future.

Certain of our investment securities are currently indexed to LIBOR to calculate the loan interest rate. The continued availability of the LIBOR index is not guaranteed after 2021. We cannot predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted. At this time, no consensus exists as to what rate or rates may become acceptable alternatives to LIBOR (with the exception of overnight repurchase agreements, which are expected to be based on the Secured Overnight Financing Rate, or SOFR). The language in our LIBOR-based contracts and financial instruments has developed over time and may have various events that trigger when a successor rate to the designated rate would be selected. If a trigger is satisfied, contracts and financial instruments may give the calculation agent discretion over the substitute index or indices for the calculation of interest rates to be selected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or stock holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the offering. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of TC Bancshares, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $19.4 million and $26.3 million of the net proceeds of the offering in TC Federal Bank (or $30.3 million at the adjusted maximum of the offering range). We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock, pay dividends, or for other general corporate purposes. TC Federal Bank intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require the approval of or non-objection from the Office of the Comptroller of the Currency or Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to TC Bancshares, Inc., TC Federal Bank or the stockholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the traded on the on the Nasdaq Capital Market under the symbol “TCBC” upon conclusion of the stock offering, subject to completion of the stock offering and compliance with certain conditions, including having 300 “round lot” stockholders (more than 100 shares) and at least three companies making a market for our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase up to 8.0% of the shares of common stock sold in the stock offering with funds borrowed from TC Bancshares, Inc. We will record annual employee stock ownership plan expense equal to the fair value of shares of common stock committed to be released to employees, which is estimated to be between (after tax) $125,000 at the minimum of the offering range and $195,000 at the adjusted maximum of the offering range assuming a price of $10.00 per share. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4.0% and 10.0%, respectively, of the total shares sold in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts, provided the stock-based benefit plan is adopted more than one year following the stock offering.

The shares of restricted common stock granted under the stock-based benefit plans will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based benefit plans are repurchased in the open market (rather than issued directly from authorized but unissued shares by TC Bancshares, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $1.6 million at the minimum of the offering range and $2.5 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares of restricted common stock under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

We will generally recognize as an expense in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in the “Pro Forma Data” and based on certain assumptions discussed therein, we estimate this annual expense would be approximately $239,000 assuming on an after-tax basis, assuming we sell 4.7 million shares in the offering.

The implementation of one or more stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans following the conversion and offering. The stock-based benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Public stockholders would experience a reduction in ownership interest totaling 14.0% in the event newly issued shares are used to fund stock options and stock awards in an amount equal to 10.0% and 4.0%, respectively, of the total shares issued in the conversion and offering.

The corporate governance provisions in our articles of incorporation and bylaws may prevent or impede the holders of a minority of our common stock from obtaining representation on our board of directors and may also prevent or impede a change in control.

Provisions in our articles of incorporation and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our articles of incorporation provides that there will not be cumulative voting by stockholders for the election of our directors. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors.

In addition, a section in each of TC Bancshares, Inc.’s and TC Federal Bank’s articles of incorporation and charter, respectively will generally provide that, for a period of three years from the closing of the offering, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of TC Bancshares, Inc. or TC Federal Bank held by any person other than TC Bancshares, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Under Federal Reserve Board regulations no person may directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company creates a rebuttable presumption that the acquirer “controls” the holding company. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including TC Federal Bank.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our management and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements”; “—Capital Distributions”; and “—Holding Company Regulation”

TC Bancshares, Inc. will depend primarily upon the proceeds it retains from the offering as well as earnings of TC Federal Bank to provide funds to pay dividends on our common stock. The payment of dividends by TC Federal Bank also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

As a result, any payment of dividends in the future by TC Bancshares, Inc. will depend, in large part, on TC Federal Bank’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our total annual gross revenues amount to $1.07 billion or more, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

You may not revoke your decision to purchase TC Bancshares common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by Feldman Financial among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond [extension date], or the number of shares to be sold in the offering is increased to more than shares 6,215,750 or decreased to fewer than 3,995,000 shares.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data for TC Federal Bank at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the financial statements that appear starting on page F-1 of this prospectus. The information at December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 is derived in part from the audited financial statements appearing in this prospectus. The information at December 31, 2018, 2017 and 2016 and for the years ended December 31, 2018, 2017 and 2016 is derived in part from audited financial statements not appearing in this prospectus.

	At December 31,
	2020	2019	2018	2017	2016
	(In thousands)
Selected Financial Condition Data:
Total assets	$349,927	$321,762	$297,178	$273,412	$246,271
Cash and cash equivalents	41,876	24,192	12,653	16,942	9,385
Investment securities available-for-sale:(1)	15,917	22,107	27,114	21,500	21,112
Loans, net(2)	262,356	244,971	235,233	210,109	197,378
Bank owned life insurance	10,883	10,583	—	—	—
Deposits	294,100	273,604	250,348	224,096	201,365
Total equity	39,858	39,788	38,019	37,609	31,401

	Years Ended December 31,
	2020	2019	2018	2017	2016
	(In thousands)
Selected Operations Data:
Total interest income	$13,088	$12,557	$11,374	$9,712	$9,534
Total interest expense	2,365	3,102	2,110	1,428	1,273

Net interest income	10,723	9,455	9,264	8,284	8,261
Provision for loan losses	780	0	(551)	(1,860)	184

Net interest income after provision for loan losses	9,943	9,455	9,815	10,144	8,077
Non-interest income:
Service charges on deposits	472	513	420	375	369
Gain on sale of loans	1,236	380	187	250	151
Gain on sale of securities	—	68	—	—	1
Other	323	299	—	2	37

Total non-interest income	2,031	1,260	607	627	558

Non-interest expenses:
Salaries and employee benefits	6,444	5,327	5,499	5,546	4,569
Occupancy and equipment	754	658	629	796	658
Data processing conversion costs	1,132	0	0	0	0
Other real estate loss/(gain) on sale and writedowns	(13)	10	(4)	51	113
Other	3,309	3,146	3,271	2,587	2,123

Total non-interest expense	11,626	9,141	9,395	8,980	7,463

Income before provision for income taxes	348	1,574	1,027	1,791	1,172
Provision for income taxes	40	367	348	(4,295)	40

Net income	$308	$1,207	$679	$6,086	$1,132

(1)	There were no held-to-maturity securities at any of the dates presented.
(2)	Net of allowances for loan losses and deferred loan fees. Amounts do not include loans-in-process which amounted to $15.1 million and $13.6 million at December 31, 2020 and 2019, respectively.

	At or For the Years Ended December 31,
	2020	2019	2018	2017	2016
Selected Financial Ratios and Other Data:
Performance ratios(1):
Return on average assets (ratio of net income to average total assets)	0.09%	0.39%	0.24%	2.37%	0.46%
Return on average equity (ratio of net income to average equity)	0.76%	3.06%	1.80%	18.44%	3.69%
Yield on interest-earning assets	4.12%	4.33%	4.11%	3.79%	3.85%
Rate paid on interesting-bearing liabilities	0.89%	1.25%	0.92%	0.68%	0.62%
Average interest rate spread:(2)	3.23%	3.08%	3.19%	3.11%	3.23%
Net interest margin(3)	3.38%	3.25%	3.35%	3.23%	3.34%
Operating expense to average total assets	3.46%	2.99%	3.31%	3.48%	2.98%
Average interest-earning assets to average interest-bearing liabilities	119.41%	117.55%	121.20%	121.54%	120.31%
Efficiency ratio(4)	91.16%	85.86%	95.18%	100.77%	84.62%
Asset quality ratios:
Non-performing assets to total assets(5)	0.59%	0.90%	0.55%	0.76%	0.80%
Non-performing loans to total gross loans(5)	0.74%	1.04%	0.54%	0.80%	0.70%
Allowance for loan losses to non-performing loans(5)	206.47%	118.29%	247.74%	203.88%	340.60%
Allowance for loan losses to loans receivable, net	1.53%	1.23%	1.33%	1.62%	2.40%
Net recoveries (charge-offs) to average outstanding loans during the period	0.09%	(0.05)%	0.12%	0.23%	(0.21)%
Capital ratios:
Common equity tier 1 capital (to risk weighted assets)	16.47%	17.60%	17.74%	18.37%	17.47%
Tier 1 leverage (core) capital (to adjusted tangible assets)	11.73%	12.60%	12.99%	14.13%	13.61%
Tier 1 risk-based capital (to risk weighted assets)	16.47%	17.60%	17.74%	18.37%	17.47%
Total risk-based capital (to risk weighted assets)	17.72%	18.86%	19.00%	19.63%	18.74%
Average equity to average assets	12.06%	12.91%	13.28%	12.86%	12.39%
Other data:
Number of full-service offices(6)	2	2	2	2	1
Full-time equivalent employees	54	45	48	49	40

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(3)	Net interest income divided by average interest-earning assets.
(4)	Total non-interest expense as a percentage of net interest income and total non-interest income.
(5)

Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all loans 90 days or more past due (non-accrual loans) and loans in excess of 90 days delinquent and still accruing interest. It is our policy to cease accruing interest on all loans 90 days or more past due unless the loan is in the process of collection. Real estate owned consists of real estate acquired through foreclosure or by acceptance of a deed-in-lieu of foreclosure.

(6)	Since 2017, we have also had a commercial LPO and a residential mortgage center.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of TC Federal Bank for the periods and at the dates indicated. The information at December 31, 2020 is derived in part from, and should be read together with, the audited financial statements and notes thereto of TC Federal Bank beginning at page F-1 of this prospectus. The information at March 31, 2021 and for the three months ended March 31, 2021 and 2020 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2021.

	At March 31, 2021	At December 31, 2020
	(In thousands)
Selected Financial Condition Data:
Total assets	$363,624	$349,927
Cash and cash equivalents	63,999	41,876
Investment securities available-for-sale	19,457	15,917
Loans, net(1)	252,135	262,356
Bank owned life insurance	10,955	10,883
Deposits	307,514	294,100
Total equity	40,506	39,858

(1)	Net of allowances for loan losses and deferred fees. Amounts do not include loans-in-process which amount to $13.7 and $15.1 million at March 31, 2021 and December 31, 2020, respectively

	For the Three Months Ended March 31,
	2021	2020
	(In thousands)
Selected Operations Data:
Total interest income	$3,348	$3,242
Total interest expense	321	798

Net interest income	3,027	2,444
Provision for loan losses	—	225

Net interest income after provision for loan losses	3,027	2,219
Total non-interest income	756	335
Total non-interest expense	2,787	2,233

Income before provision for income taxes	996	321
Provision for income taxes	231	64

Net income	$765	$257

	At or For the Three Months Ended March 31, (1)
	2021	2020
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	0.87%	0.39%
Return on average equity	11.36%	3.09%
Yield earned on interest-earning assets	4.04%	4.33%
Rate paid on interest-bearing liabilities	0.47%	1.26%
Average interest rate spread	3.57%	3.07%
Net interest margin	3.66%	3.24%
Operating expense to average total assets	3.15%	2.81%
Average interest-earning assets to average interest-bearing liabilities	122.23%	118.45%
Efficiency ratio	73.65%	80.35%
Asset Quality Ratios:
Non-performing assets to total assets	0.62%	0.82%
Non-performing loans to total gross loans	0.85%	0.90%
Allowance for loan losses to non-performing loans	188.34%	151.35%
Allowance for loan losses to loans receivable, net	1.60%	1.36%
Net recoveries to average outstanding loans during period	0.00%	0.05%
Capital Ratios:
Common equity Tier 1 capital (to risk-weighted assets)	16.90%	17.28%
Tier 1 leverage (core) capital (to adjusted tangible assets)	11.48%	12.68%
Tier 1 risk-based capital (to risk-weighted assets)	16.90%	17.28%
Total risk-based capital (to risk-weighted assets)	18.16%	18.53%
Average equity to average total assets	11.36%	12.52%
Other Data:
Number of full-service offices	2	2
Full-time equivalent employees	53	45

(1)	Annualized where appropriate

Comparison of Financial Condition at March 31, 2021 and December 31, 2020

Total assets increased $13.7 million, or 3.9%, to $363.6 million at March 31, 2021 from $349.9 million at December 31, 2020. The increase was principally due to an increase in cash and cash equivalents of $22.1 million, partially offset by a decrease in loans of $10.2 million. Cash and cash equivalents increased primarily from the cash received from the payoff of loans and increase in deposits of $13.4 million.

Loans, including loans held for sale, decreased $10.2 million, or 3.9%, to $257.3 million at March 31, 2021 from $267.5 million at December 31, 2020. During the quarter ended March 31, 2021, commercial and multi-family real estate loans increased $6.9 million, or 7.8%, to $94.8 million from $87.9 million at December 31, 2020 due to new loan originations. However, loan balances in other categories decreased due to the payoff of loans. Construction and land development loans decreased $1.9 million, or 6.3%, to $28.1 million at March 31, 2021 from $30.0 million at December 31, 2020. Commercial and industrial loans decreased $6.7 million, or 22.7%, of which $5.3 million consisted of PPP loans, to $22.9 million at March 31, 2021 from $29.6 million at December 31, 2020. One- to four-family residential real estate loans held for investment decreased $9.4 million, or 8.9%, from $105.8 million to $96.4 million at March 31, 2021. As a percentage of net loans, residential real estate loans fell from 39.5% of total loans at December 31, 2020 to 37.5% at March 31, 2021.

Investment securities, all of which are available-for-sale, increased $3.5 million, or 22.2%, to $19.5 million at March 31, 2021 from $15.9 million at December 31, 2020 as a result of investments made in U.S. treasuries.

At March 31, 2021, our investment in bank owned life insurance was $11.0 million, an increase of $71,000, or 0.91%, from $10.9 million at December 31, 2020. Our investment in bank owned life insurance at March 31, 2021 was 24.5% of our Tier 1 capital plus our allowance for loan losses.

Total deposits increased $13.4 million, or 4.6%, to $307.5 million at March 31, 2021 from $294.1 million at December 31, 2020. Noninterest-bearing accounts increased $10.2 million, or 35.6%, to $39.0 million at March 31, 2021, from $28.8 million at December 31, 2020. Interest-bearing accounts increased $3.2 million, or 7.3%, to $47.1 million at March 31, 2021, from $43.9 million at December 31, 2021. Savings accounts and money market accounts increased $4.3 million, or 3.2%, to $139.2 million at March 31, 2021 from $134.9 million at December 31, 2020. Certificates of deposit decreased $4.4 million, or 5.1%, to $82.2 million at March 31, 2021 from $86.6 million at December 31, 2020. The decrease in certificates of deposit resulted primarily from a decrease in offered rates.

Federal Home Loan Bank advances decreased $470,000, or 4.9%, to $9.0 million at March 31, 2021. As of March 31, 2021, we had $15.8 million in credit available with the Federal Home Loan Bank of Atlanta. In addition to the Federal Home Loan Bank of Atlanta availability, we have three unsecured federal funds line of credit, in the aggregate amount of $18.3 million. No amount was outstanding on these lines of credit at or during the year ended March 31, 2021.

Total equity increased $648,000, or 1.6%, to $40.5 million at March 31, 2021 from $39.9 million at December 31, 2020. The increase resulted primarily from net income of $765,000 during the three months ended March 31, 2021.

Comparison of Operating Results for the Three Months Ended March 31, 2021 and 2020

General. Net income increased $508,000, or 197.2%, to $765,000 for the three months ended March 31, 2021, compared to $257,000 for the three months ended March 31, 2020. The increase in net income resulted from $583,000 and $421,000 increases in net interest income and noninterest income respectively, combined with a $225,000 decrease in the provision for loan losses, partially offset by a $554,000 increase in other operating expenses.

Interest Income. Interest income increased $106,000 or 3.3%, to $3.3 million for the three months ended March 31, 2021 from $3.2 million for the three months ended March 31, 2020. This increase was primarily attributable to an increase in loan interest income. The average balance of loans, including loans held for sale, increased $9.9 million, or 3.9%, to $263.3 million for the three months ended March 31, 2021 from $253.4 million for the three months ended March 31, 2020, and the average yield on loans increased 22 basis points to 4.97% for the three months ended March 31, 2021 from 4.77% for the three months ended March 31, 2020. The average balance of investment securities decreased $6.2 million, or 28.3%, to $15.7 million for the three months ended March 31, 2021 from $21.9 million for the three months ended March 31, 2020, while the average yield on investment securities decreased 105 basis points to 1.47% for the three months ended March 31, 2021 from 2.52% for the three months ended March 31, 2020. The average balance of other interest-earning deposits increased $28.1 million, or 100.7%, to $56.0 million for the three months ended March 31, 2021 from $27.9 million for the three months ended March 31, 2020, partially offset by a decrease in the average yield on other interest-earning deposits of 126 basis points to 0.43% for the three months ended March 31, 2021 from 1.69% for the three months ended March 31, 2020.

Interest Expense. Total interest expense decreased $477,000, or 59.8%, to $321,000 for the three months ended March 31, 2021 from $798,000 for the three months ended March 31, 2020. The decrease was primarily due to lower interest rates offered on all deposit products due to the lower fed funds target rate which declined 150 basis points to 0-0.25% in 2020. The average balance of interest-bearing deposits increased $11.8 million, or 4.7%, to $265.3 million for the three months ended March 31, 2021 from $253.5 million for the three months ended March 31, 2020, offset, in part, by the decline in the average cost of interest-bearing deposits of 79 basis points to 0.46% for the three months ended March 31, 2021 from 1.25% for the three months ended March 31, 2020, reflecting the lower market interest rate environment in the first quarter of 2021. The average balance of FHLB advances increased $6.5 million, or 232.1%, to $9.3 million for the three months ended March 31, 2021 from $2.8 million for the three months ended March 31, 2020. The average cost of these advances decreased 159 basis points to 0.87% for the three months ended March 31, 2021 from 2.46% for the three months ended March 31, 2020.

Net Interest Income. Net interest income increased $583,000, or 23.9%, to $3.0 million for the three months ended March 31, 2021 from $2.4 million for the three months ended March 31, 2020. Our average net interest-earning assets increased $32.1 million period to period. This increase was due primarily to increases in interest-earning deposits of $28.1 million combined with a $9.8 million increase in the average balance of our loan portfolio. Our interest rate spread increased to 3.57% for the three months ended March 31, 2021 from 3.07% for the three months ended March 31, 2020, and our net interest margin increased to 3.66% for the three months ended March 31, 2021 from 3.24% for the three months ended March 31, 2020. The increase in interest rate spread and net interest margin were primarily the result of the increase in the average balances of our interest-earning assets combined with the significant reduction in our costs of funds, more than offsetting the decreases in the average yield on our interest-earning assets.

Provision for Loan Losses. We recorded no provision for loan losses for the three months ended March 31, 2021, compared to a $225,000 provision for the three months ended March 31, 2020. The decrease in the provision for loan losses for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 resulted from our analysis of the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TC Federal Bank – Allowance for Loan Losses.” The allowance for loan losses was $4.1 million, or 1.60% of total loans, at March 31, 2021, compared to $4.1 million , or 1.53% of total loans, at December 31, 2020, and $3.4 million, or 1.36% of total loans, at March 31, 2020. Classified (substandard, doubtful and loss) loans decreased to $6.3 million at March 31, 2021 from $6.4 million at December 31, 2020, but remained higher than the $2.3 million of classified loans at March 31, 2020. There were $2.2 million in non-performing loans at March 31, 2021 compared to $2.0 million at December 31, 2020 and $2.3 million at March 31, 2020. Net recoveries for the three months ended March 31, 2021 and 2020 were $2,000 and $127,000, respectively. We had no loans in deferral at December 31, 2020 or March 31, 2021.

Noninterest Income. Non-interest income information is as follows.

	For the three months ended March 31,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$142	$154	$(12)	(7.8%)
Gain on sale of loans	539	87	452	519.5%
Other	75	94	(19)	(20.2)%

Total non-interest income	756	$335	$421	125.7%

Noninterest income increased $421,000, or 125.7%, to $756,000 for the three months ended March 31, 2021 from $335,000 for the three months ended March 31, 2020. The increase was primarily due to gains on sale of mortgage loans into the secondary market of $539,000 for the three months ended March 31, 2021 from $87,000 for the three months ended March 31, 2020.

Noninterest Expense. Non-interest expenses information is as follows.

	For the three months ended March 31,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$1,710	$1,413	$297	21.0%
Occupancy and equipment	205	176	29	16.5%
Advertising	58	73	(15)	(20.6)%
Audit and examination	119	104	15	14.4%
Checking account related expenses	42	112	(70)	(62.5)%
Consulting and advisory fees	30	15	15	100.0%
Data system conversion costs	1	6	(5)	(83.3)%
Data processing fees	148	91	57	62.6%
Director fees	84	59	25	42.4%
Legal	24	(14)	38	271.4%
Other real estate loss/(gain) on sale and writedowns	—	(6)	6	100.0%
Other	366	204	162	79.4%

Total non-interest expense	$2,787	$2,233	$554	24.8%

Noninterest expense increased $554,000, or 24.8%, to $2.8 million for the three months ended March 31, 2021, from $2.2 million for the three months ended March 31, 2020. The increase was due primarily to a $297,000 increase in salaries and employee benefits as additional lending and business development staff have been retained and variable incentive compensation was paid on the mortgage loan gains recognized on the sale of loans into the secondary market. Legal expense increased $38,000, or 271.4%, to $24,000 for the three months ended March 31, 2021, reflecting lower legal expenses in the prior year period due to a borrower’s reimbursement of the bank for legal expenses that resulted in a credit balance of $14,000 for the period in 2020.

Income Tax Expense. Income tax expense increased $167,000 to $231,000 for the three months ended March 31, 2021 compared to $64,000 for the three months ended March 31, 2020. The increase resulted from the $675,000 increase in income before income taxes. For the three months ended March 31, 2021, income before taxes was $997,000 compared to $321,000 for March 31, 2020.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding, among other things, future events or future results, in contrast with statements that reflect historical facts. These statements are often, but not always, made through the use of conditional words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effects of the COVID-19 pandemic on our business, customers, employees and third-party service providers;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, including after CECL implementation;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•

changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III and CECL implementation;

•	changes to statutes, regulations or regulatory policies or practices resulting from the COVID-19 pandemic;

•	our ability to comply with the extensive laws and regulations to which we are subject, including the laws for each jurisdiction where we operate;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	changes in consumer spending and saving habits;

•	the effects of harsh weather conditions, including hurricanes, and man-made disasters;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third party providers to perform as expected;

•	the efficiency and effectiveness of our internal control environment;

•	our ability to manage market risk, credit risk, interest rate risk, liquidity risk and operational risk in the current economic environment;

•	the soundness of other financial institutions;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•

our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our management team’s ability to focus primarily on the operation of our business rather than diversion of management attention to responses to the COVID-19 pandemic;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus, including those discussed in the section entitled “Risk Factors” beginning on page 1. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. New factors emerge from time to time, and it is not possible for us to predict which will arise. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $38.7 million and $52.7 million, or $60.7 million if the offering is increased by 15.0%, assuming in each case all shares are sold in the subscription offering and the community offering.

TC Bancshares, Inc. intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	3,995,000 Shares at Minimum of Offering Range		4,700,000 Shares at Midpoint of Offering Range		5,405,000 Shares at Maximum of Offering Range		6,215,750 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$39,950		$47,000		$54,050		$62,158
Less: offering expenses	1,224		1,306		1,387		1,480

Net offering proceeds	$38,726	100.0%	$45,694	100.0%	$52,663	100.0%	$60,678	100.0%

Less:
Proceeds contributed to TC Federal Bank	$19,363	50.0%	$22,847	50.0%	$26,332	50.0%	$30,339	50.0%
Proceeds used for loan to employee stock ownership plan (2)	$3,196	8.3%	$3,760	8.2%	$4,324	8.2%	$4,973	8.2%
Proceeds retained by TC Bancshares, Inc.	$16,167	41.7%	$19,087	41.8%	$22,007	41.8%	$25,366	41.8%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

The employee stock ownership plan will purchase 8.0% of our outstanding shares. The loan will be repaid principally through TC Federal Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The net proceeds may vary because total expenses relating to the conversion and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriting Compensation” for a discussion of fees to be paid in the event that shares are sold in a syndicated offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of TC Federal Bank’s deposits. TC Federal Bank will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by TC Bancshares, Inc.

TC Bancshares, Inc.:

•

intends to initially invest the proceeds that it retains in interest-earning deposits and in securities, including securities issued by the U. S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of TC Federal Bank—Investment Activities;”

•

may, in the future, use a portion of the proceeds that it retains to pay cash dividends or to repurchase shares of our common stock. See “Our Policy Regarding Dividends” for a discussion of our expected dividend policy following completion of the conversion. Under current federal regulations we may not repurchase shares of our common stock during the first year following the conversion and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist with prior regulatory approval;

•

may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no specific expansion is being considered at this time; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

Use of Proceeds Received by TC Federal Bank

TC Federal Bank:

•

intends to use a portion of the proceeds received to support additional commercial and multi-family real estate loans, residential mortgage loans and commercial and industrial loans and, to a lesser extent, other loans, in accordance with our business plan and lending guidelines. See “Business of TC Federal Bank—Lending Activities;”

•

may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•

may invest a portion of the proceeds received in securities issued by the U. S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of TC Federal Bank—Investment Activities;”

•

may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring other financial institutions, branch offices or other financial services businesses, or establishing new branches or LPOs, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. Any payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition. In addition, TC Federal Bank’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

We will file a consolidated federal tax return with TC Federal Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Office of the Comptroller of the Currency, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of TC Bancshares, Inc.—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from TC Federal Bank, because initially we will have no source of income other than dividends from TC Federal Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by TC Bancshares, Inc. and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by TC Federal Bank to us that would be deemed to be drawn out of TC Federal Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by TC Federal Bank on the amount of earnings deemed to be removed from the reserves for such distribution. TC Federal Bank does not intend to make any distribution to us that would create such a federal tax liability. Included in the Bank’s ending retained earnings at December 31, 2020 is approximately $5.4 million in reserves established as a result of the Bank’s claiming a deduction for bad debts based on a percentage of taxable income on its tax returns for its taxable years beginning prior to January 1, 1996. The Bank has not recorded any deferred federal income tax on the Bank’s balance sheet as a liability in the event that some or all of this reserve were to become subject to income taxation in the future. See “Taxation.”

MARKET FOR THE COMMON STOCK

TC Bancshares, Inc. has never issued capital stock. TC Federal Bank, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. TC Bancshares, Inc. expects that its common stock will be traded on the Nasdaq Capital Market under the symbol “TCBC”

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2020, TC Federal Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of TC Federal Bank at December 31, 2020, and the pro forma equity capital and regulatory capital of TC Federal Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by TC Federal Bank of 50% of the net proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	TC Federal Bank Historical at December 31, 2020		Pro Forma at December 31, 2020, Based Upon the Sale in the Offering of (1)
			3,995,000 Shares		4,700,000 Shares		5,405,000 Shares		6,215,750 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$39,858	11.39%	$54,427	14.80%	$57,065	15.39%	$59,704	15.96%	$62,738	16.61%
Tier 1 leverage capital	$40,090	11.73%	$54,659	15.20%	$57,297	15.79%	$59,936	16.38%	$62,970	17.03%
Tier 1 leverage capital requirement	17,091	5.00	17,979	5.00	18,139	5.00	18,299	5.00	18,484	5.00

Excess	$22,999	6.73%	$36,680	10.20%	$39,158	10.79%	$41,637	11.38%	$44,486	12.03%

Tier 1 risk-based capital (4)	$40,090	16.46%	$54,659	22.11%	$57,297	23.12%	$59,936	24.12%	$62,970	25.27%
Tier 1 risk-based requirement	19,489	8.00	19,773	8.00	19,825	8.00	19,876	8.00	19,935	8.00

Excess	$20,601	8.46%	$34,886	14.11%	$37,472	15.12%	$40,060	16.12%	$43,035	17.27%

Total risk-based capital (4)	$43,148	17.71%	$57,717	23.35%	$60,355	24.36%	$62,994	25.36%	$66,028	26.50%
Total risk-based requirement	24,361	10.00	24,717	10.00	24,781	10.00	24,845	10.00	24,918	10.00

Excess	$18,787	7.71%	$33,000	13.35%	$35,574	14.36%	$38,149	15.36%	$41,110	16.50%

Common equity tier 1 risk-based capital (4)	$40,090	16.46%	$54,659	22.11%	$57,297	23.12%	$59,936	24.12%	$62,970	25.27%
Common equity tier 1 risk-based requirement	15,835	6.50	16,066	6.50	16,107	6.50	16,149	6.50	16,197	6.50

Excess	$24,255	9.96%	$38,593	15.61%	$41,190	16.62%	$43,787	17.62%	$46,773	18.77%

Reconciliation of capital infused into TC Federal Bank:
Net offering proceeds			$38,726		$45,694		$52,663		$60,678

Proceeds to TC Federal Bank			$19,363		$22,847		$26,332		$30,339
Less: Common stock acquired by employee stock ownership plan			(3,196)		(3,760)		(4,324)		(4,973)
Less: Common stock acquired to fund stock-based benefit plans			(1,598)		(1,880)		(2,162)		(2,486)

Pro forma increase			$14,569		$17,207		$19,846		$22,880

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 8.0% of our total outstanding shares with funds we lend and that one or more stock-based benefit plans purchases 4.0% of our total outstanding shares to fund restricted stock awards under our stock-based benefit plans for restricted stock awards. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.

(2)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15.0% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of TC Federal Bank at December 31, 2020, and the pro forma consolidated capitalization of TC Bancshares, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	TC Federal Bank Historical Capitalization at December 31, 2020	Pro Forma Consolidated Capitalization at December 31, 2020 of TC Bancshares, Inc. Based Upon the Sale for $10.00 Per Share of
		3,995,000 Shares	4,700,000 Shares	5,405,000 Shares	6,215,750 Shares (1)
	(Dollars in thousands)
Deposits (2)	$294,100	$294,100	$294,100	$294,100	$294,100
Borrowings	9,515	9,515	9,515	9,515	9,515

Total deposits and borrowings	$303,615	$303,615	$303,615	$303,615	$303,615
Stockholders’ equity:
Preferred stock, $0.01 par value per share: 1,000,000 shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common stock, $0.01 par value per share:
19,000,000 shares authorized (post offering); shares to be issued as reflected (3)	—	40	47	54	62
Additional paid-in capital (3)	—	38,686	45,647	52,609	60,616
Retained earnings (4)	41,973	41,973	41,973	41,973	41,973
Accumulated other comprehensive loss	(2,115)	(2,115)	(2,115)	(2,115)	(2,115)
Less:
Common stock acquired to fund employee stock ownership plan(5)	—	(3,196)	(3,760)	(4,324)	(4,973)
Common stock acquired by stock-based benefit plans(6)	—	(1,598)	(1,880)	(2,162)	(2,486)

Total stockholders’ equity	$39,858	$73,790	$79,912	$86,035	$93,077

Total tangible stockholders’ equity	$39,858	$73,790	$79,912	$86,035	$93,077

Pro forma shares outstanding:
Shares offered for sale	—	3,995,000	4,700,000	5,405,000	6,215,750
Total shares outstanding	—	3,995,000	4,700,000	5,405,000	6,215,750
Total stockholders’ equity as a percentage of pro forma total assets(7)	11.39%	19.22%	20.49%	21.72%	23.09%

Tangible stockholders’ equity as a percentage of pro forma tangible assets(7)	11.39%	19.22%	20.49%	21.72%	23.09%

(1)

As adjusted to give effect to a 15.0% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)

The sum of the par value and additional paid-in capital equals the net offering proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under one or more stock-based benefit plans that TC Bancshares, Inc. expects to adopt..

(4)	The retained earnings of TC Federal Bank will be substantially restricted after the offering. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”
(5)

Assumes that 8.0% of the shares of common stock outstanding following the conversion and offering will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from TC Bancshares, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. TC Federal Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans and Agreements.”

(footnotes continued on following page)

(continued from previous page)

(6)

Assumes that subsequent to the offering, 4.0% of the shares of common stock issued in the conversion and are purchased by TC Bancshares, Inc. for stock awards under one or more stock-based benefit plans in the open market. The shares of common stock to be purchased to fund restricted stock awards under our stock-based benefit plans are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. TC Bancshares, Inc. will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to expense. The stock-based benefit plans will not be implemented for at least six months after the conversion and offering and, if required under applicable regulations, until they have been approved by stockholders.

(7)	Since TC Federal Bank has no intangible assets or goodwill, total stockholders’ equity and tangible stockholders’ equity are the same.

PRO FORMA DATA

The following table summarizes historical data of TC Federal Bank and pro forma data of TC Bancshares, Inc. at and for the year ended December 31, 2020. This information is based on assumptions set forth below and in the tables and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(i)

our employee stock ownership plan will purchase 8.0% of the shares of common stock sold in the offering with a loan from TC Bancshares, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, as published in The Wall Street Journal) over 20 years. Interest income that we earn on the loan will offset the interest paid by TC Federal Bank. The effect on earnings for the employee stock ownership plan is the cost of amortizing the loan over 20 years, net of historical expense for the period;

(ii)	our directors, executive officers, and their associates will purchase 147,500 shares of common stock;

(iii)

we will pay Performance Trust Capital Partners, LLC a fee equal to 1.25% of the aggregate dollar amount of common stock sold in the subscription and community offerings, excluding common stock sold to our employee stock ownership and to our directors, executive officers and employees and their immediate families; and

(iv)	total expenses of the offering, other than the selling agent fees and expenses to be paid to Performance Trust Capital Partners, LLC and other broker-dealers, will be $773,500.

We calculated pro forma consolidated net income for the period as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 0.36% (0.28% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note at December 31, 2020, which, in light of current market interest rates, we consider to reflect more accurately the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of one or more stock-based benefit plans. We have assumed that, subject to receipt of stockholder approval, stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4.0% of our total outstanding shares of common stock at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10.0% of our total outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.69 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10.0% and 4.0%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to TC Federal Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma data does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma data may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of TC Federal Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering – Liquidation Rights.”

	Minimum	Midpoint	Maximum	Adjusted Maximum
Shares sold in offering	3,995,000	4,700,000	5,405,000	6,215,750 (1)
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds of the offering	$39,950	$47,000	$54,050	$62,158
Expenses	(1,224)	(1,306)	(1,387)	(1,480)

Estimated net proceeds	38,726	45,694	52,663	60,678
Common stock acquired by ESOP	(3,196)	(3,760)	(4,324)	(4,973)
Common stock acquired by stock-based benefit plans	(1,598)	(1,880)	(2,162)	(2,486)

Estimated net proceeds as adjusted	$33,932	$40,054	$46,177	$53,219
Consolidated net income:
Historical	$308	$308	$308	$308
Income on adjusted net proceeds	96	113	130	150
Employee stock ownership plan(2)	(125)	(147)	(170)	(195)
Shares granted under stock-based benefit plans(3)	(251)	(295)	(339)	(390)
Options granted under stock-based benefit plans(4)	(203)	(239)	(275)	(316)

Pro forma net income	(175)	(260)	(346)	(443)

Earnings per share:
Historical	$0.08	$0.07	$0.06	$0.05

Income on adjusted net proceeds	0.03	0.03	0.03	0.03
Employee stock ownership plan(2)	(0.03)	(0.03)	(0.03)	(0.03)
Shares granted under stock-based benefit plans(3)	(0.07)	(0.07)	(0.07)	(0.07)
Options granted under stock-based benefit plans(4)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma earnings per share(5)	(0.05)	(0.06)	(0.07)	(0.08)

Offering price to pro forma earnings per share	NM	NM	NM	NM
No. of shares used in EPS calculations	3,691,380	4,342,800	4,994,220	5,743,353
Stockholders’ equity:
Historical	$39,858	$39,858	$39,858	$39,858
Estimated net proceeds	38,726	45,694	52,663	60,678
Common stock acquired by ESOP	(3,196)	(3,760)	(4,324)	(4,973)
Common stock acquired by stock-based benefit plans	(1,598)	(1,880)	(2,162)	(2,486)

Pro forma stockholders’ equity(6)	$73,790	$79,912	$86,035	$93,077

Pro forma tangible stockholders’ equity(6)	$73,790	$79,912	$86,035	$93,077

Stockholders’ equity per share
Historical	$9.98	$8.48	$7.38	$6.41
Estimated net proceeds	9.69	9.72	9.74	9.76
Common stock acquired by ESOP	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by stock-based benefit plans	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$18.47	$17.00	$15.92	$14.97

Pro forma tangible stockholders’ equity per share	$18.47	$17.00	$15.92	$14.97

Offering price as a percentage of pro forma stockholders’ equity per share	54.14%	58.82%	62.81%	66.80%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	54.14%	58.82%	62.81%	66.80%
Number of shares outstanding for pro forma equity per share calculations	3,995,000	4,700,000	5,405,000	6,215,750

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8.0% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of these tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from TC Bancshares, Inc. TC Federal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. TC Federal Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation – Stock Compensation — Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by TC Federal Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined income tax rate of 21.6%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 15,980, 18,800, 21,620 and 24,863 shares were committed to be released during the year ended December 31, 2020 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

(3)

Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from TC Bancshares, Inc. or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by TC Bancshares, Inc. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20.0% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2020, and (iii) the plan expense reflects an effective combined income tax rate of 21.6%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 4.0% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10.0% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.69 for each option and that the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options using an effective combined income tax rate of 21.6%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that all the shares of common stock used to cover the exercise of stock options equal to 10% of the shares sold in the offering are from authorized but unissued shares, stockholders would have their ownership and voting interests diluted by approximately 9.09%
(5)

Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 2, above. The number of shares of common stock actually sold may be more or less than the assumed amounts.

(6)

The retained earnings of TC Federal Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering – Liquidation Rights” and “Supervision and Regulation – Federal Banking Regulation – Capital Distributions.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF TC FEDERAL BANK

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding TC Federal Bank provided in this prospectus.

Overview

We are a federally chartered savings bank headquartered in Thomasville, Georgia that has served the banking needs of our customers since 1934. Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial and multi-family residential real estate loans, commercial and industrial loans, construction and land development loans and consumer loans. At December 31, 2020, we had total assets of $349.9 million, total deposits of $294.1 million and total equity of $39.9 million. During 2019, we elected to be treated as a “covered savings association” which allows us to engage in the same activities as a national bank. See “Supervision and Regulation.” We are subject to comprehensive regulation and examination by our primary federal regulator, the Office of the Comptroller of the Currency.

We expect to continue to focus on originating one- to four-family residential real estate loans, commercial and multi-family residential real estate loans, commercial and industrial loans, construction and land development loans and consumer loans. We also invest in securities, which have historically consisted primarily of mortgage-backed securities issued by U.S. government sponsored enterprises. In recent years, we have originated single-family owner-occupied loans for sale into the secondary market and for our own portfolio. We intend to continue this activity in the future in order to generate fee income. We offer a variety of deposit accounts, including savings accounts, money market accounts, checking accounts and certificates of deposit.

Total assets increased $28.2 million, or 8.8%, to $349.9 million at December 31, 2020 from $321.8 million at December 31, 2019, primarily due to growth in our loan portfolio. Total net loans increased $17.4 million, or 7.1%, to $262.4 million at December 31, 2020 from $245.0 million at December 31, 2019, reflecting primarily increases in the commercial and industrial loan portfolio resulting from the origination of $25.1 million in Paycheck Protection Program (“PPP”) loans authorized under the CARES Act. In addition, bank owned life insurance policies of $10.3 million were purchased in 2019, and their subsequent increase in cash surrender value increased non-interest income $301,000 in 2020. Total liabilities increased $28.1 million or 10.0% to $310.1 million at December 31, 2020 from $282.0 million partially due to a $21.2 million increase in interest-bearing demand deposits, a $10.3 million increase in savings deposits and an increase of $6.7 million increase in Federal Home Loan Bank advances.

Net income decreased $900,000, or 74.5%, to $0.3 million for the year ended December 31, 2020, compared to $1.2 million for the year ended December 31, 2019. The decrease was primarily due to three non-recurring factors. The largest was the conversion of our outdated core data processing system. The core conversion resulted in an expense of $1.1 million in 2020. Second, due to the uncertainty in the economic environment created by the COVID-19 pandemic, we increased our loan loss provision by $780,000. Lastly, due to the pandemic, as well as concerns with regard to potential adverse tax ramifications if we proceeded with the planned mutual holding company reorganization, we decided to postpone our planned stock conversion. The delay of almost a year as well as the change in the structure resulted in the bank recognizing all costs accumulated to the date the conversion was delayed. This resulted in an expense of $507,000. Non-interest income increased $770,000, or 61.1% to $2.0 million, primarily due to expansion of the residential mortgage group that resulted in an increase in the gain on sale of mortgage loans.

As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than increases in interest income as interest rates increase. Therefore, increases in interest rates may adversely affect our net interest income and net economic value, which in turn would likely have an adverse effect on our results of operations. As described in “—Management of

Market Risk,” we expect that our net interest income and our net economic value would decrease as a result of an instantaneous increase in interest rates. To help manage interest rate risk, we promote core deposit products and we are continuing to diversify our loan portfolio by adding more commercial-related loans. We continued to increase our core checking accounts during 2020. Two factors played heavily into our success in this area, our change to the ‘simply free’ checking account program and additional commercial checking accounts resulting from assisting non-bank customers in obtaining PPP loans. See “—Management of Market Risk” and “Risk Factors—Risks Related to Our Business— Future changes in interest rates could reduce our profits and asset values.”

Business Strategy

Our goal is to provide long-term value to our shareholders, depositors, customers, employees and the communities we serve by executing a safe and sound business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market areas, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

Our current business strategy consists of the following:

•

Leverage the infrastructure of TC Federal Bank to create additional value for depositors, employees, customers and the communities in which TC Federal Bank operates. We seek to improve our operating efficiency as we optimize a new core processing system that was implemented in 2020 in order to enhance service features for both retail and business customers, and continue the process improvements implemented over the last two years. Our efficiency ratio has gradually improved from 95.2% for the year ended December 31, 2018, to 85.9% for the year ended December 31, 2019, before regressing slightly to 91.2% for the year ended December 31, 2020. The increase in 2020 in our efficiency ratio was directly related to the implementation costs associated with the new core processing system and the recognition of previously deferred conversion expenses, which also contributed to our decline in net income. Based on the personnel and systems now in place, we believe we can continue our trend of improving our operational efficiency, particularly as we are able to utilize the capital raised in this offering to grow assets and increase top line revenue. Although management currently has no definitive plans or commitments to add an additional branch in Tallahassee or expand its presence in the Savannah, Georgia market, we foresee the opportunity to add both an additional branch in Tallahassee, Florida and to expand our presence in the Savannah, Georgia market.

We believe our existing infrastructure will support prudent growth in assets and deposits initially without additional infrastructure expenditures thereby allowing us to improve our net interest income and non-interest income without significant increases in our non-interest expense. Our commercial loan production office in Savannah and our residential mortgage office in Tallahassee were each opened in 2017 and each has the ability to support meaningful additional growth without requiring significant expansion. We also believe further growth is possible in both markets by expanding our presence. The bank’s core processing system conversion was completed in late 2020 which we believe improved the bank’s competitive position with constituencies that demand digital access to accounts for the movement of money through expanded capability made available in the new core processing system.

•

Grow our loan portfolio prudently. We intend to continue to maintain a diversified portfolio of loans, with an emphasis on commercial and multi-family real estate loans and residential mortgage loans. We expect to be able to continue to grow our loan portfolio, having grown our outstanding loans $17.4 million, or 7.1%, from year-end 2019 through year-end 2020, and $9.7 million, or 4.1% from year-end 2018 through year-end 2019. We participated in the PPP in 2020. PPP loans represented the growth realized in the loan portfolio in 2020. The bank was able to quickly respond to the needs of customers in our market areas by extending $25.1 million in PPP loans. This has resulted in an increase in core deposit accounts for the bank as initially, the proceeds of the PPP loans were deposited with the bank. In addition, as the economy recovers from the pandemic, increased loan volume is expected from these new customers. The capital we are raising in the offering will provide additional support for continued loan growth throughout our market areas. We also intend to continue to grow our commercial lending activities through government sponsored loan programs, such as the SBA and USDA loan programs. Through our residential mortgage office in Tallahassee, we will continue to seek to originate residential loans for our portfolio as well as for sale in the secondary market, using multiple correspondent relationships for the sale of residential mortgages on a servicing-released basis. Residential lending introduces new customer relationships to the bank and provides an opportunity for us to offer additional banking services to those clients.

For much of the bank’s existence as a federal savings bank, our loan portfolio focused on residential mortgage lending. However, in the first decade of the 2000’s, we expanded the loan product mix of the bank and have a diversified mix of one- to four-family residential real estate loans, commercial and multi-family real estate loans, commercial and industrial loans, construction and land development loans and consumer loans. As of December 31, 2020, 39.6% of our loan portfolio consisted of residential real estate loans, 32.8% were commercial and multi-family real estate loans, 11.2% were construction and land development loans, 11.1% were commercial and industrial loans, with the remaining 5.3% divided approximately equally between home equity loans and consumer loans. Although commercial and multi-family real estate loans decreased $7.3 million, or 7.7%, to $87.9 million at December 31, 2020 from $95.2 million at December 31, 2019, commercial and industrial loans increased $20.4 million, or 221.5%, to $29.6 million at December 31, 2020 from $9.3 million at December 31, 2019, as did construction and land development loans, increasing $6.6 million, or 27.9%, to $30.0 million at December 31, 2020 from $23.4 million at December 31, 2019.

•

Continue to increase core deposits. We seek to increase the proportion of the deposit base consisting of core deposits in order to provide a stable source of funds to support loan growth, at costs consistent with improving our interest rate spread and margin. Historically, the bank relied heavily on certificates of deposit but in recent years has been building a core deposit base. As part of our focus on commercial loan growth, our lenders are expected to source non-interest bearing business checking accounts from our borrowers. We have begun reducing deposit costs to market rates and placed greater emphasis on developing core deposits. As a result of these efforts and recognizing the impact of the government’s reaction to the COVID-19 pandemic, core deposits increased by $42.3 million, or 25.6%, to $207.5 million at December 31, 2020 from $165.2 million at December 31, 2019. We recently redesigned our checking account products and the manner in which they are marketed. Management will continue to emphasize the growth of both retail and commercial core deposits.

Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include checking accounts (both interest-bearing and non-interest bearing), savings accounts and money market deposit accounts. However, we will also explore utilizing non-core funding sources, such as CDARs and brokered deposits, and may use borrowings, as needed, to fund future loan growth and our operations.

•

Maintain Credit Standards while Growing. We believe strong asset quality is a critical key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, prudent loan underwriting criteria and active credit monitoring. Our non-performing assets to total assets ratio was 0.58% at December 31, 2020, 0.90% at December 31, 2019, and 0.55% at December 31, 2018. In anticipation of future growth as a result of the deployment of the capital raised in this offering, TC Federal Bank invested in the enhancement of our credit function by hiring additional experienced credit staff, implemented enhanced internal and external credit review processes, and implemented new technology for underwriting processing and credit analysis. We intend to maintain the high value of our credit culture, both in personnel as well as ancillary support systems, in order to be able to evaluate more complex loans and better manage credit risk, which will also support our intended loan growth, especially in the commercial loan market. During 2020 as a result of the pandemic, we reached a peak of 17.0% of loan customers by principal balance that sought a payment deferment. However, as of December 31, 2020, all customers had exited their loan deferment period, and no customers were deferring payments. To date, in spite of the pandemic, our loan portfolio continues to perform at a high level.

•

Supplement organic growth through opportunistic bank or branch acquisitions. Although management has no current definitive plans or commitments to acquire other institutions or Financial services businesses, we expect to consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. The capital we are raising in the offering will provide us the opportunity to acquire other institutions and financial services businesses located within a reasonable proximity of our current market areas. We believe we are well positioned to take advantage of, and execute on, opportunities given the infrastructure improvements we have undertaken, including the upgrade of our core processing system and expanded management expertise.

•

Enhance the sales, marketing and service culture. We believe that loyalty is a key component of the success of community banks. We will continue to develop loyalty with our community and our customers. We will invest in customer and community relationships with the spirit of a servant’s heart and servant leadership. We expect to serve customers when and how they wish to be served within the boundaries of safe and sound risk management. Our technology was significantly enhanced during 2020, including an expansion of our digital banking capabilities, as a result of our core conversion upgrade and ancillary services. During 2021 and beyond, the bank will continue to optimize the system for greater internal efficiencies and customer interactions. We believe the core system will allow us to materially improve the customer experience and help us facilitate greater cross selling.

•

Expand our employee base to support future growth. The additional capital we will raise in the offering will provide us with the ability to opportunistically expand our employee base. We intend to continue to build depth and expertise as needed with increases in TC Federal Bank’s size and complexity. The potential to offer equity awards in the future following the offering will also allow us to be more competitive when hiring and retaining experienced banking personnel.

COVID-19 Pandemic

The COVID-19 pandemic has already had a significant impact on our operating results, and we believe it will continue to have an impact for at least the remainder of the year ending December 31, 2021. We expect the short- and long-term economic consequences of COVID-19 to our customers to be significant, and that the continuing health safety concerns relating to the ongoing pandemic will change the way we conduct our business and interact with our customers.

•

Starting in March 2020, we realized the impact of the pandemic and economic shut down would have an immediate impact on selected segments of our customers. We did not automatically downgrade borrowers that requested a deferral. However, if the borrower requested a deferral that extended beyond the initial three months granted, we considered downgrades based on the trend in revenues. During the year, we downgraded to substandard $2.1 million in loans that were placed on deferral, and combined with our other lending activity during the year ended December 31, 2020, these adjustments resulted in a provision for loan losses of $780,000, compared to no provision for loan losses for the year ended December 31, 2019.

•

In addition, starting in March 2020, we modified the terms of loans with customers impacted by the COVID-19-pandemic to permit payment deferral. Through the end of December 31, 2020, these deferrals have affected a total of $46.6 million of loans, including $4.0 million of construction loans, $2.8 million of commercial and industrial loans, $7.9 million of owner-occupied commercial real estate loans and $17.9 million of non-owner-occupied commercial real estate loans. These deferrals are intended to provide customers with temporary relief. At year end, none of the loans with modification were still on modified terms. We believe these actions provided our customers with the best chance to meet their longer-term obligations and for us to work with those who will not be able to meet their obligations or default on their loans.

•

Starting in April 2020, we worked with our customers to help them understand the Paycheck Protection Program of the CARES Act. The PPP generally provides eligible employers with funds to pay payroll costs (including benefits) and interest on mortgages, rent and utilities, and the PPP loan may be forgiven to the extent the loan proceeds are applied to eligible expenditures during a specified measurement period. Funds are provided in the form of loans that will generally be fully forgiven when used for permissible expenditures, subject to certain reductions based on certain decreases in the employer’s full-time equivalent employees or salary and wages during the measurement period. To the extent not forgiven, a PPP loan is intended to be 100% guaranteed by the SBA and will have a term of two years (or five years if the PPP loan is made after June 4, 2020) and carry an interest rate of 1%. Payment of principal, interest and fees on PPP loans is deferred until the amount to be forgiven is finalized, in general. The bank was paid a processing fee by the SBA on PPP loan originations ranging from 1% to 5% of the amount of the loan, based on the size of the loans. As of December 31, 2020, the bank had recorded approximately $478,000 in PPP-related SBA fees and is accreting these fees into interest income over the estimated life of the applicable loans. If a PPP loan is forgiven or paid off before maturity, the remaining unearned fee is recognized into income at that time. As of December 31, 2020, the bank has recognized approximately $218,000 in PPP-related SBA fees through accretion. The majority of the remaining unearned fees are expected to be recognized as the PPP loans are either forgiven or paid off.

•

During March 2020, the Federal Reserve reduced the federal funds rate by .50% as an initial response to the COVID-19 pandemic. Later in March 2020, the Federal Reserve reduced the target range for the federal funds rate to between 0.0% and 0.25%, compared to the previous target of between 1.00% and 1.25%. These rate reductions, combined with the decline of longer-term interest rates, reduced our net interest income to lower levels during 2020, and potentially beyond, compared to what we experienced for the year ended December 31, 2019. In 2020, the PPP fee income was recorded as interest income, which will partially offset the decline in interest income due to rate reductions. After the PPP loans have been fully paid off or forgiven, we would expect lower levels of interest income going forward if market rates of interest remain at low levels.

Additional impacts expected from the COVID-19 pandemic include:

•

During 2020, we anticipated a reduction in fees as we waived certain fees for our customers affected by the pandemic. In addition, we expected higher loan workout costs and expenses related to recovery activities. To date, higher loan workout costs have not been encountered.

•	Although we saw higher loans and deposits in the third and fourth quarters of 2020, we are less certain about the longer-term impact of COVID-19 on our organic loan and deposit growth.

•

Due to the pandemic, we migrated much of our staff to working remotely beginning in March 2020. After making significant facility changes to add to the safety of the work environment during a pandemic, the bank staff returned to in-person work during the month of June.

Anticipated Increase in Noninterest Expense

In 2021, following the completion of the conversion and stock offering, our noninterest expense is expected to increase in the third and fourth quarters because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the conversion and stock offering. For further information, see “Summary—Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Conversion and Offering;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

In 2020, COVID-19 spread into a worldwide pandemic. The pandemic may impact various parts of the bank’s future operations and financial results, including additional allowance for loan loss provisions. Management believes the bank is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 on the allowance for loan losses as of December 31, 2020 cannot be reasonably estimated, as these events are still developing.

The following represent our significant accounting policies:

Allowance for Loan Losses. The allowance for loan losses is a reserve for estimated credit losses on individually evaluated loans determined to be impaired as well as estimated credit losses inherent in the loan portfolio. Actual credit losses, net of recoveries, are deducted from the allowance for loan losses. Loans are charged off when the Asset Quality Committee (which consists of Board and management members) believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan losses. A provision for loan losses, which is a charge against earnings, is recorded to bring the allowance for loan losses to a level that, in the Asset Quality Committee’s judgment, is adequate to absorb probable losses in the loan portfolio. The Asset Quality Committee’s evaluation process used to determine the appropriateness of the allowance for loan losses is subject to the use of estimates, assumptions, and judgment. The evaluation process involves gathering and interpreting many qualitative and quantitative factors which could affect probable credit losses. Because interpretation and analysis involve judgment, current economic or business conditions can change, and future events are inherently difficult to predict, the anticipated amount of estimated loan losses and therefore the appropriateness of the allowance for loan losses could change significantly.

The allocation methodology applied by TC Federal Bank is designed to assess the appropriateness of the allowance for loan losses and includes allocations for specifically identified impaired loans and loss factor allocations for all remaining loans, with a component primarily based on historical loss rates and a component primarily based on other qualitative factors. The methodology includes evaluation and consideration of several factors, such as, but not limited to, an ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. While the Asset Quality Committee uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions or circumstances underlying the collectability of loans. Because each of the criteria used is subject to change, the allocation of the allowance for loan losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the loan portfolio. The Asset Quality Committee believes the allowance for loan losses is appropriate at December 31, 2020. The allowance analysis is reviewed by the Asset Quality Committee on a no less than quarterly basis in compliance with regulatory requirements. In addition, various regulatory agencies and TC Federal Bank’s external auditors, periodically review the allowance for loan losses. As a result of such reviews, we may have to adjust our allowance for loan losses.

However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses as the process is the responsibility of TC Federal Bank and any increase or decrease in the allowance is the responsibility of the Asset Quality Committee.

Income Taxes. The assessment of income tax assets and liabilities involves the use of estimates, assumptions, interpretation, and judgment concerning certain accounting pronouncements and federal and state tax codes. There can be no assurance that future events, such as court decisions or positions of federal and state taxing authorities, will not differ from management’s current assessment, the impact of which could be significant to the results of operations and reported earnings.

TC Federal Bank files a federal and a state income tax return. Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax law rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income tax expense. Valuation allowances are established when it is more likely than not that a portion of the full amount of the deferred tax asset will not be realized. In assessing the ability to realize deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. TC Federal Bank may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Penalties related to unrecognized tax benefits are classified as income tax expense.

Comparison of Financial Condition at December 31, 2020 and 2019

Total assets increased $28.2 million, or 8.8%, to $349.9 million at December 31, 2020 from $321.8 million at December 31, 2019. The increase was principally due to increases of $17.4 million in net loans held for investment and $17.6 million in cash and cash equivalents, partially offset by a $6.2 million decrease in securities.

Cash and cash equivalents, and certificates of deposit with other banks, increased $14.5 million, or 43.9%, to $47.5 million at December 31, 2020 from $33.0 million at December 31, 2019. The increase resulted from an increase in deposits, partially offset by loan originations.

Loans, including loans held for sale, increased $18.9 million, or 7.6%, to $267.5 million at December 31, 2020 from $248.7 million at December 31, 2019. Construction and land development loans increased $6.6 million to $30.0 million at December 31, 2020 from $23.4 million at December 31, 2019, while commercial and multi-family real estate loans decreased $7.4 million, or 7.7%, to $87.9 million at December 31, 2020 from $95.2 million at December 31, 2019, and commercial and industrial loans increased $20.4 million, or 221.5%, to $29.6 million, of which $17.9 million were PPP loans, at December 31, 2020 from $9.3 million at December 31, 2019. We have recently increased our focus on commercial lending, including construction lending, and our construction lending has benefitted from the opening of our LPO in Savannah, Georgia in 2017. One- to four- family residential real estate loans remained the largest loan category, however, balances of such loans held for investment decreased from $109.6 million at December 31, 2019 to $105.8 million at December 31, 2020. This represents a decrease of 3.5%. As a percentage of the net loan portfolio, residential real estate loans fell from 44.1% at December 31, 2019 to 39.5% at December 31, 2020.

Investment securities, all of which are available-for-sale, and other investments decreased $5.9 million, or 26.1% to $16.6 million at December 31, 2020 from $22.5 million at December 31, 2019. Investment securities available-for-sale decreased $6.2 million or 28.0% to $15.9 million at December 31, 2020 from $22.1 million at December 31, 2019. We have invested excess cash in higher-yielding loans instead of lower-yielding securities as we have been able to grow our loan portfolio.

In 2019, in connection with adopting supplemental executive retirement plans (“SERPs”) for certain of our officers as a result of freezing our deferred benefit pension plan, we purchased single premium bank owned life insurance to fund the benefit obligations created by the SERPs. The cash surrender value of these policies was approximately $10.9 million as of December 31, 2020. We also recorded a liability for the present value of the SERP obligations of approximately $491,000. We invest in bank owned life insurance to provide us with a funding offset for our benefit plan obligations. Bank owned life insurance also generally provides us noninterest income that is non-taxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses, and indicate that an institution holding bank owned life insurance in an amount in excess of 25% should expect examiners to closely scrutinize the risk management policies and controls associated with bank owned life assets and, where deficient, to require corrective action. Our investment in bank owned life insurance at December 31, 2020 was 24.6% of our Tier 1 capital plus our allowance for loan losses.

Total deposits increased $20.5 million, or 7.5%, to $294.1 million at December 31, 2020 from $273.6 million at December 31, 2019. The increase was primarily due to increases in money market and interest-bearing checking accounts and certificates of deposit, none of which we believe was related to the federal government COVID-19 stimulus relief issued to some of our depositors. Money market accounts increased $212,000, or 0.2%, to $89.7 million at December 31, 2020 from $89.5 million at December 31, 2019. Interest-bearing checking accounts increased $38.8 million, or 17.0%, to $56.8 million at December 31, 2020 from $18.0 million at December 31, 2019. Certificates of deposit decreased $21.8 million, or 20.1% to $86.6 million at December 31, 2020 from $108.4 million at December 31, 2019 as we consciously took steps to reduce our use of this funding source. In addition, non-interest bearing checking accounts increased $10.7 million, or 59.5%, to $28.8 million at December 31, 2020, from $18.0 million at December 31, 2019. Additionally, savings accounts increased $10.3 million, or 47.0%, to $32.3 million at December 31, 2020 from $22.0 million at December 31, 2019. We have been able to fund loan growth from excess cash as well as cash generated from other deposit products.

Federal Home Loan Bank advances increased $6.7 million, or 139.3% to $9.5 million at December 31, 2020 from $2.8 million as two advances were obtained in April 2020 due to concern about potential liquidity as the pandemic’s effects on the economy intensified.

Total equity increased $70,000, or 0.2%, to $39.9 million at December 31, 2020 from $39.8 million at December 31, 2019. The growth was due to net income of $307,000 partially offset by an increase in other comprehensive loss, primarily due to an increase in post-retirement benefit obligations of $569,000.

Average Balances, Interest and Average Yields/Cost

The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material. No tax-equivalent yield adjustments have been made, as the effects would be immaterial.

	Years Ended December 31,
	2020	2020				2019				2018
	Yield/rate At 12-31-2020	Average Balance Outstanding	Interest Earned/ Paid		Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid		Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid		Average Yield / Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	4.21%	$268,245		$12,736	4.61%	$242,594		$11,389	4.69%	$224,567		$10,263	4.57%
Securities available for sale	1.72%	19,878		416	2.09%	23,327		688	2.95%	23,647		727	3.07%
Interest-earning deposits	0.45%	28,589		264	0.92%	24,283		454	1.87	27,976		358	1.28
Other interest-earning assets	3.72%	692		32	4.62%	395		25	6.33%	393		26	6.62%

Total interest-earning assets	3.56%	317,404		13,088	4.12%	290,204		12,556	4.33%	276,583		11,374	4.11%
Non-interest-earning assets		18,731			—%	15,588		—	—%	7,863		—	—%

Total assets		$336,135		$13,088	3.89%	$305,792		$12,556	4.11%	$284,446		$11,374	4.00%

Interest-bearing liabilities:
Savings and money market accounts	0.22%	115,777		724	0.63%	104,820		1,042	0.99%	100,229		796	0.79%
Interest-bearing checking accounts	0.06%	42,661		31	0,07%	34,813		85	0.24%	29,915		54	0.18%
Certificate accounts	1.22%	98,065		1,504	1.53%	104,672		1,902	1.82%	94,754		1,174	1.24%
Total interest-bearing deposits	0.52%	265,503		2,259	0.88%	244,305		3,029	1.24%	224,898		2024	0.90%

Borrowings	0.86%	9,313		106	1.14%	2,907		72	2.48%	3,298		86	2.61%

Other		—		—	—%	—		—	—%	—		—	—%

Total interest-bearing liabilities	0.53%	265,816		2.365	0.89%	$247,212		$3,101	1.25%	$228,196		$2,110	0.92%
Non-interest-bearing liabilities		24,527		—	—	19,101		—	—	18,476		—	—

Total liabilities		295,599		2,3365	0.80%	266,363		3,101	1.16%	246,672		2,110	0.86%
Total equity		40,536		—	—%	39,479		—	—%	37,774		—	—%

Total liabilities and equity		$336,135	$		%	$305,792	$		%	$284,446	$		—%

Net interest income				$10,723				$9,455				$9,264

Net earning assets		$51,588				$42,992				$48,387

Net interest rate spread(1)	3.03%				3.23%				3.07%				3.19%
Net interest margin(2)					3.38%				3.26%				3.35%
Average interest-earning assets to average interest-bearing liabilities		119.41%				117.39%				121.20%
(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31,
	2020 vs. 2019			2019 vs. 2018
	Increase/ (decrease) due to		Total increase/	Increase/ (decrease) due to		Total increase/
	Volume	Rate	(decrease)	Volume	Rate	(decrease)
	(In thousands)
Interest-earning assets:
Loans receivable	$1,204	$(218)	$987	$823	$303	$1,126
Securities available for sale	(102)	(170)	(272)	(10)	(29)	(39)
Interest-earning deposits	80	(269)	(190)	(47)	143	96
Other interest-earning assets	19	(12)	7	—	(1)	(1)

Total interest-earning assets	1,202	(670)	531	766	416	1,182

Interest-bearing liabilities:
Savings and money market accounts	109	(427)	(318)	36	210	246
Interest-bearing checking accounts	19	(73)	(54)	9	22	31
Certificate accounts	(120)	(278)	(398)	123	605	728

Total interest-bearing deposits	8	(778)	(770)	168	837	1,005
Borrowings	159	(125)	34	(10)	(4)	(14)

Total interest-bearing liabilities	167	(903)	(736)	158	833	991

Change in net interest income	$1,035	233	$1,268	$608	(417)	$191

Comparison of Operating Results for the Years Ended December 31, 2020 and 2019

General. Net income decreased $900,000, or 74.5%, to $0.3 million for the year ended December 31, 2020, compared to $1.2 million for the year ended December 31, 2019. The decrease was due to an increase in provision expense and non-interest expense, as described in more detail below.

Interest Income. Interest income increased $531,000, or 4.2%, to $13.1 million for the year ended December 31, 2020 from $12.6 million for the year ended December 31, 2019. The increase was due primarily to a $987,000, or 8.7%, increase in interest income on loans, which is our primary source of interest income. Our average balance of loans, including loans held for sale, increased $25.7 million, or 10.6%, to $268.2 million for the year ended December 31, 2020 from $242.6 million for the year ended December 31, 2019. The increase in average balance resulted from our recent increased focus on commercial lending, including commercial construction lending. Our average yield on loans decreased 8 basis points to 4.61% for the year ended December 31, 2020 from 4.69% for the year ended December 31, 2019, as higher-yielding loans have been repaid or refinanced and replaced with lower-yielding loans and there were more originations at lower yielding loans, reflecting the current interest rate environment.

Interest income on interest-earning deposits decreased $190,000, or 38.3%, to $264,000 for the year ended December 31, 2020 from $454,000 for the year ended December 31, 2019. The average yield we earned on interest-earning deposits decreased 95 basis points to 0.92% for the year ended December 31, 2020 from 1.87% for the year ended December 31, 2019, reflecting lower market interest rates. Our average balance of interest-earning deposits increased $4.3 million, or 17.7%, to $28.6 million for the year ended December 31, 2020 from $24.3 million for the year ended December 31, 2019, which partially offset the decline in the average yield. Our average balance of securities available for sale decreased $3.4 million, or 14.8%, to $19.9 million for the year ended December 31, 2020 from $23.3 million for the year ended December 31, 2019. Interest income on securities available for sale decreased $272,000 due to the decline in securities and an 86 basis point decline in the average yield we earned on securities available for sale to 2.09% for the year ended December 31, 2020 from 2.95% for the year ended December 31, 2019, again reflecting lower market interest rates.

Interest Expense. Interest expense decreased $736,000, or 23.8%, to $2.4 million for the year ended December 31, 2020 compared to $3.1 million for the year ended December 31, 2019, due primarily to a decrease in interest expense on deposits. Specifically, interest expense on certificates of deposit decreased $398,000 or 21.0%, to $1.5 million for the year ended December 31, 2020 from $1.9 million for the year ended December 31, 2019 reflecting the effect of the decline in market rates of interest. This decrease resulted from decreases in both the average balance of certificates of deposit and the average rate we paid on them. The average balance of certificates of deposit decreased $6.6 million, or 6.3%, to $98.1 million for the year ended December 31, 2020 from $104.7 million for the year ended December 31, 2019, and the average rate we paid on certificates of deposit decreased 29 basis points to 1.53% for the year ended December 31, 2020 from 1.82% for the year ended December 31, 2019.

Interest expense on savings and money market accounts decreased $318,000, or 30.5% to $724,000 for the year ended December 31, 2020 from $1.0 million for the year ended December 31, 2019. This decrease resulted from the decline in the average rate we paid on savings and money market accounts partially offset by an increase in the average balances of savings and money market accounts. The average balance of savings and money market accounts increased $11.0 million, or 10.5%, to $115.8 million for the year ended December 31, 2020 from $104.8 million for the year ended December 31, 2019, and the average rate we paid on savings and money market accounts decreased 36 basis points to 0.63% for the year ended December 31, 2020 from 0.99% for the year ended December 31, 2019, reflecting lower market interest rates. The increase in the average balance of savings and money market accounts reflected in part, our customers’ response to the pandemic. Interest expense on interest-bearing checking accounts decreased $54,000, or 64.0%, to $31,000 at December 31, 2020 from $85,000 at December 31, 2019, reflecting lower market interest rates.

Net Interest Income. Net interest income increased $1.3 million, or 13.4%, to $10.7 million for the year ended December 31, 2020 from $9.5 million for the year ended December 31, 2019, primarily as a result of a higher balance of net interest-earning assets and, to a lesser extent, a higher net interest margin. Our average net interest-earning assets increased by $8.6 million, or 20.0%, to $51.6 million for the year ended December 31, 2020 from $43.0 million for the year ended December 31, 2019, due primarily to a $25.6 million increase in the average balances of our loan portfolio, partially offset primarily by a $21.2 million increase in our interest-bearing deposits. Our net interest rate spread increased by 16 basis points to 3.23% for the year ended December 31, 2020 from 3.07% for the year ended December 31, 2019. Our net interest margin increased by 12 basis points to 3.38% for the year ended December 31, 2020 from 3.26% for the year ended December 31, 2019, reflecting primarily the increase in the average balance of interest-earning assets combined with the greater reduction in our cost of funds as compared to our yield on interest-earning assets.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See “—Summary of Significant Accounting Policies” and “Business of TC Federal Bank—Allowance for Loan Losses” for additional information.

Our allowance for loan losses was $4.1 million at December 31, 2020 compared to $3.1 million at December 31, 2019. The allowance for loan losses to total net loans increased to 1.5% at December 31, 2020 from 1.2% at December 31, 2019, and the allowance for loan losses to non-performing loans increased to 206.5% at December 31, 2020 from 118.3% at December 31, 2019. We increased the portion of the allowance for loan losses allocated to commercial real estate loans due to potential loan losses from the ongoing effects of the pandemic, in the absence of other factors, would result in an increase in the allowance for loan losses as we apply historical loss ratios to newly originated loans. We modestly increased the portion of the allowance for loan losses allocated to construction and land development loans despite an increase in this portion of the loan portfolio, as we have a low loss history with respect to construction and land development loans.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2020. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

Non-interest Income. Non-interest income information is as follows.

	Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Service charges on deposit accounts	$472	$513	$(41)	(8.0%)
Gain on sale of loans	1,236	380	856	225.3%
Gain on sale of securities	—	67	(67)	(100.0%)
Other	323	300	23	7.7%

Total non-interest income	$2,031	$1,260	$771	61.2%

In 2020, non-interest income increased approximately $771,000 from 2019, or a 61.2% increase from the previous year. This increase is primarily due to the sale of $65.9 million of residential mortgage loans during 2020 that generated $1.2 million in gain on sale of loans income compared to $380,000 for 2019.

Non-interest Expense. Non-interest expense information is as follows.

	Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Salaries and employee benefits	$6,444	$5,327	$1,117	21.0%
Occupancy and equipment	754	658	96	14.6%
Advertising	253	282	(29)	(10.3%)
Audit and examination	436	318	118	37.1%
Checking account related expenses	338	313	25	8.0%
Consulting & advisory fees	200	490	(290)	(59.2%)
Data processing conversion costs	1,132	—	1,132
Data processing fees	393	356	37	10.4%
Director fees	253	195	58	29.7%
Legal	404	143	261	182.5%
Other real estate loss/(gain) on sale and writedowns	(13)	10	(23)	(230.0%)
Other	1,032	1,049	(17)	1.6%

Total non-interest expense	$11,626	$9,141	$2,485	27.2%

Overall, our non-interest expenses in 2020 increased $2.5 million from 2019, or a 27.2% increase, primarily due to expenses related to the completion of our core processing system conversion of $1.1 million and the required recognition of our stock offering expenses of $507,000 which were primarily legal expenses, as a result of the delay in proceeding and changing the form of the conversion to a standard mutual-to-stock conversion from a mutual holding company reorganization. Salaries and employee benefits expense increased primarily due to the increased variable compensation paid to the mortgage lenders as a result of increased mortgage loan closings. Our audit and examination expense increased to $436,000 or 37.1% from 2019 to 2020 due to increased costs in anticipation of the mutual to stock conversion, registering shares of the Company’s common stock with the SEC, the listing of the Company’s common stock with NASDAQ and the subsequent reporting requirements to which the Company will be subject.

In connection with the delay of our stock offering in 2020, our legal fees increased 182.5% which was partially offset by a decrease in our consulting and advisory fees by 59.2%. Had the stock offering proceeded in 2020 as originally planned, most of these fees would have been instead treated as offering expenses and deducted from the gross proceeds. Occupancy and equipment expense also increased in part due to these investments we made in new technology and services in order to increase operational efficiencies and provide product and service enhancement, which also resulted in an increase in data processing fees in connection with the conversion, which were up 10.4% in 2020 from 2019.

Upon consummation of the conversion and stock offering, we expect noninterest expense to increase because of the costs associated with operating as a public company, including the expected hiring of additional accounting personnel, and the increased compensation expenses associated with the expensing of the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders.

Income Tax Expense. We incurred income tax expense of $40,000 and $367,000 for the years ended December 31, 2020 and 2019, respectively, resulting in effective rates of 11.4% and 23.3%, respectively. The decrease in tax expense and change in the effective tax rate resulted from a $1.2 million, or 77.9%, decrease in pre-tax income to $347,000 for the year ended December 31, 2020 from $1.6 million for the year ended December 31, 2019.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	growing the loan portfolio, with a focus on commercial real estate and commercial and industrial loans, in accordance with TC Federal Bank’s risk appetite, while operating in a safe and sound manner;

•	increasing the diversification of our loan portfolio; and

•	growing our level of core deposits.

By following these strategies, we believe that we are better positioned to react in increased in market interest rates. Beginning in the calendar year 2020, we introduced adjustable-rate, one- to four-family residential real estate loans (in addition to our existing home equity loans and lines of credit, which are originated with adjustable interest rates), and we expect to increase our investment securities portfolio, with an average maturity of less than 15 years. In addition, we generally only originate fixed-rate residential mortgage loans for sale into the secondary mortgage market.

Net Interest Income. We analyze our sensitivity to changes in interest rates through an interest rate risk model, developed by a third-party provider. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases instantly by up to 400 basis points or decreases instantly by up to 200 basis points, in 100 point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The table below sets forth, as of December 31, 2020, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
(Dollars in thousands)
+400	$(1,285)	(11.75)%
+300	(756)	(6.92)%
+200	(654)	(5.98)%
+100	(413)	(3.78)%
Level	—	—
-100	(78)	(0.71)%
-200	(78)	(0.71)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by 200 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The tables below set forth, as of December 31, 2020, the estimated changes in our economic value of equity, or EVE, that would result from the designated instantaneous changes in market interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present value of Assets(3)
Basis Point (“bp”) Change in Interest Rates(1)	Estimated EVE(2)	Amount	Percent	EVE Ratio(4)	Increase (Decrease) (Basis Points)
	(Dollars in thousands)
+400	$40,813	$11,478	39.13%	12.37%	419
+300	41,634	12,299	41.93	12.33	415
+200	40,390	11,055	37.69	11.70	352
+100	36,538	7,203	24.55	10.37	219
Level	29,335	—	—	8.18	—
-100	16,388	(12,947)	(44.13)	4.56	(362)
-200	14,110	(15,225)	(51.90)	3.92	(426)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2020, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 37.69% increase in economic value of equity, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 51.90% decrease in economic value of equity. At December 31, 2019, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 4.35% decrease in economic value of equity, and in the event of an instantaneous 200 basis point decrease in interest rates, we would experience a 42.17% decrease in economic value of equity.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and economic value of equity tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and EVE tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and EVE and will differ from actual results. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets have features that restrict changes in interest rates both on a short-term basis and over the life of the asset.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources. Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Atlanta. At December 31, 2020, we had $19.2 million in borrowing capacity with the Federal Home Loan Bank of Atlanta, and had $9.5 million outstanding as of December 31, 2020. In addition, we have $18.3 million in unsecured federal funds lines of credit through our correspondent banks and $9.9 million secured borrowing capacity through the Federal Reserve Bank of Atlanta. No amounts were outstanding on these lines of credit at December 31, 2020.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash used in operating activities was $647,644 and $516,670 for the years ended December 31, 2020 and 2019, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on mortgage-backed securities, was $8.9 million and $11.0 million for the years ended December 31, 2020 and 2019, respectively. Net cash provided by financing activities, consisting primarily of activity in deposit accounts, was $27.2 million and $23.1 million for the years ended December 31, 2020 and 2019, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2020, we exceeded all of our regulatory capital requirements, and we were categorized as well capitalized at December 31, 2020 and 2019. Management is not aware of any conditions or events since the most recent notification that would change our category. See “Historical and Pro Forma Regulatory Capital Compliance.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At December 31, 2020, we had outstanding commitments to originate loans of $30.3 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2020 totaled $33.9 million. As a result of the current interest rate environment, a significant portion of funds have moved from certificate accounts to money market accounts, which provides the customer more flexibility and liquidity. The bank reduced both certificates of deposit and money market account rates accordingly. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. If a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new deposits, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 to the Financial Statements for the years ended December 31, 2020 and 2019 beginning on page F-1 for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF TC BANCSHARES, INC.

We have not engaged in any business to date. Upon completion of the conversion and offering, we will own all of the issued and outstanding common stock of TC Federal Bank. We intend to retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of shares of our common stock by the TC Federal Bank employee stock ownership plan. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, TC Bancshares, Inc., as the holding company of TC Federal Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. At the present time, we have no plans for any mergers or acquisitions, or other diversification of the activities of TC Bancshares, Inc.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from TC Federal Bank. Initially, TC Bancshares, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of TC Federal Bank. At the present time, we intend to employ only persons who are officers of TC Federal Bank to serve as officers of TC Bancshares, Inc. We will also use the support staff of TC Federal Bank from time to time. These persons will not be separately compensated by TC Bancshares, Inc. TC Bancshares, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF TC FEDERAL BANK

General

Thomas County Federal Savings & Loan Association was organized in 1934 and chartered in 1937 by the Federal Home Loan Bank Board as a mutual savings and loan association owned 100% by its depositors. Effective January 1, 2018, we amended our corporate name to TC Federal Bank. We conduct our business from our main office in Thomasville, Georgia, a branch office and a residential mortgage center in Tallahassee, Florida and a commercial LPO in Savannah, Georgia. The bank provides a variety of services to individual and commercial customers in its market area. Our Savannah LPO has accounted for a significant portion of loan production and provided a loan portfolio of $48.8 million as of December 31, 2020.

Our primary deposit products are personal checking accounts, business checking accounts, savings accounts, money market accounts and certificates of deposit. Our lending products include single-family residential loans, home equity lines of credit, consumer loans, commercial and multi-family residential real estate loans, commercial and industrial loans, construction loans, land development loans and SBA/USDA guaranteed loans. We are primarily regulated by the Office of the Comptroller of the Currency and our deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). We undergo periodic examinations by the Office of the Comptroller of the Currency.

Our executive office is located at 131 South Dawson Street, Thomasville, Georgia 31792, and our telephone number at this address is (229) 226-3221. Our mailing address is PO Box 1197, Thomasville, Georgia 31799. Our website address is www.tcfederal.com. Information on our website should not be considered a part of this prospectus.

Market Area

Our headquarters is located in Thomasville, Georgia, which is approximately 35 miles north of Tallahassee, 225 miles south of Atlanta, and 225 miles southwest of Savannah. We primarily serve retail and small business customers located in and around Thomasville, Georgia as well as Tallahassee, Florida and Savannah, Georgia, through our branch network, a commercial LPO located in Savannah, Georgia, and a residential mortgage center in Tallahassee, Florida. Executive management considers our primary markets to be demographically and socioeconomically attractive.

Thomasville was founded in 1825, and serves as the county seat of Thomas County, Georgia. Thomasville is known for its award-winning downtown and preserved historical charm. The city of Thomasville deems itself the “City of Roses” as it plays host to an annual Rose Festival. In 2019, the most recent estimate available, Thomas County had an estimated total population of 44,451. The largest employers in Thomas County are the Archbold Medical Center, the Thomas County School System and the Thomasville City School System. Thomasville is home to Flowers Foods (NYSE: FLO), the second largest baking company in the nation, and Archbold Medical Center, a four hospital, three nursing home health system with state-of-the-art facilities. Thomasville’s economy focuses on healthcare and educational services, but also has significant manufacturing, retail and tourism industries.

Tallahassee is the capital city of Florida and is the county seat of Leon County, Florida. Established as the capital in 1824, Tallahassee is home to museums, parks, and universities, including Florida State University, Florida A&M University, and Tallahassee Community College which collectively have approximately 80,000 students. In 2019, the most recent estimate available, Leon County had an estimated total population of 293,582. The largest employers in Leon County are the State of Florida, Florida State University and Tallahassee Memorial Healthcare, Inc. The greater Tallahassee area has the fastest growing economy per capita in Florida. Government and educational services are the central focus of Tallahassee’s economy, although professional, scientific and technical services, drawing on the highly educated population, play an important role as well.

Savannah is the oldest city in the state of Georgia and is the county seat of Chatham County, Georgia. Savannah is an important industrial center and significant seaport. The Savannah Historical District is a popular tourism destination. In 2019, the most recent estimate available, Chatham County had an estimated total population of 289,430. The largest employers in Chatham County are Gulfstream Aerospace Corporation, Memorial Health University Medical Center and Savannah-Chatham County Board of Education. Savannah’s diverse economy consists of tourist attractions and retail shops, jet manufacturer Gulfstream Aerospace Corporation, a major seaport an army airbase, and health and educational services. The port of Savannah is home to the largest single-terminal container facility of its kind in North America and is the third fastest growing port in the nation.

We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan, and believe it is necessary, to expand the range of products and services that we offer to be more competitive in our market area. Marketing strategies focus on the depth of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

We face competition within our market areas both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2020 (the most recent date for which data is available), our market share of deposits represented approximately 14% of Federal Deposit Insurance Corporation-insured deposits in Thomas County, ranking us third in market share of deposits out of six institutions operating in the county. TC Federal Bank’s deposit market share in Leon County is less than 1%, reflecting Leon Count’s much more competitive environment.

Lending Activities

General. Since the early 2000’s, the bank has sought a diversified loan portfolio. The bank grants loans and extensions of credit to individuals and a variety of small businesses in its market areas. The bank’s loan portfolio generally consists of one- to four-family residential real estate loans, commercial and multi-family real estate loans, construction and land development loans, commercial and industrial loans and consumer loans.

Loan Portfolio Composition. The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for deferred fees and discounts and allowances for losses) as of the dates indicated.

	At December 31,
	2020		2019		2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential	$105,837	39.6%	$109,604	44.1%	$115,601	48.4%	$99,131	46.3%	$90,900	44.9%
Home equity	8,892	3.3%	6,855	2.8%	4,945	2.1%	5,772	2.7%	5,052	2.5%
Multi-family	15,141	5.7%	17,074	6.9%	17,056	7.1%	10,294	4.8%	10,112	5.0%
Commercial	72,718	27.2%	78,151	31.4%	73,385	30.7%	60,662	28.4%	69,724	34.4%

Construction and land development(*)	29,983	11.2%	23,428	9.4%	18,214	7.6%	29,199	13.7%	21,744	10.7%

Total real estate loans	232,571	86.9%	235,112	94.6%	$229,201	95.9%	205,058	95.9%	197,532	97.5%
Consumer loans(**):	5,372	2.0%	4,313	1.7%	2,233	0.9%	1,225	0.6%	1,305	0.7%
Commercial and industrial loans:	29,600	11.1%	9,235	3.7%	7,502	3.1%	7.669	3.5%	3,712	1.8%

Total loans(***)	267,543	100	$248,660	100.0%	$238,936	100.0%	213,952	100.0%	202,549	100.0%

Less:
Deferred fees and discounts	1,101		624		517		373		314
Allowance for loan losses	4,086		3,065		3,186		3,470		4,857

Total loans receivable, net	262,356		$244,971		$235,233		$210,109		$197,378

(*)	Excludes loans-in-process; at December 31, 2020 loans-in-process amounted to $15.1 million.
(**)	In 2019, consists primarily of savings secured and personal loans.
(***)	Excludes loans held for sale.

Contractual Maturities. The following table sets forth certain information at December 31, 2020 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Loans with scheduled maturities are reported in the maturity category in which the payment is due. Demand loans with no stated maturity and overdrafts are reported in the “due one year or less” category. Loans that have adjustable rates are shown as amortizing to final maturity rather than when the interest rates are next subject to change. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and the allowance for loan losses.

	Real Estate
	Residential	Home Equity	Multi-family	Commercial	Construction and Land Development	Consumer	Commercial and Industrial	Total
	(In thousands)
Amounts Due in:
One year or less(1)	$5,195	$60	$3,286	$1,607	$4,780	$170	$550	$15,648
More than one to five years	21,832	—	7,214	33,104	12,700	729	21,928	97,507
More than five to ten years	13,919	1,470	1,464	21,776	6,099	4,463	6,228	55,419
More than ten years	64,892	7,362	3,176	16,231	6,404	10	894	98,969

Total	$105,838	$8,892	$15,140	$72,718	$29,983	$5,372	$29,600	$267,543

(1)	Includes demand loans, loans having no stated maturity and overdraft loans.

The total amount of loans due after December 31, 2021 which have pre-determined or fixed interest rates is $81.0 million, while the total amount of loans due after this date which have floating or adjustable interest rates is $186.0 million. The following table shows the dollar amount of all loans as of December 31, 2020 contractually due after December 31, 2021, as shown in the table above, which have fixed interest rates or which have floating or adjustable interest rates.

	Due after December 31, 2021
	Fixed-Rate	Floating or Adjustable-Rate	Total
	(In thousands)
Residential	$40,246	$60,396	$100,643
Home equity	—	8,832	8,832
Multi-family residential	576	11,279	11,854
Commercial real estate	16,878	54,233	71,111
Construction and land development	12,271	12,932	25,203
Commercial and industrial	358	4,844	5,202
Consumer	2,204	26,846	29,050

Total	$72,533	$179,362	$251,895

One- to Four-Family Residential Real Estate Lending. At December 31, 2020, we had $105.8 million of loans secured by one- to four-family real estate, representing 39.6 % of our total loan portfolio. Of the total $105.8 million of loans secured by one- to four-family real estate, $39.0 million of loans are secured by non-owner-occupied properties, with the remaining $66.8 million of loans secured by owner-occupied properties. Generally, non-owner-occupied loans are originated as balloon loans, generally five to seven years, with an amortization period up to 20 years. In recent years, we have also originated single-family owner-occupied loans for sale in the secondary market, and we intend to continue this activity to generate fee income. We currently generally only originate owner-occupied fixed-rate loans for sale into the secondary market.

Our one- to four-family owner-occupied residential real estate loans are generally underwritten to internal guidelines and/or that of our investors. We generally follow documentation practices of Fannie Mae guidelines. The significant majority of our one- to four-family residential real estate loans are secured by properties located in our primary market area.

Our one-to-four family non-owner-occupied residential real estate loans are underwritten per internal guidelines. We consider a number of factors in originating non-owner-occupied residential real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower and its related entities, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property, the debt service coverage ratio (the ratio of net operating income to debt service), and underlying leases. Personal guarantees are generally obtained from the principals of the asset owning entities.

We generally limit the loan-to-value ratios of our one- to four-family residential mortgage loans to 85% of the purchase price or appraised value, whichever is lower. In addition, we occasionally make one- to four-family residential mortgage loans with loan-to-value ratios in excess of 85% of the purchase price or appraised value, whichever is less, if the borrower obtains private mortgage insurance.

Our one- to four-family owner-occupied residential real estate loans typically have terms of up to 30 years. Our adjustable-rate loans typically have five to ten year fixed interest periods and then adjust annually tied to the one-year constant maturity U.S. treasury plus a margin with amortization terms of up to 30 years.

Our one-to-four family non-owner-occupied residential real estate loans typically have fixed rates and have balloon terms of five to seven years but with amortization schedules of up to 20 years.

We offer two different home equity lines of credit, one with an interest only option with a ten-year term and another with a 15-year term that requires a principal payment of 1% of the outstanding balance plus interest. These loans are limited primarily to borrowers’ personal primary residences and to those borrowers who reside within our primary market area with acceptable credit ratings. These loans can be secured either by a first or second lien position. At December 31, 2020, our home equity loans totaled $8.9 million, or 3.3% of gross loans.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Commercial and Multi-Family Real Estate Loans. Our commercial real estate loans are secured by office buildings, farms, retail and mixed-use properties, churches, warehouses and restaurants, substantially all located in our market areas. Our multi-family real estate loans are secured by apartments, mobile home parks or other multi-family properties, substantially all located in our market areas. At December 31, 2020, we had $72.7 million in commercial real estate loans, representing 27.2% of our total loan portfolio. In addition, we had $15.1 million of multi-family residential real estate loans. At December 31, 2020, our commercial real estate loans had an average principal balance of $627,000 and our multi-family loans had an average principal balance of $636,000.

Most of our commercial real estate loans are balloon loans with a five to seven year initial term and a 20-year amortization period, although we do originate loans that fully amortize over 20 years with certain financial covenants in the loan agreements that would trigger an event of default. The maximum loan-to-value ratio of our commercial real estate loans is generally 80%. All of our commercial real estate loans are subject to our underwriting procedures and guidelines. At December 31, 2020, our two largest commercial real estate loans were both for $3.0 million. The first loan is secured by an 811-unit mini-warehouse facility in Montgomery, Alabama. The second loan is secured by a strip center in Pooler, Georgia that is occupied by local tenants including a Dunkin

Donut franchise and AT&T. This loan was originated for $3.6 million, and we sold a $620,000 participation to reduce our exposure to a single asset of $3.0 million. These loans were performing in accordance with their terms at December 31, 2020. Four years ago, we initiated a policy to manage concentration risk whereas we would limit our total exposure to a single piece of collateral property to $3.0 million and our exposure to a related entity aggregate debt of $5.0 million. There are a few legacy loans that exceed these current limits, and one loan has been originated that exceeded the limit to an individual property since implementation. This loan is an SBA 504 loan structure that results in a loan-to-value ratio of less than 55%.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower and its related entities, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property, the debt service coverage ratio (the ratio of net operating income to debt service), and the composition of the tenants and underlying leases. The significant majority of our commercial real estate loans are appraised by outside independent appraisers approved by the board of directors, although we are only required to obtain independent appraisals on commercial real estate loans in amounts of $500,000 or greater if the property is income-producing property or $1,000,000 or greater if the property is owner-occupied. Personal guarantees are generally obtained from the principals of commercial real estate borrowers.

Construction and Land Development Loans. We make construction loans, primarily to individuals for the construction of their primary or secondary residences or commercial structures, as well as loans to contractors and builders of single-family homes. We also make a limited amount of land development loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. Land development loans also include loans secured by land purchased for investment purposes. At December 31, 2020, our construction loans totaled $30.0 million, representing 11.2% of our total loan portfolio, and included $2.1 million of land development loans. At that date, we also had $15.1 million of construction loans in process. At December 31, 2020, $5.0 million of our single-family construction loans were to individuals and $4.6 million were to contractors and builders.

While we may originate loans to contractors and builders whether or not the collateral property underlying the loan is under contract for sale, we consider each project carefully in light of current residential real estate market conditions. We actively monitor the number of unsold homes in our construction loan portfolio and local housing markets to attempt to maintain an appropriate balance between home sales and new loan originations. We generally will limit the maximum number of speculative units (units that are not pre-sold) approved for each builder. We have attempted to attenuate the risk inherent in speculative construction lending by doing business with experienced small and mid-sized builders within our market area.

We also originate construction loans for commercial development projects, including retail buildings, churches, small industrial, hotels and office buildings. Most of our construction loans are interest-only loans that provide for the payment of interest during the construction phase, which is usually up to 12 months. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Construction loans generally can be made with a maximum loan-to-value ratio of 80% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also require inspections of the property before disbursements of funds during the term of the construction loan.

At December 31, 2020, our largest construction and land development loan exposure to any one borrower was $3.25 million which related to a $10.5 million loan commitment. The remaining exposure of this loan will be paid out through the SBA 504 program in the amount of $4.0 million, and through another financial institution in the amount of $3.25 million as a participation. As of December 31, 2020, $8.5 million was outstanding on this loan. This loan was originated in 2019 and is secured by improved commercial owner-occupied property and contiguous out parcels. This loan was performing according to its terms at December 31, 2020.

Commercial and Industrial Loans. We make commercial and industrial loans, primarily in our market area, to a variety of professionals, sole proprietorships and small businesses. These loans are generally secured by business assets, and we may support this collateral with junior liens on real property. At December 31, 2020, commercial and industrial loans were $29.6 million, or 11.1% of our gross loans held for investment. As part of our relationship driven focus, we encourage our commercial borrowers to maintain their primary deposit accounts with us, which enhances our interest rate spread and margin. This year, our commercial and industrial loan portfolio was inflated due to our participation in the PPP loan program. During 2020, the bank originated 307 PPP loans totaling $25.1 million. We began receiving SBA forgiveness payments towards the end of the year, and our PPP loan portfolio had been reduced to 254 loans totaling $17.9 million at December 31, 2020.

Commercial lending products include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either adjustable or fixed rates of interest. Adjustable rates and fixed rates are based on the Wall Street Journal prime rate or the constant maturity treasury, plus a margin. We are focusing our efforts on experienced, growing small- to medium-sized, privately-held companies with solid historical financial performance and projected cash flow that operate in our market areas.

When making commercial and industrial loans, we consider the financial statements of the borrower and its related entities, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts of up to 75% of the value of the collateral securing the loan. All of these loans are secured by assets of the respective borrowers.

Our largest commercial and industrial loan at December 31, 2020 totaled $4.2 million, was originated in December, 2020 to a development to fund a Qualified Opportunity Zone Fund and is secured by a bank deposit account. At December 31, 2020, this loan was performing in accordance with its terms.

Consumer Loans. We offer a limited range of consumer loans, principally to customers residing in our primary market areas with other relationships with us and with acceptable credit ratings. Our consumer loans generally consist of loans secured by deposit accounts, loans on new and used automobiles and unsecured personal loans. At December 31, 2020, consumer and other loans were $5.4 million, or 2.0% of gross loans held for investment.

Loan Underwriting Risks

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flow and the borrower’s other projects, of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of accounts receivable, inventory or equipment, including rolling stock. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Construction and Land Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project, along with the marketability of the completed project. Underwriting is focused on the borrower’s financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. To mitigate this uncertainty, we generally require a third party inspection of the construction contracts or budgets on loans of over $1.0 million to assure reasonableness and ability to complete the project for the stated amount. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Balloon Loans. Although balloon mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they reprice at the end of the term, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral may be adversely affected if real estate values decline prior to the expiration of the term of the loan or in a rising interest rate environment.

Adjustable-Rate Loans. Adjustable-rate loans better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying collateral also may be adversely affected in a high interest rate environment.

Consumer Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Originations, Purchases and Sales of Loans

Lending activities are conducted by our loan personnel operating at our main and branch office locations, our LPO and residential mortgage center. All loans originated by us are underwritten pursuant to our policies and procedures. We primarily originate hybrid ARM loans and fixed-rate balloon loans and, to a lesser extent, fully amortized fixed-rate loans. Our ability to originate hybrid ARM loans and fixed-rate balloon loans or fully amortized fixed-rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

TC Federal Bank will continue to evaluate purchasing or selling participation interests in loans. We underwrite our participation interest in the loan that we are purchasing according to our own underwriting criteria and procedures. At December 31, 2020, we had $1.9 million of committed funds for loan participation interests that we purchased, all of which had been funded. At December 31, 2020 we had $20.4 million related to loans for which we had sold participations, with $17.9 million of that being funded.

The following table shows total loans (excluding loans held for sale) originated, purchased, sold and repaid during the periods indicated.

	Year Ended December 31,
	2020	2019	2018
	(In thousands)
Loan originations:(1)
Residential	$21,320	$16,551	$26,322
Home equity	2,496	1,017	502
Multi-family residential	2,177	4,141	6,962
Commercial real estate	17,539	13,418	18,312
Construction and land development	12,796	10,959	10,119
Commercial and industrial	24,967	5,164	5,592
Consumer	4,745	627	1,376

Total loan originations	86,040	51,877	69,185
Loans purchased (2)	1,500	4,735	3,749

Total loans originated and acquired	87,540	56,612	72,934
Loans sold (3)	5,425	3,483	350
Loans transferred to real estate owned	—	7	27
Loan principal repayments	63,232	43,078	47,403

Total loans sold and principal repayments	68,657	46,568	47,780
Decrease due to other items, net (4)	—	(320)	(170)

Net increase in loan portfolio	$18,883	$9,724	$24,984

(1)	Includes loan participations originated by TC Federal and sold to other lenders.
(2)	Participation interests in loans bought by TC Federal.
(3)	Participation interests in loans sold by TC Federal.
(4)	Other items consist of deferred fees and the allowance for loan losses. The December 31, 2019 balance consisted primarily of charged-off loans of $214,000.

In addition to originating loans for our own portfolio, we currently originate loans for sale to generate fee income. We sell residential loans through third-party loan servicers. At December 31, 2020, we held $2.9 million of loans for sale, and we sold $65.9 million of loans during the year ended December 31, 2020, all on a servicing-released basis, generating $1.2 million in fee income.

Loan Approval Procedures and Authority

Pursuant to federal law, the aggregate amount of loans that TC Federal Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of TC Federal Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At December 31, 2020, based on the 15% limitation, TC Federal Bank’s loans-to-one-borrower limit was approximately $6.6 million. On the same date, TC Federal Bank had a loan relationship with a developer in excess of this amount, but $4.2 million is secured by a deposit account at TC Federal Bank. This borrower’s total relationship was for $8.8 million. Multi-family properties secured $4.6 million of this total. These loans were performing in accordance with their terms as of December 31, 2020. Our loan-to-one borrower limitation will increase following the completion of the stock offering due to the additional capital TC Federal Bank will receive.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Each of our President/Chief Executive Officer and Chief Credit Officer have individual authorization to approve secured loans up to $750,000. These individuals can combine their authority to approve loans up to $1.5 million as long as the total relationship exposure does not exceed $3.0 million. Combined, our President/Chief Executive Officer, Chief Credit Officer and Senior Lending Officer can approve loans up to the legal lending limit of TC Federal Bank. The TC Federal Bank Board of Directors reviews credit decisions on a monthly basis.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

Delinquencies and Asset Quality

Delinquency Procedures. When a loan payment becomes 15 days past due, we contact the customer by mailing a late notice, and loan officers may contact their customers. If a loan payment becomes 30 days past due, we mail an additional late notice and a loan-specific letter written by a collection representative, and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes 90 days past due, at which point we would refer the loan for foreclosure proceedings unless management determines that it is in the best interest of TC Federal Bank to work further with the borrower to arrange a workout plan. The foreclosure process would begin when a loan becomes 120 days delinquent. From time to time we may accept deeds in lieu of foreclosure.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or non-performing when it is probable that at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further payments are used to reduce the principal outstanding.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense in the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Initially, such loans are on non-accrual. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

Delinquent Loans. The following table shows our delinquent loans and leases by the type of loan or lease and number of days delinquent as of December 31, 2020. The following table does not include loans placed on deferral during the pandemic pursuant to the CARES Act. Such loans are not deemed delinquent.

	Loans Delinquent For:
	30-59 Days		60-89 Days		90 Days and Over		Total Loans Delinquent 30 Days or More
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Real estate loans:
Residential	1	$41	4	$84	4	$197	9	$322
Home equity	—	—	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—	—	—
Commercial	—	—	—	—	1	1,339	1	1,339
Construction and development	—	—	—	—	—	—	—	—

Total land loans	1	41	4	84	5	1,536	10	1,661

Consumer	—	—	—	—	—	—	—	—
Commercial and industrial	2	151	—	—	—	—	2	151

Total	3	$192	4	$84	5	$1,536	12	$1,812

Non-Performing Assets. The following table shows the amounts of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned) at the dates indicated.

	December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Non-accruing loans:
Residential	$624	$905	1,093	$1,581	$1,425
Home equity	—	4	20	14	—
Multi-family	—	—	—	—	—
Commercial	1,339	1,621	120	—	—
Construction and land development	—	15	53	66	1
Commercial and industrial	—	—	—	—	—
Consumer	—	—	—	41	—

Total non-accruing loans	1,963	2,545	1,286	1,702	1,426

Accruing loans 90 days or more past due:
Residential	16	46	—	—	—
Home equity	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer	—	—	—	—	—

Total accruing loans 90 days or more past due	16	46	—	—	—

Total non-performing loans (1)	1,979	2,591	1,286	1,702	1,426

Real estate owned, net (2)	81	358	351	384	552

Total non-performing assets	$2,060	$2,949	$1,637	$2,086	$1 978

Total accruing troubled debt restructurings	$319	$246	$314	$464	$505

Total non-performing loans as a percentage of loans, gross	0.74	1.04	0.54%	0.80%	0.70%

Total non-performing loans as a percentage of total assets	0.57	0.81	0.43%	0.62%	0.58%

Total non-performing assets as a percentage of total assets	0.59	0.90	0.55%	0.76%	0.80%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.
(2)	Real estate owned balances are shown net of related loss allowances.

For the year ended December 31, 2020, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $145,000. The amount that was included in interest income on such loans during the period was $4,000.

The largest loan in non-accrual status is a professional medical/surgical center facility with a book value of $1.3 million. This loan originated in August 2016 for $2.7 million as an SBA 7(a) loan with a 75% guaranty. The borrower went into default in September 2019, abandoning the building and the medical and office equipment. The loan has been charged down by $1.1 million to the current market value of the building and equipment less sales costs. The liquidation strategy has been to obtain a summary judgment against the borrower for the full value of the loan and then to foreclose the property and liquidate. Upon liquidation, the bank will apply to the SBA for its guaranty. The initial court hearing was delayed, as the Judge presiding over the case recused himself. A new hearing date has not been set.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Office of the Comptroller of the Currency and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as follows:

	At December 31,
	2020	2019	2018
	(In thousands)
Watch and special mention	$9,042	$2,421	$4,464
Substandard	6,836	4,324	3,959
Doubtful	—	—	—
Loss	—	—	—

Total classified and criticized assets	$15,878	$6,745	$8,423

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. The Asset Quality Committee’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, an ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination process, the Office of the Comptroller of the Currency periodically reviews our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of the Asset Quality Committee.

The following table sets forth an analysis of our allowance for loan losses at the dates and for the periods indicated.

	2020	2019	2018	2017	2016
	(Dollars in thousands)
Balance at beginning of period:	$3,065	$3,186	$3,470	$4,857	$5,085
Charge-offs:	—	—	—	—	—
Real estate loans:	—	—	—	—	—
Residential	(3)	(15)	(21)	(113)	(191)
Home equity	(1)	—	—	(3)	(24)
Multi-family		—	—	—	—
Commercial	(63)	(199)	—	—	(34)

Construction and land development	(1)	—	(4)		(128)

Total real estate loans	(68)	(214)	(25)	(116)	(377)

Consumer loans	—	—	—	—	—

Commercial and industrial	—	—	—	—	(401)

Total Charge offs	(68)	(214)	(25)	(116)	(778)

Recoveries:
Real estate loans:
Residential	123	21	186	16	59
Home equity	—	—	2	1	—
Multi-family	—	—	—	—	—
Commercial	—	—	2	441	155
Construction and development	32	38	38	57	80

Total real estate loans	155	59	228	515	294

Consumer loans	8	—	—	—	—

Commercial and industrial	146	34	63	74	72

Total recoveries	309	93	291	589	366

Net charge-offs	241	(121)	266	473	(412)
Additions (reductions) charged to operations	780	—	(550)	(1,860)	184

Balance at end of period	$4,086	$3,065	$3,186	$3,470	$4,857

Net (charge-offs) recoveries during the period to average loans outstanding during the period	0.09%	(0.05)%	0.12%	0.23%	(0.21)%

Allowance as a percentage of non-performing loans	206.5%	118.3%	247.7%	203.9%	340.6%

Allowance as a percentage of total loans, net (end of period)	1.5%	1.2%	1.3%	1.6%	2.4%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of the loans in each category at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

The following table summarizes the distribution of the allowance for loan losses by category at the dates indicated.

	At December 31,
	2020		2019		2018		2017		2016
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Allocated at end of period to:
Real estate loans:
Residential	1,650	39.6	1,356	44.1	1,583	48.4	1,712	46.3	2,192	44.9
Home equity	—	3.3	97	2.8	68	2.1	100	2.7	122	2.5
Multi-family	325	5.6	293	6.9	275	7.1	298	4.8	281	5.0
Commercial	1,599	27.2	1,124	31.4	1,057	30.7	1,034	28.4	1,381	34.4
Construction and land development	404	11.2	194	9.4	202	7.6	325	13.6	655	10.7

Total real estate loans	3,978	86.9	3,064	94.6	3,185	95.9	3,469	95.8	4,631	97.5

Consumer loans	1	2.0	1	1.7	1	1.0	1	0.6	1	0.7

Commercial and industrial loans	107	11.1	—	3.7	—	3.1	—	3.6	225	1.8

Total	$4,086	100.0%	$3,065	100.0%	$3,186	100.0%	$3,470	100.0%	$4,857	100%

Investment Activities

General. The goals of our investment policy are to provide liquidity, meet pledging requirements, generate a reasonable rate of return, and minimize risk. Subject to loan demand, the potential uses of our liquidity and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity. We expect to initially invest a substantial portion of the proceeds of the offering in short-term and other investments, including U.S. government securities.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by our Asset/Liability Management Committee, consisting of our President/Chief Executive Officer, Chief Credit Officer, Chief Financial Officer, members of the board of directors, and other members of senior management. The Chief Financial Officer provides an investment schedule detailing the investment portfolio which is reviewed at least monthly by the Asset/Liability Management Committee.

Our current investment policy permits, with certain limitations: investments in U.S. Treasury securities; securities issued by the U.S. government and its agencies or government sponsored enterprises including mortgage-backed securities and collateralized mortgage obligations (“CMOs”) issued by Fannie Mae, Ginnie Mae and Freddie Mac; corporate and municipal bonds; certificates of deposit in other financial institutions; federal funds and money market funds.

The table below sets forth information regarding the composition of our securities portfolio and other investments at the dates indicated. At December 31, 2020, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	At December 31,
	2020		2019		2018
	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
	(In thousands)
Securities available for sale:
U.S. government and federal agency	$—	$—	$—	$—	$—	$—
State and municipal obligations	—	—	—	—	—	—
Government sponsored mortgage-backed securities	5,944	6,281	9,791	9,941	22,577	22,140
CMOs	8,966	9,135	9,766	9,650	—	—

Other	500	501	2,500	2,517	5,009	4,974

Total investment securities	$15,410	$15,917	$22,057	$22,108	$28,186	$27.714

Portfolio Maturities and Yields. The composition and maturities of our investment portfolio at December 31, 2020 are indicated in the following table. Maturities are based on the final contractual payment date and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. As of December 31, 2020, no securities were held to maturity.

	One Year or Less		Over One Year to Five Years		Over Five to Ten Years		Over Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Securities available for sale:
U.S. government and federal agency	—	—	—	—	—	—	—	—	—	—	—
State and municipal obligations	—	—	—	—	—	—	—	—	—	—	—
Government sponsored mortgage-backed securities			313	2.41%	1,621	2.28%	4,010	3.21%	5,944	3.21%	6,281
Collateral Mortgage Obligations					7,341	.88%	1,625	0.50%	8,966	0.81%	9,135
Other	$500	3.06%							500	4.51%	501
U.S. government and federal agency

Total securities available for sale	$500	3.06%	$313	2.41%	$8,962	1.14%	$5,635	2.42%	$15,410	1.70%	$15,917

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also may use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities and repayments, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. Our primary deposit products are personal checking accounts, business checking accounts, savings accounts, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have accepted minimal brokered deposits in recent periods.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of TC Federal Bank in the community to attract and retain deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the dollar amount of savings deposits in the various types of deposits programs we offered at the dates indicated.

	At December 31,
	2020		2019		2018
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Transaction and Savings Deposits:
Interest-bearing checking	$56,800	19.3%	$18,042	6.6%	$16,217	6.4%
Non-interest-bearing checking	28,769	9.8	35,770	13.1	31,417	12.5
Savings	32,275	11.0	21,961	8.0	22,780	9.1
Money market	89,680	30.5	89,468	32.7	81,065	32.4

Total non-certificates	$207,524	70.6%	$165,241	60.4%	$151,479	60.5%

Certificates:
0.00 – 1.00%	$38,117	13.0%	$2,966	1.1%	$20,247	8.1%
1.01 – 2.00%	27,078	9.2	46,726	17.1	52,144	20.8
2.01 – 3.00%	21,306	7.2	57,773	21.1	26,256	10.5
3.01 – 4.00%	75	0.0	898	0.3	221	0.1

Total certificates	$86,576	29.4%	$108,363	39.6%	$98,869	39.5%

Total deposits	$294,100	100.0%	$273,604	100.0%	$250,248	100.0%

The following table sets forth our total deposit activities for the periods indicated.

	Years Ended December 31,
	2020	2019	2018
	(Dollars in thousands)
Beginning balance	$273,604	$250,344	$224,096
Net deposits	18,443	20,479	24,450

Interest credited	2,053	2,781	1,798

Ending balance	$294,100	$273,604	$250,344

Net increase	$20,496	$23,260	$26,248

Percent increase	7.5%	9.3%	11.7%

The following table sets forth the rate and maturity information of our time deposit certificates at December 31, 2020.

	0.00- 1.00%	1.01- 2.00%	2.01- 3.00%	3.01- 4.00%	Total	Percent of Total
Certificate accounts maturing in year ending:
December 31, 2021	$30,192	$20,370	$17,073	$75	$68,246	78.8%
December 31, 2022	5,280	5,276	1,796	—	12 351	14.3
December 31, 2023	958	1,000	2,116	—	4,075	4.7
Thereafter	1,151	432	321	—	1,904	2.2

Total	$38,117	$27,078	$21,306	$75	$86,576	100.0%

Percent of total	44.0%	31.3%	24.6%	0.1%	100.0%

The following table indicates the amount of our certificates of deposit in amounts greater than $100,000 as of December 31, 2020 by time remaining until maturity.

Maturity
Three Months or Less	Over Three to Six Months	Over Six to Twelve Months	Over Twelve Months	Total
(In thousands)
$11,415	$6,381	$16,067	$8,501	$42,364

Borrowings. As of December 31, 2020, we had $19.2 million in credit available with the Federal Home Loan Bank of Atlanta. In addition to the Federal Home Loan Bank of Atlanta availability, we have three unsecured federal funds line of credit, in the aggregate amount of $18.3 million. No amount was outstanding on these lines of credit at or during the year ended December 31, 2020.

The following tables set forth information regarding our borrowing at the end of and during the periods indicated. The tables include both long- and short-term borrowings.

	At or For the Year Ended December 31,
	2020	2019	2018
	(Dollars in thousands)
FHLB advances:
Average balance outstanding	$9,667	$2,901	$3,177
Maximum amount outstanding at any month-end during the period	$12,769	$2,978	$3,803
Balance outstanding at end of period	$9,515	$2,825	$2,992
Average interest rate during the period	1.10%	2.46%	2.59%
Weighted average interest rate at end of period	0.86%	2.41%	2.47%

Properties

We currently conduct business from our main office, a full-service branch in Tallahassee, Florida, a commercial LPO in Savannah, Georgia and a residential mortgage center in Tallahassee, Florida. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to our offices at December 31, 2020.

			Net Book Value of Property and Leasehold Improvements	Amount of Deposits
Description/Address	Leased/Owned	Date of Lease Expiration	(In thousands)
Main Office 131 South Dawson Street Thomasville, Georgia 31792	Owned	N/A	$2.067	$221,663
Tallahassee Branch 2915-501 Kerry Forest Parkway Tallahassee, Florida 32309	Owned	N/A	$1,355	$72,437
Savannah Commercial LPO 105 West Congress Street Unit C Savannah, Georgia 31401	Leased	12/31/21	$21	N/A
Residential Mortgage Center 2282 Killearn Center Boulevard, Suite B Tallahassee, Florida 32308	Leased	8/31/21	—	N/A

Total			$3,443	$294,100

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2020, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

TC Federal Bank will enter into an agreement with TC Bancshares, Inc. to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, TC Federal Bank and TC Bancshares, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of February 28, 2021 we had 54 full-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees.

TAXATION

TC Federal Bank is, and TC Bancshares, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to TC Bancshares, Inc. and TC Federal Bank.

TC Federal Bank’s federal and state income tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, TC Federal Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31. TC Bancshares, Inc. and TC Federal Bank will file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, TC Federal Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Net Operating Loss Carryovers. Pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, net operating losses generated in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back five years or carried forward indefinitely, and may be used to offset up to 100% of taxable income in each taxable year. Net operating losses generated in tax years beginning after December 31, 2020 may not be carried back, but may be carried forward indefinitely and used to offset up to 80% of taxable income in each taxable year. At December 31, 2020, TC Federal Bank had $8.6 million of federal net operating loss carryforwards. The ability to utilize net operating loss carryforwards to offset taxable income realized in the future can also be limited by other provisions of the Internal Revenue Code. If, for example, TC Bancshares Inc. or TC Federal Bank were to experience an ownership change with respect to their stock (generally, a cumulative change of more than 50% in the ownership of a corporation’s stock over a three-year period) as a result of the conversion or issuances or transfers of stock in the future, their ability to utilize net operating loss carryforwards may be further limited. While TC Federal Bank does not believe that the conversion will result in an ownership change that would put a limitation on its ability to utilize net operating loss carryforwards, TC Federal Bank cannot provide any assurance that subsequent transfers or changes in the ownership of its stock or TC Bancshares Inc.’s stock will not result in limitations on its ability to utilize net operating losses.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2020, TC Federal Bank had no capital loss carryovers.

Corporate Dividends. TC Bancshares, Inc. will generally exclude from its income 100% of dividends received from TC Federal Bank as a member of the same affiliated group of corporations.

State Taxation

TC Federal Bank is treated as a financial institution under Georgia state income tax law. The state of Georgia subjects financial institutions to all state and local taxes in the same manner and to the same extent as other business corporations in Georgia. Additionally, depository financial institutions are subject to local business license taxes and a special occupation tax.

Consolidated Group Return. Georgia is not a unitary business state. Affiliated corporations that file a consolidated federal income tax return must file separate income tax returns unless they have prior approval or have been requested to file a consolidated return by the Commissioner of the Georgia Department of Revenue.

Net Operating Loss Carryovers. Generally, Georgia law conforms to federal law with respect to the treatment of net operating losses. However, Georgia law does not conform to the changes made to the federal treatment of net operating losses pursuant to the CARES Act. Thus, Georgia net operating losses generated in tax years beginning after December 31, 2017 may not be carried back to any preceding taxable year, but may be carried forward indefinitely and used to offset up to 80% of Georgia taxable income in any taxable year. At December 31, 2020, TC Federal Bank had $8.6 million of Georgia net operating loss which can be carried forward.

Bank Tax Credit. All financial depositary institutions that conduct business or own property in Georgia are required to file a Georgia Financial Institutions Business Occupation Tax based on Georgia gross receipts. Any local license tax and state occupation tax paid a depository financial institution is credited dollar for dollar against any state corporate income tax liability of such institution for the tax year during which any such tax is paid. Any unused credits may be carried forward for five years. At December 31, 2020, TC Federal Bank had $232,000 of bank tax credits available.

SUPERVISION AND REGULATION

General

As a federal savings bank, TC Federal Bank is subject to examination, supervision and regulation, primarily by the Office of the Comptroller of the Currency, and, secondarily, by the Federal Deposit Insurance Corporation (“FDIC”) as deposits insurer. Prior to July 21, 2011, the Office of Thrift Supervision was TC Federal Bank’s primary federal regulator. However, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which is discussed further below, eliminated the Office of Thrift Supervision and transferred the Office of Thrift Supervision’s functions relating to federal savings banks, including rulemaking authority, to the Office of the Comptroller of the Currency, effective July 21, 2011. The federal system of supervision and regulation establishes a comprehensive framework of activities in which TC Federal Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund.

TC Federal Bank is also regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” which governs the reserves to be maintained against deposits and other matters. In addition, TC Federal Bank is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the 11 regional banks in the Federal Home Loan Bank System. TC Federal Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of TC Federal Bank’s loan documents.

TC Federal Bank has elected to operate as a “covered savings association” As a covered savings association, TC Federal Bank maintains its charter as a federal savings bank, but also has the power to engage in the same activities (including investment activities) as a national bank, subject to the same authorization, terms, and conditions as a national bank. Covered savings associations are subject to the federal savings association laws in the area of governance, consolidation, merger, dissolution, conservatorship and receivership. As a covered savings association, TC Federal Bank is not required to comply with the lending limits established by the Home Owners’ Loan Act that are applicable to federal savings associations.

As a bank holding company, TC Bancshares, Inc. will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. TC Bancshares, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws. The Federal Reserve Board has not introduced any corresponding regulations for treatment of holding companies of covered savings associations, so ambiguity remains regarding the ongoing treatment and regulation of such holding companies.

Set forth below are certain material regulatory requirements that are applicable to TC Federal Bank and TC Bancshares, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on TC Federal Bank and TC Bancshares, Inc. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on TC Bancshares, Inc., TC Federal Bank and their operations.

Dodd-Frank Act

As noted above, the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. Subsequent regulations issued by the Federal Reserve Board generally exempted from these requirements bank and savings and loan holding companies of less than $3 billion of consolidated assets. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives. Additionally, the Dodd-Frank Act authorized the payment of interest on commercial checking accounts, effective July 21, 2011.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as TC Federal Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets continue to be examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings banks, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded. Further, the legislation required that originators of securitized loans retain a percentage of the risk for transferred loans, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contained a number of reforms related to mortgage origination.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. The implementation of the legislation is an ongoing process and the impact on operations cannot yet fully be assessed. However, there is a significant likelihood that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for TC Federal Bank and TC Bancshares, Inc.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, TC Federal Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. However, as a covered savings association, TC Federal Bank is not subject to the qualified thrift lender test and the lending restrictions under the Home Owners’ Loan Act. Covered savings associations such as TC Federal Bank have the power and authority to engage in the same activities as a national bank. Prior to TC Federal Bank’s election to become a covered savings association, TC Federal Bank had authority to establish, subject to specified investment limits, service corporation subsidiaries that may engage in certain activities not otherwise permissible for TC Federal Bank, including real estate investment and securities and insurance brokerage. Upon election to become a covered savings association, TC Federal Bank was required to divest or discontinue subsidiaries, assets or activities that are not permissible for national banks, and no divestitures were required.

Examinations and Assessments. TC Federal Bank is primarily supervised by the Office of the Comptroller of the Currency. TC Federal Bank is required to file reports with and is subject to periodic examination by the Office of the Comptroller of the Currency. TC Federal Bank is required to pay assessments to the Office of the Comptroller of the Currency to fund the agency’s operations.

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including federal savings banks, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and Total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. The regulations also establish a minimum required leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of accumulated other comprehensive income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. TC Federal Bank exercised the AOCI opt-out.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, effective January 1, 2019 the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

The FASB adopted a new credit loss accounting standard applicable to all banks, savings banks, credit unions, and financial holding companies, regardless of size and is effective for TC Federal Bank for our fiscal year beginning on January 1, 2023. The final rule allows for an optional three-year phase in of the day-one adverse effects on a bank’s regulatory capital. This Current Expected Credit Loss (“CECL”) standard requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios and define what constitutes “capital” for calculating these ratios. The minimum capital requirements are: (1) a common equity Tier 1 capital ratio of 4.5%; (2) a Tier 1 to risk-based assets capital ratio of 6%; (3) a total capital ratio of 8%; and (4) a Tier 1 leverage ratio of 4%. The regulations also require unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt out is exercised. We elected to exercise our one-time option to opt out of the requirement to include certain “available-for-sale” securities holdings for calculating our regulatory capital ratios. The regulations also establish a “capital conservation buffer” of 2.5%, resulting in the following minimum ratios: (1) a common equity Tier 1 capital ratio of 7.0%, (2) a Tier 1 to risk-based assets capital ratio of 8.5%, and (3) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, repurchasing its shares, and paying discretionary bonuses, if its capital levels fall below the buffer amount.

The federal banking agencies proposed a rule to establish for institutions with assets of less than $10 billion that meet other specified criteria a “community bank leverage ratio” (the ratio of a bank’s tangible equity capital to average total consolidated assets) of 9% that such institutions may elect to utilize in lieu of the generally applicable leverage and risk-based capital requirements under the Basel Committee on Banking Supervision (“Basel III”). A “qualifying community bank” with capital exceeding 9% will be considered compliant with all applicable regulatory capital and leverage requirements, including the requirement to be “well capitalized.” The rule was adopted in final form, effective January 1, 2020. TC Federal Bank has not elected to use the community bank leverage ratio.

We have analyzed the effects of these new capital requirements, and at December 31, 2020, TC Federal Bank’s capital exceeded and we believe that TC Federal Bank meets all of these new requirements, including the full 2.5% capital conservation buffer. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by “readily marketable collateral,” which generally includes certain financial instruments (but not real estate). As of December 31, 2020, TC Federal Bank was in compliance with the loans-to-one borrower limitations.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4% is considered to be “undercapitalized.” A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a federal savings bank that becomes “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date that a federal savings bank is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings bank that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the savings bank’s assets at the time it was deemed to be undercapitalized by the Office of the Comptroller of the Currency or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as restrictions on capital distributions and asset growth. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2020, TC Federal Bank met the criteria for being considered “well capitalized,” which means that its total risk-based capital ratio exceeded 10%, its Tier 1 risk-based ratio exceeded 8.0%, its common equity Tier 1 ratio exceeded 6.5% and its leverage ratio exceeded 5.0%

Qualified Thrift Lender Test. As a covered savings association, TC Federal Bank is not required to satisfy the qualified thrift lender, or “QTL,” test with which other federal savings banks would otherwise be required to comply. If the QTL test were to apply to TC Federal Bank, the bank would be required maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of every 12-month period under the QTL test. “Portfolio assets” generally means total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business. Alternatively, TC Federal Bank would be able satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. Although the QTL test may not be applicable to TC Federal Bank because of its covered savings association status, at December 31, 2020, TC Federal Bank satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A federal savings bank must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

An application or notice related to a capital distribution may be disapproved if:

•	the federal savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings bank also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings banks have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of the Comptroller of the Currency is required to assess the federal savings bank’s record of compliance with the Community Reinvestment Act. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act

prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

In June 2020, the Office of the Comptroller of the Currency issued a final rule clarifying and expanding the activities that qualify for Community Reinvestment Act credit and, according to the agency, seeking to create a more consistent and objective method for evaluating Community Reinvestment Act performance. The final rule was effective October 1, 2020, but compliance with the revised requirements is not mandatory until January 1, 2024 for institutions of TC Federal Bank’s asset size.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. TC Federal Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as TC Federal Bank. TC Bancshares, Inc. will be an affiliate of TC Federal Bank because of its control of TC Federal Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

TC Federal Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of TC Federal Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by TC Federal Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings banks and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution to the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings bank. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC insured financial institutions such as TC Federal Bank. Deposit accounts in TC Federal Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the FDIC’s risk-based assessment system, assessments for most institutions are now based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years and certain other factors. An institution’s rate depended upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay lower FDIC assessments. FDIC assessments are based upon each insured institution’s total assets less tangible equity instead of deposits. Effective July 1, 2016, the FDIC adopted an assessment range (inclusive of possible adjustments) for most banks and savings banks of 1.5 basis points to 30 basis points.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of TC Federal Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Federal Home Loan Bank System. TC Federal Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, TC Federal Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2020, TC Federal Bank was in compliance with this requirement. While TC Federal Bank’s ability to borrow from the Federal Home Loan Bank of Atlanta provides an additional source of liquidity, TC Federal Bank has historically not used Federal Home Loan Bank advances to fund its operations.

Other Regulations

Interest and other charges collected or contracted for by TC Federal Bank are subject to state usury laws and federal laws concerning interest rates. TC Federal Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of TC Federal Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. TC Bancshares, Inc. will be a unitary bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As such, TC Bancshares, Inc. will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board will have enforcement authority over TC Bancshares, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary depository institution. Little is known regarding the supervision and regulation of holding companies of covered savings associations because the adopting rules governing covered savings association does not address the issue and neither the Office of the Comptroller of the Currency nor the Federal Reserve Board has provided any guidance.

Permissible Activities. Under present law, the business activities of TC Bancshares, Inc. is generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met and financial holding company status is elected. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. TC Bancshares, Inc. has not elected financial holding company status.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

Capital. TC Bancshares, Inc. will be subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies (on a consolidated basis) which have historically been similar to, though less stringent than, those required of banks and savings associations. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks apply to bank holding companies; as is the case with institutions themselves, the capital conservation buffer was phased in between 2016 and 2019. However, the Federal Reserve Board has provided a “small bank holding company” exception to its consolidated capital requirements, and legislation and the related issuance of regulations by the Federal Reserve Board has increased the threshold for the exception to $3.0 billion. As a result, TC Bancshares, Inc. will not be subject to the capital requirement until such time as its consolidated assets exceed $3.0 billion.

Source of Strength. The Dodd-Frank Act “source of strength” doctrine applies to bank holding companies. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary insured depository institution becomes undercapitalized. The regulatory guidance also states that a bank holding company should inform Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of TC Bancshares, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a bank holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company, under the Bank Holding Company Act, as amended, has a “controlling influence” over a bank or savings and loan holding company.

Federal Securities Laws

TC Bancshares, Inc.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. TC Bancshares, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” TC Bancshares, Inc. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, TC Bancshares, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations. TC Bancshares, Inc. will remain a “smaller reporting company” so long as it has a less than $250 million in shares tradable by the public (excluding equity held by affiliates and insiders, referred to as a “public float”) or TC Bancshares has less than $100 million in annual revenues and less than $700 million in public float. Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. TC Bancshares, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

MANAGEMENT

Our Directors

The board of directors of TC Bancshares, Inc. will initially consist of eight members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. At the present time, each of our directors, other than our President/Chief Executive Officer Greg Eiford, and G. Matthew Brown, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. See “—Board Independence” below.

The following table states our directors’ names, their ages as of December 31, 2020, and the calendar years when they began serving as directors of TC Federal Bank:

Directors	Position	Age	Director Since	Current Term to Expire
G. Matthew Brown	Director	69	2019	2022
James R. Clanton, Jr.	Director	75	1999	2023
Peter (“Trey”) A. DeSantis, III	Director	48	2019	2023
Charles M. Dixon	Director	58	2014	2022
Gregory H. Eiford	President/Chief Executive Officer & Director	50	2021	2021
Jefferson L. Johnson	Director	58	2007	2022
Fred E. Murphy, IV	Director	57	2007	2021
Fortson T. Rumble	Director	60	2011	2023
Stephanie B. Tillman	Chairman of the Board	50	2010	2022

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

G. Matthew Brown is the former Chief Executive Officer of TC Federal Bank, having retired on December 31, 2020 after serving in that capacity since July 2018 and having joined TC Federal Bank in March of 2017. Mr. Brown now provides consulting work to TC Federal Bank and sits on the board of directors. Mr. Brown has over 40 years of experience in serving financial institutions, including more than 20 years of executive officer leadership service to depository institutions and 20 years of board member service on financial institutions’ boards. Prior to serving in the Chief Executive Officer role in 2018, Mr. Brown served as Executive Vice President and Tallassee Market President for TC Federal Bank since March 2017. From April 2015 through March 2017, Mr. Brown served as the Tallahassee Market President for Tallahassee State Bank, a division of Synovus. From December 2012 through April 2015, Mr. Brown served as the Market President for Tallahassee, Florida for Centennial Bank. Mr. Brown’s extensive experience includes a prior savings bank to stock conversion, denovo charter filing, commercial bank and savings and loan management and bank workouts. Mr. Brown has been involved in many community activities. He previously served as the Chairman of the Board of the Greater Tallahassee Chamber of Commerce and Chairman of the Community Foundation of North Florida. He has also served on the boards of the Florida Bankers Association and the Florida School of Banking. The Board of Directors believes that the board benefits from Mr. Brown’s extensive experience with financial institutions, including a prior to mutual to stock conversion, executive leadership, vision, and community and industry connections. Mr. Brown graduated from Florida State University with a B. S. in Social Sciences and an M.S. in Public Administration. He is also a graduate of Georgia’s School of Executive Development and the University of Texas’ Graduate School of Community Bank Management.

James R. Clanton, Jr. is an existing director of TC Federal Bank, but is expected to retire in connection with this year’s annual meeting of members pursuant to the bank’s mandatory retirement bylaw for directors, and therefore will not be appointed to the board of directors of TC Bancshares, Inc. Dr. Clanton is a lifelong Thomasville, Georgia resident and is a 1969 graduate from the University of Georgia of Veterinary Medicine. He is a second-generation Veterinarian and practiced veterinary medicine and managed his veterinary practice for over 45 years until his retirement in 2005. Dr. Clanton has served on the TC Federal Bank board of directors for twenty years, including service on a variety of board committees. Dr. Clanton is active in the local Kiwanis Club. He is a Sunday School teacher and a member of First Newark Baptist Church. Dr. Clanton has conducted business with TC Federal Bank since 1970. The Board of Directors and the executive management team sincerely thank Dr. Clanton for his dedication and service to the bank.

Peter (“Trey”) A. DeSantis, III has been a partner of the commercial real estate brokerage and property management firm, TLG Real Estate Services, PLLC (based in Tallahassee, Florida) since 2005. Mr. DeSantis is a licensed Real Estate Salesperson in Georgia and Florida. Prior to joining TLG Real Estate Services, PLLC, Mr. DeSantis worked as an attorney in both Georgia and Florida and maintains his bar license in both states. Mr. DeSantis’s career experience as an attorney and partner in a commercial real estate brokerage firm includes risk management, strategic planning and commercial real estate. Mr. DeSantis spent his youth in Thomasville Georgia and currently resides in Tallahassee, Florida. Mr. DeSantis previously served on the Tallahassee Advisory Board for a high-performance regional bank. Mr. DeSantis serves on the Asset Quality Committee and Information Technology Steering Committee. The Board of Directors believes that the board benefits from Mr. DeSantis’ real estate brokerage and management experience in North Florida and South Georgia and related connections.

Charles M. Dixon is the current President of Dixon Pest Services, Inc. which operates out of Thomasville, Georgia and provides pest control services in Alabama, Georgia Florida and South Carolina. Mr. Dixon is a licensed Associate Certified Entomologist and is the recipient of the PCT Syngenta Class of 2007 Leadership Award. Mr. Dixon also owns D.P.S. Holdings of Thomasville, LLC, a real estate investment and holding company. Mr. Dixon previously served as the President of the Georgia Pest Control Association, and was a board member and Commercial Committee Correspondent for the National Pest Management Association. In 2015, Mr. Dixon attended Office of the Comptroller of the Currency Bank Director Training in Denver, Colorado. Mr. Dixon has served in various roles for the Rotary Club of Thomasville, Thomas University and First United Methodist Church of Thomasville. Mr. Dixon previously served on a Thomasville commercial bank’s Advisory Board. The Board of Directors believes the board benefits from Mr. Dixon’s experience as a small business owner as well as his ties with the Thomasville, Georgia market.

Gregory H. Eiford, age 50, is the President/Chief Executive Officer of TC Federal Bank effective January 1, 2021 following the retirement of G. Matthew Brown. Mr. Eiford was named our President and Senior Lending Officer in August 2019, having previously served as Executive Vice President and Thomasville Market President since 2017 and Senior Lender since 2010. Mr. Eiford has been employed with TC Federal Bank since October 2008. Mr. Eiford has been instrumental in managing numerous projects related to the bank’s transition to a community bank platform. Prior to being employed with TC Federal Bank, Mr. Eiford owned and operated E & E Homes, a residential home builder, from 2004 through 2008 and Rayann’s Christian Book Stores from 2002 through 2008, both in Thomasville, Georgia. Mr. Eiford is a graduate of The Georgia Institute of Technology and the Stonier School of Banking. He serves on the Board of Directors of the Thomasville Chamber of Commerce and is Past President of Thomasville’s Habitat for Humanity, Brookwood School Athletic Boosters and is the past Deacon and Vice Chairman of First Baptist Church of Thomasville. Mr. Eiford recently began serving on the Georgia Bankers Association Community Bankers Committee. He remains actively involved with the Brookwood School and First Baptist Church of Thomasville.

Jefferson L. Johnson has 30 years of experience as a Certified Public Accountant (CPA) and is the co-owner of the CPA firm Guy, Johnson & Rayburn, P.C. Mr. Johnson’s 30 years of experience as an accountant includes working with businesses and individuals as well as auditing financials. Mr. Johnson has served on the board of a Thomasville Women’s Shelter and is a member of First Baptist Church of Thomasville, Georgia. The Board of Directors believes the board benefits from Mr. Johnson’s experiences as a certified public accountant and small business owner. Mr. Johnson serves as Vice Chairman of the Board and Chairman of the Audit Committee.

Fred E. Murphy, IV is the President and Managing Director of MMHP Investment Advisors, an investment firm based in Thomasville, Georgia. Mr. Murphy is a Chartered Financial Analyst Charterholder and previously maintained his Series 7, Series 63 and Series 65 licenses. Prior to founding MMHP Investment Advisors, Mr. Murphy worked as a portfolio manager and analyst with the State of Florida Retirement system in Tallahassee, Florida, and with Capital Management Associates in New York City. Mr. Murphy’s nearly 35 years of experience in the capital management industry includes overseeing the supervision of portfolios and supervised personnel. Mr.

Murphy serves as Chairman of the bank’s Asset and Liability Committee and is a member of the Audit Committee and of the Pension Review Committee. He received his degree in Finance at Auburn University. The Board of Directors believes the board benefits from Mr. Murphy’s investment management, operational and compliance experience as well as his ties with the Thomasville, Georgia market.

Fortson T. Rumble is the former President of Rumble’s, Inc., an office supply and services company, prior to the company’s sale in 2018. Since the sale of Rumble’s, Inc. Mr. Rumble works as a consultant for Rumbles Document Solutions, LLC and is a partner in ER FR Enterprisers, a real estate holding company. Mr. Rumble serves as Chairman of the Board of Thomas University in Thomasville Georgia and serves on the Board of Directors of The Archbold Hospital Foundation. The Board of Directors believes that the board benefits from Mr. Rumble’s experience as a small business owner and related connections.

Stephanie B. Tillman is the Chief Legal Officer of Flowers Foods, Inc. (NYSE: FLO) a publicly-traded producer of fresh bakery products. Ms. Tillman was appointed Chief Legal Officer on January 1, 2020 and prior to that served as Vice President, Chief Compliance Officer and Deputy General Counsel of Flowers Foods, Inc. She is also the secretary of the company and serves as assistant secretary of the various subsidiaries of the company. She is licensed to practice law in the state of Georgia and has done so for approximately 25 years. In addition to her law degree, Ms. Tillman also earned her Master of Business Administration and holds a Bachelor of Science in Education. She is vice president and co-owner of Litespot Enterprises, LLC, a rental property management business established in 2005. Ms. Tillman serves on the board of directors of the Partnership for Inclusive Innovation, a public-private partnership launched in 2020 to lead a coordinated statewide effort to position the State of Georgia as the technology capital of the East Coast. The Board of Directors believes that the board benefits from Ms. Tillman’s experience as general counsel to a NYSE publicly-traded company, her experience with mergers and acquisitions, SEC reporting, and her ties with the Thomasville, Georgia market.

Executive Officers who are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of December 31, 2020. The executive officers of TC Bancshares, Inc. and TC Federal Bank are elected annually.

Noel A. Ellis, age 60, was named our Executive Vice President and Chief Credit Officer in August 2016, and has served in those positions since August 2016. Ellis served as Chief Credit Officer of Capital City Bank, Tallahassee, Florida from 1998 to 2007. Prior to joining TC Federal Bank, from 2007 through 2014, Mr. Ellis served as the Chief Credit Officer of The Coastal Bank in Savannah, Georgia. Following the sale of The Coastal Bank to Ameris Bank, Mr. Ellis served from 2014 through 2016 as Senior Vice President and Regional Credit Officer for Ameris Bank in Savannah, Georgia. He has served in the credit function at financial institutions since 1988. Mr. Elllis is a Graduate of Stonier School of Banking and Delta State University with a degree in Accounting. He earned his CPA license (inactive). Mr. Ellis’s broad credit experience with larger, more sophisticated institutions has led to the transformation of the TC Federal credit culture in recent years. He was instrumental in establishing the Savannah LPO. Mr. Ellis is a member of the Thomasville Rotary Club and volunteers with programs for youth.

Linda K. Palmer, age 65, was named our Executive Vice President and Chief Financial Officer in May 2019. She has previously served in a variety of leadership positions in community banks in her nearly thirty plus year career in community banking. From April 2014 through October 2018, Ms. Palmer served as Senior Vice President and Chief Financial Officer of Farmers & Merchants Bank. Following the sale of Farmers & Merchants Bank to The First, a national banking association, Ms. Palmer continued employment with The First as an accounting officer from November 2018 through May 2019.

Nathan L. Higdon, age 46, was named Executive Vice President/Senior Lender in January 2021, having previously served as a Tallahassee Market President for TC Federal Bank since his hiring in June of 2012. Prior to Mr. Higdon’s work with the bank, he served as the Vice President of Operations for Ira Higdon Grocery Company, managing wholesale grocery distribution operations. Mr. Higdon currently serves on the Tallahassee Chamber of Commerce Board, is on the board of directors of the Fellowship of Christian Athletes, and is the acting Chairman of the Board of the Alfred B. McClay School Alumni Association. Mr. Higdon obtained his degree from Louisiana State University and attended the Stonier School of Banking.

Board Independence

The board of directors has determined that each of our directors, with the exception of President/Chief Executive Officer Eiford and Director Brown, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Eiford and Mr. Brown are not considered independent because of their service as an executive officer of TC Federal Bank. In determining the independence of our directors, the board of directors considered relationships between TC Federal Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at TC Federal Bank.

Involvement in Certain Legal Proceedings

In August 2012, Premier Bank Holding Company filed a voluntary petition for relief under the provisions of Chapter 11 of the U.S. Bankruptcy Code to facilitate the sale of Premier Bank to Home Bancshares, Inc. At the time of such filing, Mr. Brown was serving as President and Chief Executive Officer and Ms. Palmer was serving as Executive Vice President and Chief Financial Officer of Premier Bank Holding Company. Mr. Brown served as President and Chief Executive Officer of Premier Bank and Premier Bank Holding Company from April 2000 through December 2012. Ms. Palmer joined Premier Bank in 2001, and served as Executive Vice President and Chief Financial Officer from December 2004 through December 2012. In 2012, the Bankruptcy Court approved the sale of Premier Bank to Home Bancshares, Inc., at which time Premier Bank was merged with and into Centennial Bank. In 2013, the Bankruptcy Court approved the conversion of the petition to a filing under Chapter 7, an independent trustee was appointed, and the dissolution of Premier Bank Holding Company was completed under Bankruptcy Court review and supervision with no finding of personal liability against the directors or officers of Premier Bank Holding Company.

Transactions With Certain Related Persons

The Audit Committee is responsible for reviewing and approving related party transactions. Additionally, it is responsible for reviewing the procedures used to identify related parties and any transactions with related parties. Pursuant to SEC regulations, we are required to disclose any transaction, or any transaction that is currently proposed, in which we were or are a participant, where the amount involved exceeds $120,000, and any related person has or will have a direct (or indirect) material interest.

Laquan Brunner, the sister of the chair of the board of directors, Stephanie Tillman, is the Chief Information Officer of the bank. Ms. Brunner was hired in this position in December 2020 at an annual total compensation of approximately $120,000.

Since December 31, 2020, other than described above, and except for loans to executive officers made in the ordinary course of business that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to TC Federal Bank and for which management believes neither involve more than the normal risk of collection nor present other unfavorable features, we and our subsidiaries have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees, including audit and compensation committees. During the year ended December 31, 2020, the board of directors of TC Federal Bank met 14 times. TC Federal Bank’s audit committee has been chaired by Director Johnson, with Directors Tillman, Murphy and Dixon also serving on the committee. TC Federal Bank’s compensation committee has been chaired by Director Rumble, with Directors Dixon and Clanton also serving on the committee. TC Federal Bank has also historically appointed an ad hoc committee to consider director nominations from time to time.

It is expected that the board of directors of TC Bancshares, Inc. will establish a standing audit, compensation and nominating committees, which will each operate under a written charter, which will govern the committee’s composition, responsibilities and operations. It is further anticipated that the audit, compensation and nominating committees will all be comprised of independent directors in accordance with Nasdaq corporate governance requirements.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, TC Bancshares, Inc. will adopt several policies to govern the activities of both TC Bancshares, Inc. and TC Federal Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating and corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

TC Federal Bank’s compensation practices have been subject to the review and oversight of TC Federal Bank’s compensation committee, and it is anticipated that the compensation committee of TC Bancshares, Inc.’s board of directors will take on a comparable role. In reviewing the compensation practices, the compensation committee has considered, from time to time, advice of various compensation consultants, legal counsel, their own respective business experiences, and compensation practices of other community banks. In addition, the compensation committee takes into consideration regulatory feedback, including 12 CFR 30, appendix A, section III regarding excessive compensation and compensation leading to material financial loss as well as OCC Bulletin 2010-24, Incentive Compensation: Interagency Guidance on Sound Incentive Compensation Policies.

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by the bank’s principal executive officer during 2020, and to the bank’s two other most highly compensated executive officers for the year ended December 31, 2020. As previously disclosed, Mr. Brown retired as our Chief Executive Officer, effective December 31, 2020, and Mr. Eiford was promoted to Chief Executive Officer and President, effective January 1, 2021. Each individual listed in the table below is referred to as a “named executive officer.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
G. Matthew Brown, Chief Executive Officer (3)	2020	260,000	53,324	20,850	334,174
Gregory H. Eiford, President, Senior Lending Officer (4)	2020	220,000	37,698	29,469	287,167
Noel A. Ellis, Executive Vice President, Chief Credit Officer	2020	204,594	25,668	16,120	246,382

(1)	Reflects a cash bonus granted to all staff (approximately $300) and bonus paid pursuant to the TC Federal Officer Incentive Program.
(2)

All Other Compensation as reported in this column includes: 401(k) discretionary profit sharing contributions, 401(k) company match contributions, and other perquisites and personal benefits each less than $10,000 individually (auto allowances, club memberships and phone allowances). The amounts of All Other Compensation for 2020 are detailed in the table below. Employee directors do not receive any additional compensation for service as a director.

Name	401(k) Profit Sharing Contribution ($)	401(k) Match ($)	Other Perquisites and Personal Benefits Less Than $10,000 Individually ($)	Total All Other Compensation ($)
Brown	2,850	11,400	6,600	20,850
Eiford	2,802	11,209	15,458	29,469
Ellis	2,144	8,576	5,400	16,120

(3)	Mr. Brown retired as Chief Executive Officer, effective December 31, 2020.
(4)	Mr. Eiford was promoted to President and Chief Executive Officer, effective January 1, 2021.

Employment Agreements. TC Federal Bank has entered into employment agreements with Messrs. Eiford and Ellis. Following the closing of the stock offering, we may amend the employment agreements to reflect the formation of TC Bancshares, Inc.

The employment agreement with Mr. Eiford has a term of three years and the employment agreement with Mr. Ellis has a term of two years, optional one-year renewals thereafter. The current terms of the employment agreements expire on January 1, 2024 (in the case of Mr. Eiford) and August 1, 2021 (in the case of Mr. Ellis).

Under the employment agreements, the current annual base salaries for Messrs. Eiford and Ellis are $250,000 and $204,594, respectively. The Compensation Committee will review each executive officer’s base salary at least annually to determine whether an increase is appropriate. In addition to base salary, the executive officers are entitled to participate in bonus and incentive programs and other benefit plans available to management employees and will be reimbursed for all reasonable business expenses incurred. Mr. Eiford is entitled to reimbursements for regular membership dues to a single country club and a monthly automobile allowance. Mr. Ellis is entitled either to reimbursements for regular membership dues to a single country club or a monthly automobile allowance.

Under the employment agreements, if the bank terminates the executive’s employment for “cause,” as that term is defined in the employment agreements, the executive will not receive any compensation or benefits after the termination date other than compensation and benefits that have accrued or vested through the date of the termination. If the bank terminates the executive’s employment without cause or if the executive terminates employment for “good reason,” as that term is defined in the employment agreements, the executive will be entitled to severance payments paid over the next 12 months in an aggregate amount equal to their base salary. If the termination of employment occurs during the term of the employment agreement but following a change in control, Mr. Eiford will be entitled to an additional severance payout equal to two times the sum of current base salary and average bonus paid during the prior three years immediately preceding the change in control in a lump sum payment, and Mr. Ellis will be entitled in lieu of any other benefit, a payment equal to one times current base salary in a lump sum payment.

The employment agreements also contain confidentiality and proprietary information protections in favor of TC Federal Bank as well as certain post-employment obligations (non-competition and non-solicitation) that may apply for 12 months following a termination of employment depending on the nature of the termination.

Consulting Agreement. TC Federal Bank has entered into a consulting agreement with Mr. Brown. In connection with Mr. Brown’s retirement effective December 31, 2020, the bank and Mr. Brown replaced Mr. Brown’s employment agreement with a new consulting agreement. Pursuant to the terms of the consulting agreement, through December 31, 2021, Mr. Brown has agreed to serve as a consultant and provide services to the bank as reasonably requested from time to time by the Chief Executive Officer or board of directors. Under the terms of the consulting agreement, the bank will pay Mr. Brown $75,000, payable in equal monthly installments. If the bank terminates Mr. Brown’s consulting agreement without “cause,” as that term is defined in the consulting agreement, Mr. Brown will be entitled to receive, in a lump sum payment, any remaining payments owed under the terms of the agreement. The consulting agreement also contains confidentiality and proprietary information protections in favor of TC Federal Bank as well as certain post-service obligations (non-competition and non-solicitation) that may apply for 12 months following a termination of Mr. Brown’s service on the board of TC Federal Bank.

TC Federal Officer Incentive Program. TC Federal Bank maintains the TC Federal Officer Incentive Program as an annual bonus plan to focus officers on achieving and possibly exceeding the bank’s annual performance objectives consistent with safe and sound operations of the bank. Under the Officer Incentive Program, the Compensation Committee retains full discretion to set the final bonus amount. The Compensation Committee seeks to recognize achievement of annual financial targets based upon the bank’s budget, setting performance targets at levels that are determined to be reasonable and achievable. In setting the named executive officers’ awards, the Compensation Committee considered a number of financial metrics, including net income, deposits (volume and accounts), and the bank’s efficiency ratio, as well as more subjective components, including the achievement of individual achievement goals.

Based on the above performance measures and the Compensation Committee’s assessment of individual performance, the 2020 cash incentive payments were awarded as follows relative to the 2020 target value:

Name	Opportunity as Percentage of Salary	2020 Total Payout Percentage	Calculated Incentive Program Payment	2020 Officer Incentive Program Payout
G. Matthew Brown	30%	68%	20.4%	$53,040
Gregory H. Eiford	25%	68%	17.0%	$37,400
Noel A. Ellis	20%	62%	12.4%	$25,370

In light of Mr. Eiford’s promotion to chief executive officer in 2021, his opportunity as a percentage of salary under the Officer Incentive Program is expected to increase to 30%.

Supplemental Executive Retirement Plans. TC Federal Bank has entered into supplemental executive retirement agreements (each a “SERP”) with each of the named executive officers, whereby a specified annual benefit ($60,000 for Mr. Brown, $100,000 for Mr. Eiford, and $50,000 for Mr. Ellis) is payable monthly upon a normal retirement for a period of 10 years. Each SERP is a nonqualified deferred compensation arrangement that conditions payment of the full normal retirement benefit upon an officer’s attaining normal retirement age while in the service of the bank. Mr. Brown and Mr. Eiford are currently fully vested in their respective SERP agreements, while the SERP for Mr. Ellis will vest in five equal annual installments commencing in August, 2022. Each SERP provides (i) a lump sum early termination benefit in an amount equal to the product of the accrued balance and the executive’s vesting percentage and (ii) a lump sum benefit upon permanent disability or a termination in connection with a change in control in an amount equal to the executive’s accrued balance. In the event an executive is terminated for cause (as defined in the SERP), the executive will forfeit any and all benefits to which the executive would otherwise be entitled to receive under the SERP. In the event an executive dies prior to the occurrence of an event triggering a benefit, then no benefits shall be paid under the SERP; in the event an executive dies while the SERP is being paid out, the executive’s beneficiary shall receive a lump sum payment of any remaining accrual balance. As of December 31, 2020, the present value of the vested accrued benefit were as follows: Mr. Brown, $190,702; Mr. Eiford, $34,589; and Mr. Ellis, $0. The SERP constitutes an unfunded, unsecured promise by TC Federal Bank to make payments in the future.

Split Dollar Life Insurance Agreements. TC Federal Bank has entered into split dollar life insurance agreements with each of the named executive officers, pursuant to which each executive is entitled to designate for a beneficiary, in the event such executive dies prior to triggering payment under such executive’s SERP, an amount equal to the executive’s present value of remaining obligations under such executive’s SERP determined as of the executive’s death.

Frozen Defined Benefit Plan. TC Federal Bank sponsors a tax-qualified defined benefit retirement plan. Effective March 31, 2019, eligibility for the plan was frozen so that no employee who was not then a participant in the plan could later become a participant and to freeze benefit accruals for all existing participants. For existing participants, the plan provides for retirement payments based on a formula using a participant’s years of creditable service and highest three years of annual compensation. Mr. Brown is entitled to a $7,438 annual benefit, Mr. Eiford is entitled to a $25,919 annual benefit upon retirement at age 65, and Mr. Ellis will vest in a $7,827 annual benefit upon retirement at age 65 on June 1, 2025.

401(k) Plan. TC Federal Bank maintains the TC Federal Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other employees. An employee must complete one month of service to be eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2021, the salary deferral contribution limit is $19,500, provided, however, that a participant at least age 50 may contribute an additional $6,500 to the 401(k) Plan for a total of $26,000. In addition to salary deferral contributions, TC Federal Bank makes matching contributions equal to 100% of the first 3% of pay a participant contributes to the 401(k) Plan as salary deferrals and 50% of the next 2% of such pay. TC Federal may also make discretionary profit sharing contributions to the 401(k) Plan to participants who satisfy applicable service requirements for the applicable plan year. TC Federal Bank made both matching and profit sharing contributions to the 401(k) Plan for the plan year ended December 31, 2020. A participant is always 100% vested in his or her salary deferral contributions and matching contributions. Profit sharing contributions vest on a graduated basis after six years of a participant’s service with TC Federal Bank. As a general rule, unless the participant elects otherwise, the participant’s account balance will be distributed in a lump sum as soon as practicable following the participant’s termination of employment. Expense recognized in connection with the 401(k) Plan totaled approximately $201,000 for the fiscal year ended December 31, 2020.

Employee Stock Ownership Plan. In connection with the conversion, we intend to adopt an employee stock ownership plan for eligible employees. The named executive officers will be eligible to participate in the employee stock ownership plan as eligible employees. Eligible employees will begin participation in the employee stock ownership plan as early as the effective date of the conversion. Following the conversion, the normal eligibility rules will provide for bi-annual entry dates following an eligible employee’s completion of one year of service and attainment of age 21. Participants who were employed by TC Federal Bank immediately prior to the offering will receive credit for eligibility purposes for years of service prior to adoption of the employee stock ownership plan.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8.0% of the total number of shares of TC Bancshares, Inc. common stock outstanding. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from TC Bancshares, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through TC Federal Bank’s contributions to the employee stock ownership plan and any dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the loan is repaid. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of eligible compensation relative to all participants. A participant will be 0% vested in his or her account balance until completing three years of service. Participants who were employed by TC Federal Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested prior to completion of three years of service upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. As a general rule, participants may elect to have distributions from the employee stock ownership plan be made or commence upon the participant’s termination of employment, subject to certain restrictions and limitations provided by the terms of the plan. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, TC Federal Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of TC Bancshares, Inc.

Director Fees

Directors earn an annual retainer of $15,000, and our chairman receives an additional chairman fee of $10,000 per year and our vice chairman receives an additional vice chairman fee of $4,0000. Directors currently receive fees of $750 per board meeting and $200 per meeting for committee meetings. Chairmen of committees receive an additional fee of $200 per meeting, except for the audit committee chair, who receives an additional fee of $500 per meeting. The following table sets forth for the year ended December 31, 2020 certain information as to the total remuneration TC Federal Bank paid to its directors. Mr. Brown, as an inside director, did not receive fees for his service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
G. Matthew Brown	—	—	—
James R. Clayton	27,600	—	27,600
Peter A. DeSantis, III	29,000	—	29,000
Charles M. Dixon	27,350	—	27,350
Jefferson L. Johnson	33,750	—	33,750
Fred E. Murphy, IV	28,400	—	28,400
Fortson T. Rumble	29,100	—	29,100
Stephanie B. Tillman	35,883	—	35,883

Each person who will serve as a director of TC Bancshares, Inc. will also serve as a director of TC Federal Bank and will initially earn a monthly fee only in his or her capacity as a board or committee member of TC Federal Bank. Upon completion of the conversion, additional director fees may be paid for TC Bancshares, Inc. director meetings although no such determination has been made at this time.

Non-Employee Director Retirement Plan

Prior to 2020, TC Federal Bank had a practice of paying directors who retire at or after age 70 with at least 15 years of service a monthly benefit of $875 for life. In 2020, the board of directors decided to freeze the practice so that no director joining the board of directors after November 1, 2019 would be eligible for this post-retirement benefit. In addition, the board of directors decided to formalize and modify the practice. As formalized, the Non-Employee Director Retirement Plan will continue unchanged the current payments to retired directors and to any existing director who, as of November 1, 2019, had attained at least the age of 70 while serving on the board of directors with at least fifteen 15 years of service. With respect to all other existing directors, the Plan limits payment of the monthly benefit to a period of no more than 10 years. Existing directors will qualify for the modified post-retirement benefit if they retire at or after age 65 with at least 10 years of service. The Plan further provides for an actuarially equivalent lump sum payout of unpaid amounts in the event of a change in control of TC Bancshares, Inc. As of December 31, 2020, we had a total post-retirement defined benefit obligation of $610,000.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 10.0% and 3.0%, respectively, of the shares issued in the offering, provided however that the number of shares of restricted common stock may be increased to 4.0% if TC Bancshares, Inc. has a tangible capital of at least 10% at the time of implementation of the plans. These limitations may not apply if the plans are implemented more than one year after the conversion and offering, subject to any then applicable regulatory approvals.

The stock-based benefit plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders.

Certain additional restrictions would apply to our stock-based benefit plan(s) if adopted within one year after the stock offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plan(s);

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan(s);

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan(s);

•	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan(s); and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of TC Bancshares, Inc. or TC Federal Bank.

We have not yet determined whether we will present stock-based benefit plans for stockholder approval within one year following the completion of the reorganization or whether we will present plans for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Conversion and Offering—Limitations on Purchase of Shares.”

Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent of Outstanding Shares at Minimum of Offering Range(2)
G. Matthew Brown, Director	4,000	$40,000	*
Peter A. DeSantis, Director	7,500	75,000	*
Charles M. Dixon, Director	20,000	200,000	*
Gregory H. Eiford, Chief Executive Officer, President, Director	10,000	100,000	*
Noel A. Ellis, Executive Vice President and Chief Credit Officer	2,000	20,000	*
Nathan L. Higdon, Executive Vice President	10,000	100,000	*
Jefferson L. Johnson, Director	10,000	100,000	*
Fred E. Murphy, IV, Director	10,000	100,000	*
Linda K. Palmer, Executive Vice President and Chief Financial Officer	5,000	50,000	*
Fortson T. Rumble, Director	20,000	200,000	*
Stephanie B. Tillman, Director	10,000	100,000	*

All directors and executive officers as a group (11 persons)	108,500	$1,085,000	2.7%

*	Less than 1.0%.
(1)

Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

(2)	At the adjusted maximum of the offering range, directors and executive officers would own 1.7% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The board of directors of TC Federal Savings Bank has approved the plan of conversion. The plan of conversion must also be approved by TC Federal Bank’s members (depositors and certain borrowers). A special meeting of members has been called for this purpose. We have filed an application for conversion with respect to the conversion and stock offering with the Office of the Comptroller of the Currency, and have filed a bank holding company application with the Federal Reserve Board. The final approvals of the Office of the Comptroller of the Currency and the Federal Reserve Board are required before we can consummate the conversion and stock offering. Any approval by the Office of the Comptroller of the Currency or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

General

On March 5, 2021 the board of directors of TC Federal Bank unanimously adopted the plan of conversion. Pursuant to the plan of conversion, TC Federal Bank will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, TC Federal Bank has organized a new Georgia bank holding company, TC Bancshares, Inc., which will sell shares of common stock to the public in this offering. When the conversion and offering are completed, all of the outstanding capital stock of TC Federal Bank will be owned by TC Bancshares, Inc., and all of the common stock of TC Bancshares, Inc. will be owned by shareholders.

Pursuant to the plan of conversion, we will offer shares of common stock for sale in the subscription offering to our eligible account holders, our tax-qualified employee stock ownership plan, supplemental eligible account holders and other members. To the extent shares remain available for sale, we may offer common stock for sale in a community offering to members of the general public, with a preference given to natural (including trusts of natural persons) residing in the Georgia Counties of Brooks, Colquitt, Grady, Mitchell and Thomas, and the Florida Counties of Gadsden, Jefferson, Leon and Wakulla.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or promptly after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of the Comptroller of the Currency. We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated offering in which Performance Trust Capital Partners, LLC will be sole manager. See “—Community Offering” and “—Syndicated Offering.”

We intend to retain between $16.2 million and $22.0 million of the net proceeds of the offering (or $25.4 million at the adjusted maximum of the offering range) and to invest between $19.4 million and $26.3 million of the net proceeds in TC Federal Bank (or $30.3 million at the adjusted maximum of the offering range). The offering will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of TC Bancshares, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion and is qualified in its entirety by reference to the provisions of the plan of conversion. The plan of conversion should be consulted for further information about the conversion and offering. A copy of the plan of conversion is available for inspection at each office of TC Federal Bank. The plan of conversion is also filed as an exhibit to TC Federal Bank’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the Office of the Comptroller of the Currency. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Prior Plan

The board of directors of TC Federal Bank previously adopted in February 2020 a Plan of Reorganization from a Mutual Saving Bank to a Mutual Holding Company and Stock Issuance Plan pursuant to which TC Federal Bank would have reorganized into the mutual holding company form of organization. During the process of preparing to conduct the mutual holding company reorganization, it was determined that if TC Federal Bank proceeded with the mutual holding company formation as structured in accordance with applicable law and regulation, there was a material risk of loss or significant curtailment of TC Federal Bank’s ability to utilize its deferred tax assets, in particular, its net operating loss carryforwards. While this analysis was underway, the coronavirus (COVID-19) was declared to be a pandemic. The COVID-19 pandemic caused significant economic dislocation in the United States as many state and local governments ordered non-essential businesses to close and residents to shelter in place at home. This resulted in, among other things, an unprecedented slow-down in economic activity as well as declines in value of the stock markets and in particular, the values of bank stocks. As a result, the board of directors determined to delay proceeding with plan to reorganize into the mutual holding company form of structure until (i) a final determination was made with regard the effect of the mutual holding company reorganization on TC Federal Bank’s deferred tax assets and (ii) the COVID-19 pandemic situation was clearer and the stock markets had stabilized. During the intervening several months, the board of directors continued to review and assess the situation as well as whether reorganizing into the mutual holding company form of structure Plan was the most appropriate course of action to pursue. Upon further reflection and in consideration of the adverse financial and tax consequences of pursuing the mutual holding company reorganization as required to be structured as well as in view of TC Federal Bank’s strategic direction, the board of directors concluded that a standard mutual-to-stock conversion was the more appropriate structure to pursue rather than the mutual holding company formation. The plan of mutual holding company reorganization was neither presented to nor approved by either the Office of the Comptroller of the Currency or the Federal Reserve Board or by TC Federal Bank’s members. In light of the foregoing determination, the board of directors determined to terminate the plan of mutual holding company reorganization and adopt the plan of conversion.

Reasons for the Conversion

The primary purpose of the conversion is to establish a holding company and to convert TC Federal Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The conversion also will enable customers, employees, management and directors to have a direct equity ownership interest in TC Bancshares, Inc. and an indirect equity ownership interest in TC Federal Bank. Management believes that this will enhance the long-term growth and performance of TC Federal Bank and TC Bancshares, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers. The conversion will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The conversion also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The conversion and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risk and expand our asset base. Lastly, the conversion will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit.

Approvals Required

The affirmative vote of a majority of the total outstanding votes eligible to be cast by the members (depositors and certain borrowers) of TC Federal Bank, represented in person or by proxy, is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been called for [________ __], 2021. We have filed an application for conversion with respect to the conversion and stock offering with the Office of the Comptroller of the Currency. Such application, which includes the plan of conversion, must be approved by the Office of the Comptroller of the Currency. Approval of our holding company application by the Federal Reserve Board also must be obtained. We cannot consummate the conversion and offering without receiving these approvals and non-objections and satisfying the conditions contained in them.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving TC Federal Bank at the time of the conversion will be the directors of TC Federal Bank and of TC Bancshares, Inc. after the conversion. The officers of TC Federal Bank at the time of the conversion will retain their positions after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of TC Federal Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation, without interruption, to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from TC Federal Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Members. All of our depositors and certain borrowers are members of and have voting rights in TC Federal Bank as to all matters requiring membership action. Upon completion of the conversion, TC Federal Bank will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in TC Federal Bank will be vested in TC Bancshares, Inc. as the sole shareholder of TC Federal Bank. The shareholders of TC Bancshares, Inc. will possess exclusive voting rights with respect to TC Bancshares, Inc. common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or Georgia income tax purposes to TC Federal Bank or its depositors. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of TC Federal Bank has both a deposit account in TC Federal Bank and a pro rata ownership interest in the net worth of TC Federal Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized upon a complete liquidation of TC Federal Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in TC Federal Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of TC Federal Bank, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of TC Federal Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that TC Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors at December 31, 2019 and [________ __], 2021, who continue to maintain their deposit accounts at the date of liquidation, with any assets remaining thereafter distributed to TC Bancshares, Inc. as the holder of TC Federal Bank’s capital stock. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Feldman Financial Advisors, Inc. to prepare an independent valuation. For its services in preparing the valuation appraisal, Feldman Financial Advisors, Inc. will receive a fee of $20,000, as well as payment for reimbursable expenses and an additional $7,500 for each updated valuation prepared. We have paid Feldman Financial Advisors, Inc. no other fees during the previous three years except $47,500 in connection with the initial appraisal services performed in connection with the initial plan to effect a mutual holding company reorganization.

We are not affiliated with Feldman Financial Advisors, Inc., and neither we nor Feldman Financial Advisors, Inc. has an economic interest in, or is held in common with, the other. Feldman Financial Advisors, Inc. represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Feldman Financial Advisors, Inc. from serving in the role of our independent appraiser.

We have agreed to indemnify Feldman Financial Advisors, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from Feldman Financial Advisors, Inc.’s bad faith or negligence.

The independent valuation was prepared by Feldman Financial Advisors, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements of TC Federal Bank. Feldman Financial Advisors, Inc. also considered the following factors, among others:

•	the present results and financial condition of TC Federal Bank and the projected consolidated results and financial condition of TC Bancshares, Inc.;

•	the economic and demographic conditions in TC Federal Bank’s existing market area;

•	certain historical, financial and other information relating to TC Federal Bank;

•	a comparative evaluation of the operating and financial characteristics of TC Federal Bank with those of other publicly traded savings institutions;

•	the effect of the offering on our equity and earnings potential;

•	the proposed dividend policy of TC Bancshares, Inc.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies, bank holding companies or savings banks that Feldman Financial Advisors, Inc. considered comparable to TC Bancshares, Inc. under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for TC Bancshares, Inc. also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, Feldman Financial Advisors, Inc. limited the peer group companies to the following selection criteria: total assets of less than $1.0 billion, positive earnings, tangible equity-to-tangible assets ratios of greater than 4.5%, and non-performing assets-to-total assets ratios of less than 2.0%.

The independent valuation considered the pro forma effect of the offering. Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Feldman Financial Advisors, Inc. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. Feldman Financial Advisors, Inc. did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, Feldman Financial Advisors, Inc. considered adjustments to the pro forma market value based on a comparison of TC Bancshares, Inc. with the peer group. Feldman Financial Advisors, Inc. made downward adjustments for earnings prospects and for marketing of the issue. Feldman Financial Advisors, Inc. made no adjustments for financial condition, market area, management, dividend payments, liquidity of the issue, subscription interest, and effect of banking regulations and regulatory reform. The downward adjustment for earnings prospects took into consideration our less favorable efficiency ratio and lower profitability ratios relative to the peer group measures. The downward adjustment for marketing of the issue took into consideration the volatile stock market conditions in both the overall market and the market for bank and thrift stocks and the heightened uncertainty associated with the new issue market in the prevailing stock market environment, including the new issue market for TC Bancshares, Inc.

Included in Feldman Financial Advisors, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of TC Bancshares, Inc. after the offering used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.28% at December 31, 2020 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that at February 26, 2021, the estimated pro forma market value of TC Bancshares, Inc. was $47.0 million. Based on applicable regulations, this market value forms the midpoint of a range with a minimum of $40.0 million and a maximum of $24.1 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the offering price of $10.00 per share. The number of shares offered will be equal to the aggregate offering price of the shares divided by the $10.00 price per share. Based on the valuation range and the $10.00 offering price per share, the minimum of the offering range is 3,995,000 shares, the midpoint of the offering range is 4,700,000 shares and the maximum of the offering range is 5,405,000 shares.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $62.2 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range, to up to 6,215,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 6,215,750 shares.

The board of directors of TC Federal Bank reviewed the independent valuation and, in particular, considered the following:

•	TC Federal Bank’s financial condition and results of operations;

•	a comparison of financial performance ratios of TC Federal Bank to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by Feldman Financial Advisors, Inc. to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of the Comptroller of the Currency as a result of subsequent developments in the financial condition of TC Federal Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of TC Bancshares, Inc. to less than $40.0 million or to more than $62.2 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to TC Bancshares, Inc.’s registration statement.

The following table presents a summary of selected pricing ratios for TC Bancshares, Inc. (on a pro forma basis) at and for the twelve months ended December 31, 2020, and for the peer group companies based on earnings and other information at and for the latest twelve months ended December 31, 2020, with stock prices at February 26, 2021, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 35.7% on a price-to-book value basis, a discount of 37.3% on a price-to-tangible book value basis and a premium of 61.0% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering.

	Pro Forma Price-to-Earnings Multiple (1)	Pro Forma Price-to-Book Value Ratio	Pro Forma Price-to-Tangible Book Value Ratio
TC Bancshares, Inc. (on a pro forma basis, assuming completion of the offering)
Adjusted Maximum	66.67x	66.80%	66.80%
Maximum	52.63x	62.81%	62.81%
Midpoint	41.67x	58.82%	58.82%
Minimum	33.33x	54.14%	54.14%
Valuation of peer group companies as of February 26, 2021
Averages	25.88x	91.45%	93.75%
Medians	13.19x	90.20%	97.18%

(1)

Price-to-earnings multiples calculated by Feldman Financial Advisors, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. Feldman Financial Advisors, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Feldman Financial Advisors, Inc. independently value our assets or liabilities. The independent valuation considers TC Federal Bank as a going concern and should not be considered as an indication of the liquidation value of TC Federal Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $62.2 million and a corresponding increase in the offering range to more than 6,215,750 shares, or a decrease in the minimum of the valuation range to less than $40.0 million and a corresponding decrease in the offering range to less than 3,995,000 shares, then we will promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Office of the Comptroller of the Currency, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Office of the Comptroller of the Currency in order to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days and aggregate extensions may not conclude beyond ___________ __, 2023, which is two years after the date of the special meeting of members called to consider and approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and TC Bancshares, Inc.’s pro forma earnings and shareholders’ equity on a per share basis while increasing shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and TC Bancshares, Inc.’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing shareholders’ equity on an aggregate basis.

A copy of the independent valuation report of Feldman Financial Advisors, Inc., together with the detailed memorandum setting forth the method and assumptions used in the appraisal report, is filed as an exhibit to each of the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of TC Federal Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2019 (an “Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $300,000 (30,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2019. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. If there is an oversubscription, the subscription rights of Eligible Account Holders who are also directors or officers of TC Federal Bank or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding December 31, 2019.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock ownership plan, will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 8.0% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the offering, subject to the approval of the Office of the Comptroller of the Currency.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our employee stock ownership plan, each depositor of TC Federal Bank (other than directors and officers of TC Federal Bank, and their associates) with a Qualifying Deposit at the close of business on ____________ __, 2021, who is not an Eligible Account Holder (a “Supplemental Eligible Account Holder”) will receive, without payment, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $300,000 (30,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Supplemental Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Supplemental Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on __________ __, 2021. If there is an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plan, and Supplemental Eligible Account Holders, each depositor on the voting record date of _______ __, 2021 who is not an Eligible Account Holder or Supplemental Eligible Account Holder and each borrower of TC Federal Bank as of November 20, 2019 whose loan remained outstanding as of the close of business on the voting record date (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of $300,000 (30,000 shares) of our common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at ________ __, 2021. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 4:00 p.m., Eastern Time, on _________ __, 2021, unless extended by us for up to 45 days or such additional periods with the approval of the Office of the Comptroller of the Currency. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 3,995,000 shares have not been sold in the offering by ___________ __, 2021 and the Office of the Comptroller of the Currency has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond _________ __, 2021 is necessary and granted by the Office of the Comptroller of the Currency, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions by Eligible Account Holders and Other Members, our tax-qualified employee stock benefit plan, Supplemental Eligible Account Holders, we will offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

•	Natural persons and trusts or natural persons residing in the Georgia Counties of Brooks, Colquitt, Grady, Mitchell and Thomas, and the Florida Counties of Gadsden, Jefferson, Leon and Wakulla; and

•	Other members of the general public.

Subscribers in the community offering may purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Georgia Counties of Brooks, Colquitt, Grady, Mitchell and Thomas, and the Florida Counties of Gadsden, Jefferson, Leon and Wakulla (“Preferred Subscribers”), we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose subscription remains unsatisfied. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for Preferred Subscribers. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the Georgia Counties of Brooks, Colquitt, Grady, Mitchell and Thomas, and the Florida Counties of Gadsden, Jefferson, Leon and Wakulla means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended with the approval of the Office of the Comptroller of the Currency. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond __________ __, 2021, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, subject to any approvals required from the Office of the Comptroller of the Currency in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering or firm commitment offering is held, Performance Trust Capital Partners, LLC will serve as sole manager. If shares of common stock are sold in a syndicated offering, we will pay fees of 5.5% of the aggregate amount of common stock sold in the syndicated offering to Performance Trust Capital Partners, LLC. and any other broker-dealers included in the syndicated offering. Neither Performance Trust Capital Partners, LLC nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering; however, Performance Trust Capital Partners, LLC has agreed to use its best efforts in the sale of shares in any syndicated offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to TC Bancshares, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at TC Federal Bank or wire transfers). See “—Procedure for Purchasing Shares in Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 under the Securities Exchange Act of 1934 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If for any reason we cannot undertake a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Office of the Comptroller of the Currency and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual, or group of individuals exercising subscription rights through a single qualifying deposit account held jointly, may purchase more than $300,000 (30,000 shares) in the offering;

•

Except for the employee stock ownership plan, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $400,000 (40,000 shares) of common stock in all categories of the offering combined;

•

Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10.0% of the shares of common stock sold in the offering, including shares issued upon an increase in the offering range of up to 15.0%;

•	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase; and

•

The aggregate number of shares of common stock that may be purchased in all categories of the offering by officers and directors of TC Bancshares, Inc. and TC Federal Bank and their associates may not exceed 29% of the total shares sold in the offering.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of the depositors of TC Federal Bank, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable revised limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, subject to the provisions of 12 CFR 192.385, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

If there is an increase in the offering range to up to 6,215,750 shares of common stock, shares will be allocated in the following order of priority according to the plan of conversion:

(i)

to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 8.0% of the total number of shares of common stock sold in the offering;

(ii)	if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(iii)	if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(iv)	if there is an oversubscription at the other members level, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(v)

to fill unfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in the Georgia Counties of Brooks, Colquitt, Grady, Mitchell and Thomas, and the Florida Counties of Gadsden, Jefferson, Leon and Wakulla, and then to members of the general public.

The term “associate” of a person means:

•

any corporation or organization (other than TC Federal Bank, TC Bancshares, Inc. or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial shareholder;

•	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

•	any relative or spouse of such person, or any relative of such spouse, who either has the same home as the person or who is a director, trustee or officer of TC Federal Bank or TC Bancshares, Inc.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. When persons act together for such purpose, their group is deemed to have acquired their stock.

The determination of whether a group is acting in concert shall be made solely by us and may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. Persons with the same address, whether or not related, and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be deemed to be acting in concert unless we determine otherwise. Directors of TC Bancshares, Inc. and TC Federal Bank are not treated as associates of each other solely because of their membership on the boards of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of TC Bancshares, Inc. or TC Federal Bank and except as described below. Any purchases made by any associate of TC Bancshares, Inc. or TC Federal Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of offering and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After the Offering” and “Restrictions on Acquisition of TC Bancshares, Inc.”

Plan of Distribution; Selling Agent and Underwriting Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Performance Trust Capital Partners, LLC, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Performance Trust Capital Partners, LLC will assist us on a best efforts basis in the subscription and community offerings by:

•	consulting as to the marketing implications of the plan of conversion;

•	reviewing with the boards the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related marketing materials;

•	assisting us in the design and implementation of a marketing strategy for the offering;

•	assisting our management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For its services as financial advisor, Performance Trust Capital Partners, LLC will receive a selling agent fee of 1.25% of the aggregate dollar amount of all shares of common stock sold in the subscription and community offerings. No fee will be paid on any shares purchased by our directors, officers or employees or members of their immediate families (whether directly or through a personal trust), or on shares purchased by any employee benefit plan or trust established for the benefit of our directors, officers and employees. Performance Trust Capital Partners, LLC has also received an advance payment of $25,000 for services as the marketing agent, which will be credited against the service fee.

Syndicated Offering. If shares of common stock are sold in a syndicated offering, we will pay fees of 5.5% of the aggregate dollar amount of common stock sold in the syndicated offering to Performance Trust Capital Partners, LLC and any other broker-dealers included in the syndicated offering. Any such offering will be on a best efforts basis, and Performance Trust Capital Partners, LLC will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated offering will be in addition to fees payable with respect to the subscription and community offerings.

Expenses. Performance Trust Capital Partners, LLC will be reimbursed for reasonable out-of-pocket expenses, not to exceed $10,000, and fees and expenses of its legal counsel not to exceed $125,000. The expenses may be increased in the event we conduct a syndicated offering. Under such circumstances, Performance Trust Capital Partners, LLC may be reimbursed for total additional reasonable expenses and legal fees and expenses not to exceed $150,000 in the aggregate. Performance Trust Capital Partners, LLC will reimburse any amounts paid or advanced by us in excess of their actual reasonable out-of-pocket accountable expenses. If the plan of conversion is terminated or if Performance Trust Capital Partners, LLC’s engagement is terminated according to the provisions of the agency agreement, Performance Trust Capital Partners, LLC will only receive reimbursement of its reasonable out-of-pocket expenses.

No opinion. Performance Trust Capital Partners, LLC has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Performance Trust Capital Partners, LLC expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Stock Information Center Management

We have also engaged Performance Trust Capital Partners, LLC to manage our Stock Information Center in connection with the offering. In this role, Performance Trust Capital Partners, LLC will assist us in the offering as follows:

•	coordinating vote solicitation and the special meeting of members;

•	design stock order forms;

•	organize and supervise the Stock Information Center; and

•	employee training.

For these services, Performance Trust Capital Partners, LLC will receive a fee of $20,000, $10,000 of which is non-refundable and has already been paid (the remainder to be paid upon mailing of the offering materials), plus reimbursement of expenses not to exceed $15,000. The fee can be increased by $5,000 in the event of any unusual or additional items or duplication of service required as a result of a material change in applicable regulations or the plan of conversion, or a material delay or other similar events.

Indemnity

We will indemnify Performance Trust Capital Partners, LLC against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Performance Trust Capital Partners, LLC’s engagement with respect to the offering.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation, which out-of-pocket expenses, if any, are expected to be insignificant. Other regular employees of TC Federal Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust Capital Partners, LLC Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering. Performance Trust Capital Partners, LLC will solicit orders and conduct sales of the common stock of TC Bancshares, Inc. in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

Procedure for Purchasing Shares in Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 4:00 p.m., Eastern Time, on ______ __, 2021, unless we extend one or both for up to 45 days, with the approval of the Office of the Comptroller of the Currency. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond __________ __, 2021 would require the Office of the Comptroller of the Currency’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason (subject to any required regulatory approvals), in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. We note that subscribers should be aware of the current delays in the postal service system, and that subscriptions must be received by the Stock Information Center. All order forms must be received (not postmarked) before 4:00 p.m., Eastern Time, on __________ __, 2021. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail to the Stock Information Center using the stock order return envelope provided, or by overnight delivery to our Stock Information Center, which will be located at TC Federal Bank’s main office, located at 131 South Dawson Street, Thomasville, Georgia. You may also hand-deliver stock order forms to the Stock Information Center. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other banking offices. Please do not mail stock order forms to TC Federal Bank’s other offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by TC Federal Bank, the Federal Deposit Insurance Corporation or any other government agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to TC Bancshares, Inc.; or

(ii)	authorization of withdrawal of available funds from your TC Federal Bank deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at TC Federal Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings account rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at TC Federal Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit TC Federal Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to TC Bancshares, Inc.). You may not designate on your stock order form direct withdrawal from a retirement account held at TC Federal Bank. See “—Using Individual Retirement Account Funds.” If permitted by the Office of the Comptroller of the Currency, if we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. We will not accept wire transfers except set forth below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by ____________ __, 2021. If the subscription and community offerings are extended past ____________ __, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Office of the Comptroller of the Currency regulations prohibit TC Federal Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering. Purchasers may seek financing from banks or institutions unaffiliated with TC Federal Bank in order to finance the purchase of TC Bancshares, Inc. common stock.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the offering. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or TC Bancshares, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, TC Federal Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a retirement account held at TC Federal Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at TC Federal Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the _____________ __, 2021 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)

the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holder, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit account, and you cannot delete names of others except for certain orders placed through an IRA, Keogh, 401(k) or similar plan and for the death of the named eligible depositor. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is [(____) ___-____]. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of TC Federal Bank before the conversion, all claims of creditors of TC Federal Bank, including those of its depositors (to the extent of their deposit balances), would be paid first, with any remaining assets distributed to TC Federal Bank’s depositors. In the unlikely event that TC Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to TC Bancshares, Inc. as the sole holder of TC Federal Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of TC Federal Bank at the date of its latest balance sheet contained in this prospectus. The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with TC Federal Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of TC Federal Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at TC Federal Bank would be entitled, on a complete liquidation of TC Federal Bank after the conversion, to an interest in the liquidation account before any payment to the shareholders of TC Bancshares, Inc. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in TC Federal Bank on December 31, 2019. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2019 bears to the balance of all such deposit accounts in TC Federal Bank on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as money market deposit accounts and certificates of deposit, with a balance of $50 or more held in TC Federal Bank on _____________ __, 2021. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on ____________ __, 2021 bears to the balance of all such deposit accounts in TC Federal Bank on such date.

If, however, on any December 31, annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2019 or ___________ __, 2021, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to TC Bancshares, Inc., as the sole shareholder of TC Federal Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to TC Federal Bank, TC Bancshares, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. If there is such disagreement, there can be no assurance that TC Federal Bank or TC Bancshares, Inc. would prevail in a judicial proceeding.

TC Bancshares, Inc. and TC Federal Bank have received an opinion of counsel, Bryan Cave Leighton Paisner LLP, regarding the following material federal and state income tax consequences of the conversion:

1.	The conversion of TC Federal Bank to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	TC Federal Bank will not recognize any gain or loss upon the receipt of money from TC Bancshares, Inc. in exchange for shares of common stock of TC Federal Bank.

3.

The basis and holding period of the assets received by TC Federal Bank, in stock form, from TC Federal Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.

No gain or loss will be recognized by account holders of TC Federal Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in TC Federal Bank, in stock form, in the same dollar amount and under the same terms as held at TC Federal Bank, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in TC Federal Bank in exchange for their ownership interests in TC Federal Bank.

5.

The basis of the account holders’ deposit accounts in TC Federal Bank, in stock form, will be the same as the basis of their deposit accounts in TC Federal Bank, in mutual form. The basis of the Eligible Account Holders and, Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.

No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of TC Bancshares, Inc. common stock, provided that the subscription rights do not have any value.

7.

The basis of the shares of TC Bancshares, Inc. common stock purchased in the offering will be the purchase price for the stock, provided that the subscription rights do not have any value. The holding period of the TC Bancshares, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by TC Bancshares, Inc. on the receipt of money in exchange for shares of TC Bancshares, Inc. common stock sold in the offering.

TC Bancshares, Inc. and TC Federal Bank have also received an opinion from Bryan Cave Leighton Paisner LLP regarding the Georgia income tax consequences that is consistent with the federal tax opinion.

In the view of Feldman Financial Advisors, Inc. (which is acting as independent appraiser of the value of the shares of TC Bancshares, Inc. common stock in connection with the conversion), the subscription rights do not have any value based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Feldman Financial Advisors, Inc.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to their value, and TC Bancshares, Inc. could recognize gain on the distribution of such rights. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences if such subscription rights are deemed to have an ascertainable value.

The opinion of Bryan Cave Leighton Paisner LLP is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged by the Internal Revenue Service at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling from the Internal Revenue Service concerning the transactions described herein.

The federal and state tax opinion have been filed with the Securities and Exchange Commission as exhibits to TC Bancshares, Inc.’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares After the Offering

All shares of common stock purchased in the offering by a director, or certain officers of TC Bancshares, Inc. or TC Federal Bank, as well as their associates, generally may not be sold for a period of one year following the closing of the offering, except upon death or judicial declaration of incompetency of the individual. Each statement of ownership for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to TC Bancshares, Inc.’s transfer agent to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of TC Bancshares, Inc. also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of the Comptroller of the Currency. This restriction does not apply, however, to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal conversion regulations prohibit TC Bancshares, Inc. from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with Office of the Comptroller of the Currency approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON THE ACQUISITION OF TC BANCSHARES, INC. AND TC FEDERAL BANK

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire TC Bancshares, Inc., TC Federal Bank or their respective capital stock are described below. Also discussed are certain provisions in TC Bancshares, Inc.’s articles of incorporation and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire TC Bancshares, Inc.

Federal Law

Under the Change in Bank Control Act, no person may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock (i) where the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Office of the Comptroller of the Currency regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of TC Bancshares, Inc. or TC Federal Bank without the Office of the Comptroller of the Currency’s prior approval.

Respective Articles of Incorporation, Charter and Bylaws of TC Bancshares, Inc. and TC Federal Bank

The following discussion is a summary of provisions of the respective articles of incorporation, charter and bylaws of TC Bancshares, Inc. and TC Federal Bank that may be deemed to affect the ability of a person, firm or entity to acquire TC Bancshares, Inc. The description is necessarily general and qualified by reference to the respective articles of incorporation, charter and bylaws.

Classified Board of Directors. The board of directors of TC Bancshares, Inc. is required by the articles of incorporation and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of TC Bancshares, Inc. for a three-year term. A classified board promotes continuity and stability of management of TC Bancshares, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, TC Bancshares, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of TC Bancshares, Inc.” These shares could be used by the board of directors of TC Bancshares, Inc. to make it more difficult or to discourage an attempt to obtain control of TC Bancshares, Inc. through a merger, tender offer, proxy contest or otherwise.

How Shares are Voted. TC Bancshares, Inc.’s articles of incorporation provides that there will not be cumulative voting by stockholders for the election of TC Bancshares, Inc.’s directors. This could prevent minority stockholder representation on TC Bancshares, Inc. board of directors.

Restrictions on Acquisitions of Shares. A section in TC Bancshares, Inc.’s articles of incorporation provides that for a period of three years from the closing of the offering, no person, and with respect to TC Federal Bank, other than TC Bancshares, Inc., may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of TC Bancshares, Inc. and, with respect to TC Federal Bank, other than TC Bancshares, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Evaluation of Offers. TC Bancshares, Inc.’s articles of incorporation provide that its board of directors, when evaluating a transaction that would or may involve a change in control of TC Bancshares, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of TC Bancshares, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors.

Procedures for Stockholder Nominations and Proposals for New Business. TC Bancshares, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of TC Bancshares, Inc. at least five days before the date of the annual meeting. Management believes that it is in the best interests of TC Bancshares, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Limitations on Calling Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called by the chairman of the board, the chief executive officer, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the chief executive officer, the president, or the secretary upon the written request of the holders of not less than one-fourth of all of our outstanding shares of voting stock.

Purpose and Anti-Takeover Effects of TC Bancshares, Inc.’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the stock offering. We believe these provisions are in the best interests of TC Bancshares, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of TC Bancshares, Inc. and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of TC Bancshares, Inc. and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of TC Bancshares, Inc. and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of TC Bancshares, Inc.’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Benefit Plans

In addition to the provisions of TC Bancshares, Inc.’s articles of incorporation and bylaws described above, benefit plans of TC Bancshares, Inc. and TC Federal Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with the offering contain provisions which also may discourage hostile takeover attempts which the board of directors of TC Federal Bank might conclude are not in the best interests of TC Bancshares, Inc. and TC Federal Bank or TC Bancshares, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF TC BANCSHARES, INC.

General

TC Bancshares, Inc. is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock, par value of $0.01 per share. Each share of TC Bancshares, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of conversion and stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of TC Bancshares, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of TC Bancshares, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

TC Bancshares, Inc. currently expects that it will have a maximum of up to 6,215,750 shares of common stock outstanding after the offering. Our board of directors can, without stockholder approval, issue additional shares of common stock. TC Bancshares, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. TC Bancshares, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. TC Bancshares, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of TC Bancshares, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of TC Bancshares, Inc. out of funds legally available therefore. Dividends from TC Bancshares, Inc. will depend, in large part, upon receipt of dividends from TC Federal Bank, because TC Bancshares, Inc. initially will have no source of income other than dividends from TC Federal Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to TC Bancshares, Inc.’s loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.

Pursuant to our articles of incorporation, TC Bancshares, Inc. is authorized to issue preferred stock. If TC Bancshares, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of TC Bancshares, Inc. will possess exclusive voting rights in TC Bancshares, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If TC Bancshares, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of TC Federal Bank, TC Bancshares, Inc., as holder of TC Federal Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of TC Federal Bank, including all deposit accounts and accrued interest thereon, all assets of TC Federal Bank available for distribution. In the event of liquidation, dissolution or winding up of TC Bancshares, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of TC Bancshares, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of TC Bancshares, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if TC Bancshares, Inc. issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of TC Bancshares, Inc.’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. The issuance of preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to legal counsel. TC Bancshares, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Pacific Stock Transfer Company, Las Vegas, Nevada, will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal and state income tax consequences of the conversion and offering have been passed upon for TC Federal Bank and TC Bancshares, Inc. by the firm of Bryan Cave Leighton Paisner LLP, Atlanta, Georgia. Bryan Cave Leighton Paisner LLP has consented to the references in this prospectus to their opinions. Certain legal matters regarding the conversion and offering will be passed upon for Performance Trust Capital Partners, LLC by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

EXPERTS

The financial statements of TC Federal Bank as of December 31, 2020 and 2019 and for each of the years in the two year period ended December 31, 2020 and December 31, 2019 have been audited by Wipfli LLP (“Wipfli”), an independent registered public accounting firm, as stated in their report thereon and included in this Prospectus and Registration Statement in reliance upon such report of such firm as experts in accounting and auditing. Effective October 1, 2019, TC Federal Bank’s prior accounting firm, Porter Keadle Moore, LLC (“PKM”) combined its practice the (“Practice Combination”) with Wipfli. As a result of the Practice Combination, PKM effectively resigned as the TC Federal Bank’s accounting firm and Wipfli, as the successor to PKM following the Practice Combination, was engaged as TC Federal Bank’s independent registered public accounting firm. TC Federal Bank’s audit committee was notified of the Practice Combination and the effective resignation of PKM and ratified and approved the engagement of Wipfli.

The report of PKM on the financial statements of TC Federal Bank for the years ended December 31, 2018 and 2017 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principal. In connection with its audits in the years ended December 31, 2018 and 2017 and reviews of TC Federal Bank’s financial statement through September 30, 2019, there were no disagreements with PKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PKM, would have caused them to make reference thereto in their report on the financial statements for such years.

TC Federal Bank has furnished to Wipfli (as successor following the Practice Combination of PKM) the statements made in this Registration Statement. Attached as Exhibit 16.1 to this Registration Statement is Wipfli’s letter to the Commission dated March 12, 2021 regarding these statements.

During the two most recent fiscal years and through September 30, 2019, TC Federal Bank has not consulted with Wipfli on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on TC Federal Bank’s financial statements, in each case where a written report was provided or oral advice was provided that Wipfli concluded was an important factor considered by TC Federal Bank in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Feldman Financial Advisors, Inc. has consented to the publication in this prospectus of the summary of its report to TC Federal Bank and TC Bancshares, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the conversion and offering and its valuation with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

TC Bancshares, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge on the website maintained by the Securities and Exchange Commission (http://www.sec.gov). The Securities and Exchange Commission’s website contains reports, proxy and information statements, including other information regarding registrants that file electronically with the Securities and Exchange Commission, including TC Bancshares, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

TC Bancshares, Inc. and TC Federal Bank have filed applications with the Federal Reserve Board and the Office of the Comptroller of the Currency with respect to the conversion and offering. Pursuant to the rules and regulations of the Office of the Comptroller of the Currency, this prospectus omits certain information contained in such applications. To obtain a copy of non-confidential portions of the applications filed with the Federal Reserve Board and the Office of the Comptroller of the Currency, you may contact Kathryn Haney, Applications Manager of the Federal Reserve Bank of Atlanta, at (404) 498-7298 and the Southern District Office of the Office of the Comptroller of the Currency located at 500 N. Akard Street, Suite 1600, Dallas, Texas 75201

A copy of the articles of incorporation and bylaws of TC Bancshares, Inc. is available without charge from TC Federal Bank.

REGISTRATION REQUIREMENTS

In connection with the offering, TC Bancshares, Inc. will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, TC Bancshares, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, TC Bancshares, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

TC FEDERAL BANK

THOMASVILLE, GEORGIA

FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

235 Peachtree Street NE Suite 1800 Atlanta, GA 30303	404 588 4200 wipfli.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

TC Federal Bank

Thomasville, Georgia

Opinion on the Financial Statements

We have audited the accompanying balance sheets of TC Federal Bank (the “Bank”) (f/k/a Thomas County Federal Savings and Loan Association) as of December 31, 2020 and 2019, and the related statements of income, comprehensive income, changes in equity and cash flows for the years then ended and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

235 Peachtree Street NE Suite 1800 Atlanta, GA 30303	404 588 4200 wipfli.com

Allowance for loan losses

As described in Notes 1 and 3 to the financial statements, the Bank’s allowance for loan losses (ALL) totaled $4,085,719 which relates to loans collectively evaluated for impairment (general reserve). The Bank estimated the general reserve using the historical loss method which utilizes historical loss rates of pools of loans with similar risk characteristics and then applied to the respective loan pool balances. These amounts are then adjusted for certain qualitative factors related to current economic and general conditions currently observed by management.

We identified the estimate of the general reserve portion of the ALL as a critical audit matter because auditing it required significant auditor judgment and involved significant estimation uncertainty requiring industry knowledge and experience.

The primary audit procedures we performed to address this critical audit matter included:

•	We tested the completeness and accuracy of the data used by management to calculate historical loss rates.

•	We tested the completeness and accuracy of the data used by management in determining qualitative factor adjustments by agreeing them to internal and external information.

•	We analyzed the qualitative factors in comparison to historical periods to evaluate the directional consistency in relation to the Bank’s loan portfolio and local economy.

We have served as the Bank’s auditor since 2012.

/s/ WIPFLI, LLP

Atlanta, Georgia

March 12, 2021

TC FEDERAL BANK

BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

ASSETS
	2020	2019

Cash and due from banks	$31,876,399	$24,191,882
Federal funds sold	10,000,000	—

Cash and cash equivalents	41,876,399	24,191,882
Certificates of deposit with other banks	5,652,000	8,844,000
Investment securities available-for-sale	15,916,866	22,107,832
Other investments	714,000	400,200
Mortgage loans held for sale	2,944,962	1,427,889
Loans, net	262,355,967	244,970,192
Premises and equipment, net	3,443,509	3,339,901
Other real estate owned	81,000	357,514
Bank owned life insurance	10,883,428	10,582,512
Accrued interest receivable and other assets	6,059,002	5,539,196

Total Assets	$349,927,133	$321,761,118

LIABILITIES AND EQUITY

Deposits:
Demand	$28,768,659	$18,041,863
Interest-bearing demand	146,479,513	125,238,564
Savings	32,275,374	21,960,793
Certificates of deposit	86,576,281	108,363,212

Total deposits	294,099,827	273,604,432

Federal Home Loan Bank advances	9,515,477	2,825,000
Accrued interest payable and other liabilities	6,453,541	5,543,224

Total liabilities	310,068,845	281,972,656

Commitments	—	—

Equity:
Retained earnings	41,973,211	41,665,557
Accumulated other comprehensive loss	(2,114,923)	(1,877,095)

Total equity	39,858,288	39,788,462

Total Liabilities and Equity	$349,927,133	$321,761,118

The accompanying notes are an integral

part of these financial statements.

TC FEDERAL BANK

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Interest and Dividend Income:
Interest and fees on loans	$12,376,269	$11,389,681
Interest and dividends on taxable investment securities	415,897	688,403
Interest on deposits with other banks and federal funds sold	295,417	478,456

Total interest and dividend income	13,087,583	12,556,540

Interest Expense:
Interest on deposits	2,258,401	3,029,759
Interest on borrowings	106,295	71,605

Total interest expense	2,364,696	3,101,364

Net interest income	10,722,887	9,455,176

Provision for Allowance for Loan Losses	779,758	—

Net interest income after provision for allowance for loan losses	9,943,129	9,455,176

Other Income:
Service charges on deposit accounts	471,891	513,120
Gain on sale of mortgage loans	1,235,737	380,160
Gain on sale of available-for-sale securities	—	67,386
Bank owned life insurance income	300,916	295,864
Other	21,981	3,673

Total other income	2,030,525	1,260,203

Other Expense:
Salaries and employee benefits	6,443,953	5,327,383
Occupancy and equipment	753,793	658,462
Other real estate owned, net of operations, (gain) loss on sales and writedowns	(12,509)	10,704
Data processing conversion costs	1,132,087	—
Other	3,308,922	3,144,856

Total other expense	11,626,246	9,141,405

Income Before Income Taxes	347,408	1,573,974

Income Tax Expense	39,754	366,648

Net Income	$307,654	$1,207,326

The accompanying notes are an integral

part of these financial statements.

TC FEDERAL BANK

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Net Income	$307,654	$1,207,326

Other Comprehensive (Loss) Income, Net of Income Taxes:
Unrealized gains on securities available-for-sale:
Holding gains arising during the period, net of taxes of $125,178 and $159,376, respectively	331,252	430,905

Reclassification adjustment for net gains included in net income, net of tax of $18,194 in 2019	—	(49,192)

Change in post-retirement benefit obligations, net of taxes of $191,214 and $57,948, respectively	(569,080)	180,311

Total other comprehensive (loss) income	(237,828)	562,024

Comprehensive Income	$69,826	$1,769,350

The accompanying notes are an integral

part of these financial statements.

TC FEDERAL BANK

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2018	$40,458,231	$(2,439,119)	$38,019,112

Net income	1,207,326	—	1,207,326

Other comprehensive income, net of tax	—	562,024	562,024

Balance, December 31, 2019	41,665,557	(1,877,095)	39,788,462

Net income	307,654	—	307,654

Other comprehensive loss, net of tax	—	(237,828)	(237,828)

Balance, December 31, 2020	$41,973,211	$(2,114,923)	$39,858,288

The accompanying notes are an integral

part of these financial statements.

TC FEDERAL BANK

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Cash Flows From Operating Activities:
Net income	$307,654	$1,207,326
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, amortization and accretion	405,666	353,994
Deferred income tax expense	39,754	366,648
Provision for allowance for loan losses	779,758	—
Gain on sale of investment securities available-for-sale	—	(67,386)
Gain on sale of other real estate owned	(18,986)	—
Increase in cash surrender value of bank owned life insurance	(300,916)	(295,864)
Gain on mortgage loans sold, net	(1,235,737)	(380,160)
Proceeds from the sale of mortgage loans held for sale	65,639,576	20,720,471
Originations of mortgage loans held for sale	(65,920,912)	(21,679,589)
Change in:
Accrued interest receivable and other assets	(684,738)	(693,638)
Accrued interest payable and other liabilities	341,237	(48,472)

Net cash used in operating activities	(647,644)	(516,670)

Cash Flows From Investing Activities:
Net change in interest-bearing deposits in other banks	3,192,000	3,630,000
Purchases of investment securities available-for-sale	—	(11,460,768)
Proceeds from calls, paydowns and maturities of investment securities available-for-sale	6,586,138	6,155,970
Proceeds from sales of investment securities available-for-sale	—	10,855,080
Purchase of other investments	(432,400)	(21,300)
Proceeds from sales of other investments	118,600	—
Net change in loans	(18,165,533)	(9,744,192)
Purchase of bank owned life insurance	—	(10,286,648)
Proceeds from sales of other real estate owned	295,500	—
Proceeds from sales of premises and equipment	11,493	—
Purchases of premises and equipment	(459,509)	(162,499)

Net cash used in investing activities	(8,853,711)	(11,034,357)

Cash Flows From Financing Activities:
Net increase in deposits	20,495,395	23,256,728
Proceeds from Federal Home Loan Bank advances	10,000,000	—
Repayments of Federal Home Loan Bank advances	(3,309,523)	(166,667)

Net cash provided by financing activities	27,185,872	23,090,061

Net Change in Cash and Cash Equivalents	17,684,517	11,539,034

Cash and Cash Equivalents, Beginning of Year	24,191,882	12,652,848

Cash and Cash Equivalents, End of Year	$41,876,399	$24,191,882

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$2,391,582	$3,073,590

Cash received from tax refund	$26,976	$53,591

Non-Cash Investing and Financing Activities:
Transfer of loans to other real estate owned	$—	$6,514

Change in unrealized gains (losses) on securities available-for-sale, net of tax	$331,252	$381,713

Change in defined benefit pension obligations, net of tax	$(569,080)	$108,311

The accompanying notes are an integral

part of these financial statements.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:

TC Federal Bank (“Bank”) was organized in 1934 and chartered in 1937 by the Federal Home Loan Bank Board as a mutual savings and loan association owned 100% by its depositors. Effective January 1, 2018, the Bank amended its corporate name to TC Federal Bank. The Bank operates one branch in Thomasville, Georgia, and one in Tallahassee, Florida as well as loan production offices in Tallahassee, Florida and Savannah, Georgia, that provide a variety of services to individuals and corporate customers in their markets. The Bank’s primary deposit products are interest-bearing checking accounts, savings accounts, and certificates of deposit. Its primary lending products consist of single-family residential mortgage loans and commercial and multi-family real estate loans. The Bank is regulated by the Office of the Comptroller of the Currency (“OCC”) and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank undergoes periodic examinations by the OCC.

Basis of Presentation:

The accounting principles followed by the Bank and the method of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of the post-retirement obligation, and valuation allowance associated with the realization of deferred tax assets, which are based on future taxable income.

In 2020, Coronavirus Disease 2019 (COVID-19) spread into a worldwide pandemic. The pandemic may impact various parts of the Bank’s future operations and financial results, including additional allowance for loan loss provisions. Management believes the Bank is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 on the allowance for loan losses as of December 31, 2020 cannot be reasonably estimated, as these events are still developing.

Cash and Cash Equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days. Reserve requirements held in cash on hand or in deposit with the Federal Reserve Bank of Atlanta by the Bank were approximately $0 and $583,000 at December 31, 2020 and 2019, respectively.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities:

The Bank classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. As of December 31, 2020 and 2019, all securities were classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from income and are reported as a separate component of accumulated other comprehensive income in stockholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

Management evaluates investment securities for other-than-temporary impairment on an annual basis. A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to income for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available-for-sale are included in income and are derived using the specific identification method for determining the cost of securities sold.

Other Investments:

Other investments are carried at cost and consist of Federal Home Loan Bank of Atlanta (“FHLB”) stock. The Bank is required to hold the FHLB stock as a member of the FHLB, and transfer of the stock is substantially restricted.    The stock is pledged as collateral for outstanding FHLB advances.

Loans, Loan Fees and Interest Income on Loans:

Loans are stated at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans, Loan Fees and Interest Income on Loans (Continued):

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

Loan fees, net of certain origination costs, are deferred and amortized over the lives of the respective loans.

A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Estimated impairment losses for collateral dependent loans are set up as specific reserves. Interest income on impaired loans is recognized using the cash-basis method of accounting during the time the loans are impaired.

Allowance for Loan Losses:

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management’s judgment based on, among other things, historical losses and on the current economic environment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Loans deemed uncollectible are charged-off and deducted from the allowance and recoveries on loans previously charged-off are added back to the allowance.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. As a result of such review, the Bank may have to recognize additions to its allowance for loan losses.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Loans Held for Sale:

The Bank sells mortgage loans for an amount equal to the principal amount of loans with yields to investors based upon current market rates. Realized gains and losses related to loan sales are included in gains on sale of loans. For financial reporting purposes, the Bank classifies a portion of its loans as “Mortgage loans held for sale”. Included in this category are loans which the Bank has the current intent to sell and loans which are available to be sold in the event the Bank determines that loans should be sold to support the Bank’s investment and liquidity objectives. Loans included in this category for which the Bank has the current intention to sell are recorded at the lower of the aggregate cost or fair value. As of December 31, 2020 and 2019, the Bank had $2,944,962 and $1,427,889, respectively, in loans classified as “Mortgage loans held for sale.”

Premises and Equipment:

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment is:

Building and improvements	20 - 40 years
Furniture, fixtures and equipment	5 - 10 years

Advertising Costs:

Advertising costs are expensed as incurred.

Other Real Estate Owned:

Other real estate owned represents properties acquired through or by deed in lieu of loan foreclosure and is initially recorded at fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank owned life insurance:

The Bank has purchased life insurance policies on certain key executives and members of management. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable of settlement.

Income Taxes:

The Bank uses the liability method of accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, this method requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The Bank currently evaluates income tax positions judged to be uncertain. A loss contingency reserve is accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.

Post-Retirement Defined Benefit Obligation:

The Bank accounts for its post-retirement defined benefit obligations under Accounting Standards Codification (“Codification” or “ASC”) Topic 715, Retirement Benefits (“ASC 715”). The under or over funded status of the Bank’s post-retirement defined benefit obligations are recognized as a liability or asset in the balance sheet. To the extent these obligations are funded, changes in funded status are reflected in other comprehensive income. Net actuarial gains and losses and adjustments to prior service costs that are not recorded as components of the net periodic benefit cost are charged to other comprehensive income.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers:

On January 1, 2019, the Bank adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers ASC Topic 606”) (“Accounting Standards Update (“ASU”) 2014-09”). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Bank concluded ASU 2014-09 did not change the timing or presentation of revenue recognition for its current revenue streams. The majority of the Bank’s revenues are interest earned and gain on sale of loans, investment securities, and other financial instruments which are unaffected as they are outside the scope of ASU 2014-09.

Some of the Bank’s non-interest revenue streams, such as service charges on deposit accounts and interchange fees are within the scope of ASU 2014-09. However, ASC Topic 606 focuses on revenues from contracts earned over time. Service charges on deposit accounts, such as ATM fees and stop payment fees, are recognized at the time the transaction is executed. Service charges on deposits such as account maintenance fees are earned over the course of a month and are withdrawn from the customer’s account balance at the end of that month. The Bank earns interchange fees from debit cardholder transactions through the debit card payment network. These fees represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

The Bank records a gain or loss from the sale of other real estate owned when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. There are no ASC Topic 606 implications unless the Bank finances the sale of the other real estate owned property. ASC Topic 606 could change the timing of revenue recognition in the case of seller financing.

The contract balances disclosure requirement of ASC Topic 606 is not relevant, as no revenues in the scope of this standard are earned over time that would require the monitoring of contract balances.

Comprehensive Income (Loss):

The Bank has elected to present comprehensive income in a separate statement of comprehensive income. Accumulated other comprehensive income includes the net of tax effect of unrealized gains (losses) on securities available-for-sale and the unfunded post-retirement benefit obligation of the Bank’s defined benefit plan.

Reclassifications:

Certain prior period amounts have been reclassified to conform to the current period presentation.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Emerging Growth Company Status:

The Bank qualifies as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as the Bank is an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. The Bank intends to elect to use the extended transition period described above and intends to maintain its emerging growth company status as allowed under the JOBS Act.

Recent Accounting Pronouncements:

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02—Leases (Topic 842). The guidance in this topic supersedes the requirements in ASC Topic 840, Leases. The update will require business entities to recognize lease assets and liabilities on the balance sheet and to disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This update clarified the effective date of ASC 2016-02 for nonpublic business entities to fiscal years beginning after December 15, 2020, and interim periods within those fiscal years beginning after December 15, 2020, and interim periods within those fiscal years beginning after December 15, 2021. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). This update reflects the FASB’s acknowledgement that entities could be facing limited resources due to the COVID-19 pandemic and provides a one-year deferral of the effective date for certain entities applying the revenue recognition (ASC 606) and leases (ASC 842) standards. The impact of this update to the Bank will be the deferral of the effective date of the leases standard (ASC 842). The Bank adopted ASC 606, Revenue from Contracts with Customers, in 2019.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued):

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This update will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now include forward-looking information in the determination of their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, this update amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This update clarified the effective date of ASC 2016-13 for nonpublic business entities to fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early application of ASU 2016-13 will be permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Bank is currently evaluating the impact that the standard will have on its financial statements.

In August 2017, the FASB issued ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, which amends the hedge accounting recognition and presentation requirements in ASC 815, Derivatives and Hedging. The purpose of this ASU is to better portray a company’s risk management activities in its financial statements and simplify the application of hedge accounting guidance. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This update clarified the effective date of ASC 2017-12 for nonpublic business entities to fiscal years beginning after December 15, 2020, and interim periods within those fiscal years beginning after December 15, 2021. Early adoption is permitted in any interim period after issuance of the ASU. The new standard must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date while the presentation and disclosure guidance is required only prospectively. Management does not expect adoption of this ASU to have a significant impact on the Bank’s financial statements.

In August 2018, the FASB issued ASU 2018-13 – Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. This ASU amends the disclosure requirements for recurring and nonrecurring fair value measurements by removing, modifying, and adding certain disclosures. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The adoption of this ASU did not have a significant impact on the Bank’s financial statements.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued):

In August 2018, the FASB issued ASU 2018-14 – Compensation – Retirement Benefits – Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. This ASU removes disclosures that no longer are considered cost beneficial, clarifies the specific requirements of disclosures and adds disclosure requirements identified as relevant. This ASU is effective for fiscal years ending after December 15, 2020, for public business entities and for fiscal years ending after December 15, 2021, for all other entities. Early adoption is permitted for all entities. Management does not expect the adoption of this ASU to have a significant impact on the Bank’s financial statements.

In December 2019, the FASB issued ASU 2019-12 – Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. Management does not expect the adoption of this ASU to have a significant impact on the Bank’s financial statements.

In March 2020, the FASB issued ASU 2020-04 – Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU apply only to contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. Management does not expect the adoption of this ASU to have a significant impact on the Bank’s financial statements.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 2 - INVESTMENT SECURITIES

Investment securities available-for-sale at December 31, 2020 and 2019 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2020 -
Mortgage-backed securities	$5,943,804	$336,801	$—	$6,280,605
Collateralized mortgage obligations	8,966,213	168,852	—	9,135,065
Corporate obligations	499,580	1,616	—	501,196

	$15,409,597	$507,269	$—	$15,916,866

December 31, 2019 -
Mortgage-backed securities	$9,791,373	$177,188	$27,573	$9,940,988
Collateralized mortgage obligations	9,766,037	—	115,808	9,650,229
Corporate obligations	2,499,583	17,032	—	2,516,615

	$22,056,993	$194,220	$143,381	$22,107,832

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 2 - INVESTMENT SECURITIES (Continued)

The following outlines the unrealized losses and estimated fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019:

	2020		2019
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses

Unrealized loss for less than 12 months:
Mortgage-backed securities	$—	$—	$1,609,045	$27,573
Collateralized mortgage obligations	—	—	9,650,229	115,808
Corporate obligations	—	—	—	—

Total less than 12 months	—	—	11,259,274	143,381

Unrealized loss for more than 12 months:
Mortgage-backed securities	—	—	—	—
Corporate obligations	—	—	—	—

Total more than 12 months	—	—	—	—

Total	$—	$—	$11,259,274	$143,381

At December 31, 2020, there were no unrealized losses in the investment portfolio.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 2 - INVESTMENT SECURITIES (Continued)

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2020, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Investment securities with maturities -
Within 1 year	$499,580	$501,196
1 to 5 years	—	—

Mortgage-backed securities and collateralized mortgage obligations	14,910,017	15,415,670

Total	$15,409,597	$15,916,866

During 2019, the Bank had sales of securities available-for-sale for total proceeds of approximately $10,855,000 resulting in gross gains and losses of approximately $67,000, and $-0-, respectively. The Bank did not sell any investment securities available-for-sale during 2020. Securities with carrying values of approximately $265,000 and $612,000 at December 31, 2020 and 2019, respectively, were pledged to secure public deposits as required by law and for other purposes.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans, by purpose code, at December 31, 2020 and 2019, are summarized as follows:

	2020	Percent	2019	Percent
Real estate loans:
Residential	$105,837,324	39.56%	$109,603,876	44.08%
Home equity	8,892,417	3.32%	6,854,880	2.76%
Multi-family	15,140,468	5.66%	17,073,889	6.87%
Commercial	72,717,869	27.18%	78,150,819	31.43%
Construction and land development	29,982,506	11.21%	23,427,601	9.42%

Total real estate loans	232,570,584		235,111,065

Consumer loans	5,372,529	2.01%	4,313,173	1.73%

Commercial and industrial loans	29,599,982	11.06%	9,235,048	3.72%

Total loans	267,543,095	100.00%	248,659,286	100.00%
Less: Allowance for loan losses	4,085,719		3,064,777
Deferred loan fees	1,101,409		624,317

Loans, net	$262,355,967		$244,970,192

The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations primarily in Thomas County, Georgia and other surrounding areas. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent on the real estate market.

The Bank has divided the loan portfolio into seven portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Bank are real estate - residential, real estate - home equity, real estate - multi-family, real estate - commercial, real estate - construction and land development, consumer loans and commercial and industrial loans.

Real Estate - Residential: The Bank originates residential real estate loans for the purchase or refinancing of a mortgage. These loans are primarily collateralized by owner-occupied properties and rental properties located primarily in the Bank’s market areas.

Real Estate - Home Equity: The Bank originates home equity real estate loans to provide home equity lines of credit and closed-end home equity loans. These loans are primarily collateralized by owner-occupied properties located primarily in the Bank’s market areas.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Real Estate - Multi-family: Multi-family loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to multi-family properties. These loans may be secured by, but are not limited to, first liens on apartments, mobile home parks or other mutli-family properties primarily located within the Bank’s market areas. The Bank’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s and borrower’s related entities’ financial condition, and a detailed analysis of the borrower’s underlying cash flows. Multi-family loans are larger than residential or home equity loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential or home equity real estate loans.

Real Estate - Commercial: Commercial real estate loans consist of loans to finance real estate purchases, refinancings, expansions and improvements to commercial properties. These loans may be secured by first liens on office buildings, farms, retail and mixed-use properties, churches, warehouses and restaurants primarily located within the Bank’s market areas. The Bank’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s and borrower’s related entities’ financial condition, and a detailed analysis of the borrower’s underlying cash flows. Commercial real estate loans are larger than residential loans and involve greater credit risk. The repayment of these loans largely depends on the results of operations and management of these properties. Adverse economic conditions also affect the repayment ability to a greater extent than residential real estate loans.

Real Estate - Construction and land development: These loans are made to borrowers to build commercial structures, a primary or secondary residence and, in some cases, to real estate investors to acquire and develop land. These loans are more difficult to evaluate since they are significantly more vulnerable to changes in economic conditions. In addition, these loans possess a higher degree of credit risk since they are made based on estimates of the future worth of a project and the estimated costs required for completion. The Bank limits its overall investment in this portfolio segment due both to management’s assessment of risk and certain percentage guidance set by the regulatory agencies.

Consumer: Consumer loans mainly consist of personal loans, revolving credit plans and other loans. The Bank’s consumer loans may be uncollateralized and rely on the borrower’s income for repayment.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Commercial and industrial: Commercial and industrial loans consist generally of business loans and lines of credit to companies in the Bank’s market area. Commercial and industrial loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Such loans are usually collateralized by the financed assets, although a portion may be made on an unsecured basis and contain the guarantee of the business principals. The Bank’s underwriting analysis consists of a review of the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial and industrial loans are typically made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, which makes them of higher risk than residential loans and the collateral securing loans may be difficult to appraise and may fluctuate in value based on the success of the business.

Commercial and industrial loans also include loans originated under the Paycheck Protection Program (“PPP”), as prescribed in the CARES Act. These loans have an interest rate of 1.0% and a two-year or five-year loan term to maturity. The Small Business Administration (“SBA”) guarantees 100% of the PPP loans made to eligible borrowers, and loan proceeds may be partially or fully forgiven by the SBA if the funds are used for eligible expenses during the relevant forgiveness period and the borrower meets the employee retention criteria.

The Bank was paid a processing fee from the SBA on PPP loan originations ranging from 1% to 5%, based on the size of the loans. As of December 31, 2020, the Bank has recorded approximately $478,000 in PPP-related SBA fees and is accreting these fees into interest income over the estimated life of the applicable loans. If a PPP loan is forgiven or paid off before maturity, the remaining unearned fee is recognized into income at that time. As of December 31, 2020, the Bank has recognized approximately $218,000 in PPP-related SBA fees through accretion. The majority of the remaining unearned fees are expected to be recognized as the PPP loans are forgiven or paid off.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for Loan Losses:

The following schedule presents a rollforward of the allowance for loan losses as of December 31:

	2020	2019

Balance, beginning of year	$3,064,777	$3,185,938

Charge-offs:
Real estate loans:
Residential	(2,951)	(14,725)
Home equity	(1,377)	—
Multi-family	—	—
Commercial	(62,896)	(198,901)
Construction and land development	(629)	(148)

Total real estate loans	(67,853)	(213,774)

Consumer loans	—	—

Commercial and industrial loans	(149)	—

Total charge-offs	(68,002)	(213,774)

Recoveries:
Real estate loans:
Residential	123,368	21,035
Home equity	—	—
Multi-family	—	—
Commercial	—	—
Construction and land development	31,573	37,549

Total real estate loans	154,941	58,584

Consumer loans	7,910	—

Commercial and industrial loans	146,335	34,029

Total recoveries	309,186	92,613

Net recoveries (charge-offs)	241,184	(121,161)

Provision for allowance for loan losses	779,758	—

Balance, end of year	$4,085,719	$3,064,777

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Allowance for Loan Losses (Continued):

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2020 and 2019:

	Loans		Allowance for loan losses
	Individually evaluated for impairment	Collectively evaluated for impairment	Individually evaluated for impairment	Collectively evaluated for impairment
December 31, 2020 -
Real estate loans:
Residential	$1,480,633	$104,356,691	$—	$1,444,921
Home equity	675	8,891,742	—	133,985
Multi-family	—	15,140,468	—	311,409
Commercial	1,339,199	71,378,670	—	1,531,037
Construction and development	11,637	29,970,869	—	387,127

Total real estate loans	2,832,144	229,738,440	—	3,808,479

Consumer loans	—	5,372,529	—	1,360

Commercial and industrial loans	—	29,599,982	—	101,497

Unallocated	—	—	—	174,383

Total	$2,832,144	$264,710,951	$—	$4,085,719

December 31, 2019 -
Real estate loans:
Residential	$1,176,700	$108,427,176	$—	$1,319,120
Home equity	4,107	6,850,773	—	82,894
Multi-family	—	17,073,889	—	282,661
Commercial	1,620,762	76,530,057	—	1,084,268
Construction and development	497,737	22,929,864	—	187,392

Total real estate loans	3,299,306	231,811,759	—	2,956,335

Consumer loans	—	4,313,173	—	1,363

Commercial and industrial loans	—	9,235,048	—	—

Unallocated	—	—	—	107,079

Total	$3,299,306	$245,359,980	$—	$3,064,777

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans:

The following tables present impaired loans by class of loans as of December 31, 2020 and 2019:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2020 -
Impaired loans with related allowance:
Real estate loans:
Residential	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial	—	—	—	—	—
Construction and land development	—	—	—	—	—

Total real estate loans	—	—	—	—	—

Consumer loans	—	—	—	—	—

Commercial and industrial loans	—	—	—	—	—

Total	$—	$—	$—	$—	$—

Impaired loans without related allowance:
Real estate loans:
Residential	$1,480,633	$1,480,633	$—	$1,328,667	$53,255
Home equity	675	675	—	2,391	194
Multi-family	—	—	—	—	—
Commercial	1,339,199	1,339,199	—	1,479,981	—
Construction and land development	11,637	11,637	—	254,687	697

Total real estate loans	2,832,144	2,832,144	—	3,065,726	54,146

Consumer loans	—	—	—	—	—

Commercial and industrial loans	—	—	—	—	—

Total	$2,832,144	$2,832,144	$—	$3,065,726	$54,146

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued):

December 31, 2019 -	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Impaired loans with related allowance:
Real estate loans:
Residential	$—	$—	$—	$—	$—
Home equity	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial	—	—	—	—	—
Construction and land development	—	—	—	—	—

Total real estate loans	—	—	—	—	—

Consumer loans	—	—	—	—	—

Commercial and industrial loans	—	—	—	—	—

Total	$—	$—	$—	$—	$—

Impaired loans without related allowance:
Real estate loans:
Residential	$1,176,700	$1,176,700	$—	$1,342,806	$5,589
Home equity	4,107	4,107	—	12,281	—
Multi-family	—	—	—	—	—
Commercial	1,620,762	1,620,762	—	870,312	—
Construction and land development	497,737	497,737	—	330,825	17,081

Total real estate loans	3,299,306	3,299,306	—	2,556,224	22,670

Consumer loans	—	—	—	—	—

Commercial and industrial loans	—	—	—	—	—

Total	$3,299,306	$3,299,306	$—	$2,556,224	$22,670

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Past Due and Nonaccrual Loans:

The following tables present the aging of the recorded investment in past due loans and nonaccrual loans as of December 31, 2020 and 2019, by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Current	Total	Non-accrual
December 31, 2020 -
Real estate loans:
Residential	$40,583	$84,167	$196,826	$321,576	$105,515,748	$105,837,324	$623,998
Home equity	—	—	—	—	8,892,417	8,892,417	—
Multi-family	—	—	—	—	15,140,468	15,140,468	—
Commercial	—	—	1,339,199	1,339,199	71,378,670	72,717,869	1,339,199
Construction and land development	—	—	—	—	29,982,506	29,982,506	—

Total real estate loans	40,583	84,167	1,536,025	1,660,775	230,909,809	232,570,584	1,963,197
Consumer loans	—	—	—	—	5,372,529	5,372,529	—
Commercial and industrial loans	151,136	—	—	151,136	29,448,846	29,599,982	—

	$191,719	$84,167	$1,536,025	$1,811,911	$265,731,184	$267,543,095	$1,963,197

December 31, 2019 -
Real estate loans:
Residential	$685,372	$319,543	$354,613	$1,359,528	$108,244,348	$109,603,876	$905,205
Home equity	—	32,638	—	32,638	6,822,242	6,854,880	4,107
Multi-family	—	—	—	—	17,073,889	17,073,889	—
Commercial	—	—	1,620,762	1,620,762	76,530,057	78,150,819	1,620,762
Construction and land development	460,644	—	—	460,644	22,966,957	23,427,601	15,103

Total real estate loans	1,146,016	352,181	1,975,375	3,473,572	231,637,493	235,111,065	2,545,177

Consumer loans	3,687	—	—	3,687	4,309,486	4,313,173	—

Commercial and industrial loans	55,300	—	—	55,300	9,179,748	9,235,048	—

	$1,205,003	$352,181	$1,975,375	$3,532,559	$245,126,727	$248,659,286	$2,545,177

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Past Due and Nonaccrual Loans (Continued):

As of December 31, 2020, there was one loan greater than 90 days past due and still accruing totaling approximately $16,000. As of December 31, 2019, there was one loan greater than 90 days past due and still accruing totaling approximately $46,000.

Troubled Debt Restructurings:

The Bank did not modify any loans in 2020 or 2019 in a manner that would be considered troubled debt restructurings. There were no specific allowances allocated to troubled debt restructurings as of December 31, 2020 or 2019. The Bank did not commit to lend any additional amounts to customers with outstanding loans that are classified as troubled restructurings. Certain troubled debt restructurings are accruing loans in which interest is earned when payments are made. Management continues to evaluate these accruing troubled debt restructurings for impairment on a quarterly basis. During the years ended December 31, 2020 and 2019, no restructured loans defaulted subsequent to modification.

COVID-19 Related Loan Modifications:

The Bank implemented a customer payment deferral program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges, whereby short-term deferrals of payments (generally three to six months) have been provided. As of December 31, 2020, all loans that were granted COVID-19 related payment deferrals had resumed making payments under the terms of the original loan agreements. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals continued to be reported as current loans throughout the agreed upon deferral period and were not classified as troubled debt restructurings.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality:

The Bank categorized loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a continuous basis. The Bank uses the following definitions for its risk ratings:

Special Mention. Evidence of financial deterioration exists, or file documentation is inadequate or not available to determine the borrower’s financial status or ability to repay. The loan possesses potential weakness which may, if not reversed or corrected, weaken the credit or inadequately protect the Bank’s position.

Substandard. A well-defined weakness or weaknesses exists that jeopardizes the liquidation of the debt. The loan is characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful. All of the weaknesses of a substandard loan exist, with the added characteristic that the weaknesses jeopardize the collection and/or liquidation of the debt. Loss exposure, while evident, is not clearly determinable. Special workout negotiations and/or litigation should be initiated.

Loss. Considered uncollectible in full and of such little value that its continuance as a bankable asset is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality (Continued):

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans. As of December 31, 2020 and 2019, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

Credit Exposure Based on Risk Ratings:

	Pass	Special Mention	Substandard	Doubtful	Loss	Total
December 31, 2020 -
Real estate loans:
Residential	$102,229,498	$1,243,538	$2,364,288	$—	$—	$105,837,324
Home equity	8,891,742	—	675	—	—	8,892,417
Multi-family	14,831,774	308,694	—	—	—	15,140,468
Commercial	67,305,357	4,073,313	1,339,199	—	—	72,717,869
Construction and land development	25,390,597	2,950,389	1,641,520	—	—	29,982,506

Total real estate loans	218,648,968	8,575,934	5,345,682	—	—	232,570,584

Consumer loans	5,372,529	—	—	—	—	5,372,529

Commercial and industrial loans	27,643,564	466,020	1,490,398	—	—	29,599,982

	$251,665,061	$9,041,954	$6,836,080	$—	$—	$267,543,095

December 31, 2019 -
Real estate loans:
Residential	$106,918,158	$1,084,448	$1,601,270	$—	$—	$109,603,876
Home equity	6,850,773	—	4,107	—	—	6,854,880
Multi-family	16,735,478	338,411	—	—	—	17,073,889
Commercial	76,194,427	90,333	1,866,059	—	—	78,150,819
Construction and land development	21,670,510	908,108	848,983	—	—	23,427,601

Total real estate loans	228,369,346	2,421,300	4,320,419	—	—	235,111,065

Consumer loans	4,313,173	—	—	—	—	4,313,173

Commercial and industrial loans	9,232,175	—	2,873	—	—	9,235,048

	$241,914,694	$2,421,300	$4,323,292	$—	$—	$248,659,286

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 4 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment at December 31, 2020 and 2019 are summarized as follows:

	2020	2019
Land	$47,512	$47,512
Buildings and improvements	4,920,575	4,880,333
Furniture and equipment	1,836,230	1,456,929
Automobiles	56,844	79,833

	6,861,161	6,464,607
Less: Accumulated depreciation and amortization	3,417,652	3,124,706

Premises and equipment, net	$3,443,509	$3,339,901

Depreciation expense was approximately $344,000 and $308,000 for the years ended December 31, 2020 and 2019, respectively.

NOTE 5 - CERTIFICATES OF DEPOSIT

The aggregate amount of certificates of deposit, that meet or exceed the FDIC insurance limit of $250,000, were approximately $10,824,000 at December 31, 2020 and $17,289,000 at December 31, 2019.

At December 31, 2020, the scheduled maturities of certificates of deposit were as follows:

2021	$68,246,633
2022	12,351,286
2023	4,074,724
2024	1,635,147
2025	268,491

$86,576,281

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The following advances from the FHLB were outstanding as of December 31, 2020 and 2019:

December 31, 2020 -

Advance Date	Amount	Rate	Interest Rate	Maturity	Call Feature

January 7, 2008	$208,334	Fixed	4.49%	January 9, 2023	N/A
September 20, 2012	450,000	Fixed	1.80%	September 20, 2022	N/A
April 1, 2020	4,333,333	Fixed	0.66%	April, 1 2025	N/A
April 1, 2020	4,523,810	Fixed	0.79%	April 7, 2027	N/A

	$9,515,477

December 31, 2019 -

Advance Date
January 7, 2008	$308,333	Fixed	4.49%	January 9, 2023	N/A
September 20, 2012	516,667	Fixed	1.80%	September 20, 2022	N/A
September 30, 2016	2,000,000	Fixed	2.25%	September 30, 2020	N/A

	$2,825,000

The FHLB advance maturing January 9, 2023 requires principal (approximately $8,300) and interest payments on a monthly basis. The FHLB advance maturing September 20, 2022 requires principal (approximately $5,600) and interest payments on a monthly basis. The FHLB advance maturing April 1, 2025 requires principal (approximately $83,000) and interest payments on a monthly basis. The FHLB advance maturing April 7, 2027 requires principal (approximately $59,000) and interest payments on a monthly basis.

The FHLB advances are collateralized by the Bank’s FHLB stock and a blanket lien on certain of the Bank’s residential and commercial real estate loans with a carrying value of approximately $37,248,000 and $48,398,000 at December 31, 2020 and 2019, respectively. The Bank had approximately $19,200,000 and $35,400,000 in available borrowing capacity through the FHLB at December 31, 2020 and 2019, respectively.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

Unsecured federal funds lines of credit totaling $18,300,000 were available to the Bank for overnight borrowing through correspondent banks at December 31, 2020 and 2019. The Bank also had approximately $9,900,000 and $13,300,000 in available borrowing capacity through the Federal Reserve Bank of Atlanta at December 31, 2020 and 2019, respectively. There were no borrowings against either of these facilities at December 31, 2020 or 2019. The available borrowings with the Federal Reserve Bank are collateralized by a blanket lien on certain of the Bank’s residential and commercial real estate loans with a carrying value of approximately $15,000,000 and $21,459,000 at December 31, 2020 and 2019, respectively.

NOTE 7 - INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019

Current - Alternative minimum tax	$3,000	$—
Deferred	(212,222)	61,875
Utilization of operating loss carryforward	238,918	299,551
Change in valuation allowance	10,058	5,222

	$39,754	$366,648

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 7 - INCOME TAXES (Continued)

The difference between the actual income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 2020 and 2019, is as follows:

	2020	2019

Pretax income at statutory rate	$72,956	$330,535
Add (deduct):
State income tax expense, net of federal benefit	13,469	51,425
Tax-exempt income	(63,192)	(62,131)
Change in valuation allowance	10,058	5,222
Other	6,463	41,597

	$39,754	$366,648

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 7 - INCOME TAXES (Continued)

The following summarizes the sources and expected tax consequences of future taxable deductions or income, which comprise the net deferred tax asset, which is included as a component of other assets at December 31, 2020 and 2019:

	2020	2019
Deferred income tax assets:
Deferred compensation	$254,526	$178,465
Net operating loss carryforward	2,183,138	2,427,610
Other real estate owned	2,688	10,232
Charitable contributions	64,038	47,992
State tax credits	176,462	166,404
Defined benefit obligations (non-qualified)	812,019	620,101
Director deferred fee practice	22,379	23,083
Non-accrual loans	108,320	139,856
Frozen pension accrual (tax-qualified)	375,275	409,089
Other	3,848	4,102

Total gross deferred tax assets	4,002,693	4,026,934

Less: Valuation allowance	(176,462)	(166,404)

Net deferred tax asset	3,826,231	3,860,530

Deferred income tax liabilities:
Premises and equipment	36,005	37,776
Allowance for loan losses	151,516	347,606
Unrealized gain on investment securities available-for-sale	138,905	13,727

Total gross deferred tax liabilities	326,426	399,109

Net deferred tax asset	$3,499,805	$3,461,421

The future tax consequences of the differences between the financial reporting and tax basis of the Bank’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance in the amount of $176,462 and $166,404 as of December 31, 2020 and 2019, respectively, was established as these deferred tax assets relate to state tax credit carryforwards that will likely expire prior to realization. As of December 31, 2020, the Bank had federal net operating loss carryforwards of approximately $8,557,000 and state net operating loss carryforwards of approximately $8,878,000, which will begin to expire in 2031 unless previously utilized.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Credit Related Financial Instruments:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

	2020	2019
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$30,288,000	$17,292,000

Stand-by letters of credit	$725,000	$283,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

Credit Related Financial Instruments (Continued):

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses within the Bank’s trade area.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate and assignments of deposit accounts as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for these commitments at December 31, 2020 and 2019 varies.

NOTE 9 - RELATED PARTY TRANSACTIONS

In the normal course of business, officers and directors of the Bank, and certain business organizations and individuals associated with them, maintain a variety of relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other Bank customers. At December 31, 2020 and 2019, deposits from directors, executive officers, and their related interests aggregated approximately $3,895,000 and $2,076,000, respectively. The following summary reflects related party loan activity during 2020 and 2019.

	2020	2019

Beginning balance	$644,441	$1,375,193
New loans and advancements	36,050	36,200
Change in executive officers and directors	—	(255,869)
Repayments	(109,281)	(511,083)

Ending balance	$571,210	$644,441

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 10 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July 2013, the Federal bank regulatory agencies issued a final rule that revised their risk-based capital requirements and the method for calculating components of capital and of computing risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions and, pursuant to the Federal Reserve Board’s policy statements, to top-tier bank and savings and loan holding companies with total consolidated assets of $3.0 billion or more. The rule established a new common equity Tier 1 minimum capital requirement, increased the minimum capital ratios and assigned a higher risk weight to certain assets based on the risk associated with these assets. The final rule includes a transition period that implements the new regulations over a five-year period. These changes were phased in beginning in January 2015.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total common equity Tier 1, total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2020 and 2019, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2020 and 2019, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum common equity Tier 1 risk-based, total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth below. There are no conditions or events since that notification that management believes have changed the institution’s category.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 10 - REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and ratios, and minimum amounts under current regulatory standards, as of December 31, 2020 and 2019, are presented in the following table:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2020:

Common Equity Tier 1 Capital to Risk-Weighted Assets	$40,090	16.46%	$10,963	4.50%	$15,835	6.50%
Total Capital to Risk-
Weighted Assets	$43,148	17.71%	$19,489	8.00%	$24,361	10.00%
Tier 1 Capital to Risk-
Weighted Assets	$40,090	16.46%	$14,617	6.00%	$19,489	8.00%
Tier I Capital to
Average Assets	$40,090	11.73%	$13,673	4.00%	$17,091	5.00%

December 31, 2019:

Common Equity Tier 1 Capital to Risk-Weighted Assets	$39,574	17.60%	$10,116	4.50%	$14,612	6.50%
Total Capital to Risk-
Weighted Assets	$42,387	18.86%	$17,984	8.00%	$22,480	10.00%
Tier 1 Capital to Risk-
Weighted Assets	$39,574	17.60%	$13,488	6.00%	$17,984	8.00%
Tier I Capital to
Average Assets	$39,574	12.60%	$12,567	4.00%	$15,708	5.00%

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 - EMPLOYEE BENEFIT PLANS

401(k):

The Bank sponsors a 401(k) plan. The 401(k) plan covers substantially all employees and provides for an employer matching contribution based on a percentage of salary contributed to the plan. The Bank contributed approximately $201,000 and $162,000 to the 401(k) plan during 2020 and 2019, respectively.

Supplemental Executive Retirement Plans:

During 2019, the Bank entered into supplemental executive retirement agreements (each, a “SERP”) with certain of its officers whereby a specified monthly benefit is payable upon a normal retirement for a period of 10 years. Each SERP is a nonqualified deferred compensation arrangement that conditions payment of the full normal retirement benefit upon an officer’s attaining normal retirement age while in the service of the Bank. Otherwise, the retirement benefit is earned over time and, with the exception of the SERPs for Matt Brown and Linda Palmer, is subject to a ten-year vesting schedule. Moreover, the amount and timing of payment of the retirement benefit may vary depending upon the circumstances of an officer’s earlier termination of employment, including death, disability, or in connection with a change in control. The retirement benefit is forfeited in the event of a termination of employment for cause or if grounds exist for such a termination. The expense associated with the SERPs is offset by earnings on life insurance policies owned by the Bank. The cash surrender value on these insurance policies was approximately $10,883,000 and $10,583,000 as of December 31, 2020 and 2019, respectively. Additionally, at December 31, 2020 and 2019, the Bank has recorded a liability for the present value of the future retirement benefits of approximately $491,000 and $203,000, respectively, to be paid under the SERPs. Expense for the SERPs was approximately $288,000 and $203,000 for the years ended December 31, 2020 and 2019, respectively. In determining the SERPs obligation for 2020 and 2019, the discount rate used was 2.18% and 3.01%, respectively.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

Director Deferred Fee Practice:

The Bank has maintained a discretionary practice of paying a retirement benefit to eligible non-employee directors who attain at least age 70 in the service of the Bank with at least 15 years of service to their credit. Under this practice, each eligible retired director received a monthly benefit in the amount of $825. In anticipation of the Reorganization (see Note 13), the Bank decided to formalize and revise this practice in 2020. The Bank has relinquished its discretion over the practice with respect to eligible retired directors and current non-employee directors who satisfied the eligibility criteria for the benefit as of December 31, 2019. The normal retirement benefit for this group will be a monthly benefit in the amount of $825 a month for the remaining life of the director. With respect to all other non-employee directors serving as of December 31, 2019, the amount of the normal monthly benefit will remain unchanged, but will be paid over a period of 10 years following retirement or, if less, the director’s remaining lifetime. The eligibility criteria for this group has been changed to the attainment of at least age 65 with at least 10 years of service. No future non-employee director will be eligible for a benefit under this formalized plan. The Bank has recorded and will continue to record a liability for these payments as post-retirement defined benefit obligations. The Bank recognized current year expense of $46,000 and $42,000 during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Bank had a projected defined benefit obligation of approximately $610,000 and $598,000, respectively, assuming the continuation of its then existing practice. The discount rate used in determining the accumulated post-retirement defined benefit obligation was 2.18% in 2020 and 3.01% in 2019.

Tax-Qualified Frozen Defined Benefit Pension Plan:

The Bank also sponsors a tax-qualified defined benefit retirement plan. Effective March 31, 2019, eligibility for the plan was frozen so that no employee who was not then a participant in the plan could later become a participant and to freeze benefit accruals for all existing participants. For existing participants, the plan provides for retirement payments based on a formula using a participant’s years of creditable service and highest three years of annual compensation. Retirees age 66 and older are also eligible for an annual supplemental payment equal to one percent of their monthly benefit multiplied by the number of their retirement years beyond age 65. Participants who entered the plan prior to July 1, 1983 are also eligible for a one-time lump sum payment upon retirement after reaching age 55 equal to three times their monthly retirement benefit. A participant is also required to vest in any benefit earned under the plan formula by completing a minimum number of years of vesting service. The plan also provides for disability benefits and surviving spouse benefits in circumstances where the normal retirement benefit would not otherwise be payable.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

Tax-Qualified Frozen Defined Benefit Pension Plan (Continued):

The following is a summary of the components of the net periodic post-retirement benefit cost during 2020 and 2019:

	2020	2019
Service cost	$—	$83,809
Interest cost	366,543	428,598
Expected return on assets	(643,058)	(601,866)
Amortization of unrecognized loss	142,053	105,213
Amortization of unrecognized prior service cost	—	(3,113)
Effect of curtailment	—	(9,340)

Net periodic post-retirement (benefit) cost	$(134,462)	$3,301

The discount rate used in determining the accumulated post-retirement benefit obligation was 3.09% and 3.75% in 2020 and 2019, respectively. The expected long-term rate of return on assets was 8.00% during both 2020 and 2019. The assumed rates of salary increase used in measuring the accumulated post-retirement benefit obligation ranged from 5.35% to 10.10% during 2020 and 2019.

The Bank expects to make contributions to the plan in 2021 totaling $2,909. The following table presents the estimated benefit payments for each of the next five years and in the aggregate for the five years thereafter as of December 31, 2020:

2021	$583,405
2022	584,085
2023	593,084
2024	595,933
2025	596,925
2026-2030	2,908,634

$5,862,066

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

Tax-Qualified Frozen Defined Benefit Pension Plan (Continued):

The following is a reconciliation of the accumulated post-retirement benefit obligation as of December 31, 2020 and 2019:

	2020	2019
Projected benefit obligation at beginning of year	$12,155,436	$11,675,793
Service cost	—	83,809
Interest cost	366,543	428,598
Actuarial gain	1,261,873	1,784,519
Benefits paid	(574,833)	(579,500)
Effect of curtailment	—	(1,237,783)

Projected benefit obligation at end of year	$13,209,019	$12,155,436

The following is a summary of the change in plan assets during 2020 and 2019:

	2020	2019
Fair value of plan assets at beginning of year	$8,257,698	$7,427,183
Actual return on assets	1,062,482	1,449,700
Employer contributions	485,934	22,383
Administrative expenses	(62,698)	(62,068)
Benefits paid, net	(574,833)	(579,500)

Fair value of plan assets at end of year	$9,168,583	$8,257,698

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

Tax-Qualified Frozen Defined Benefit Pension Plan (Continued):

The fair values of the Bank’s pension plan assets at December 31, 2020 and 2019, by asset category, are as follows:

	Assets Measured at Fair Value	Fair Value Measurements
		Level 1	Level 2	Level 3
December 31, 2020 :

Cash and cash equivalents	$23,438	$23,438	$—	$—
Debt securities mutual funds	2,751,130	2,751,130	—	—
Equity securites mutual funds	6,394,015	6,394,015	—	—

	$9,168,583	9,168,583	$—	—

December 31, 2019 :

Cash and cash equivalents	$134,816	$134,816	$—	$—
Debt securities mutual funds	2,495,122	2,495,122	—	—
Equity securites mutual funds	5,627,760	5,627,760	—	—

	$8,257,698	$8,257,698	$—	$—

The fair value of all pension assets are determined from quoted market prices and are considered Level 1 fair value measurements.

The plan’s investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges by major asset categories. The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plan’s actuarial assumptions and achieve asset returns that are competitive with like institutions employing similar investment strategies.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 11 - EMPLOYEE BENEFIT PLANS (Continued)

Tax-Qualified Frozen Defined Benefit Pension Plan (Continued):

The following is a summary of the amount recognized in other liabilities as of December 31, 2020 and 2019:

	2020	2019
Projected benefit obligation at end of year	$13,209,019	$12,155,436
Fair value of plan assets at end of year	(9,168,583)	(8,257,698)

	$4,040,436	$3,897,738

Amounts recognized in accumulated other comprehensive loss, net of tax, as of December 31, 2020 and 2019 were:

	2020	2019
Net loss	$(3,228,704)	$(2,465,610)
Prior service charge	—	—

Total accumulated other comprehensive loss	$(3,228,704)	$(2,465,610)

Amounts recognized in the accumulated post-retirement benefit obligation and other comprehensive income (loss) for the years ended December 31, 2020 and 2019 were:

	2020	2019
Net loss	$905,147	$998,753
Amortization of net unrecognized gain	(142,053)	(105,213)
Amortization of prior service cost	—	3,113
Effect of curtailment	—	9,340

Total accumulated other comprehensive loss	$763,094	$905,993

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 - FAIR VALUE MEASUREMENT

The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. From time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans and other real estate owned. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or write-downs of individual assets. Additionally, the Bank is required to disclose, but not record, the fair value of other financial instruments.

Fair Value Hierarchy

The Bank groups assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 - Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 - FAIR VALUE MEASUREMENT (Continued)

Assets Recorded at Fair Value on a Recurring Basis. The table below presents the recorded amount of assets measured at fair value on a recurring basis as of December 31, 2020 and 2019, all of which consisted of investment securities available-for-sale:

	Level 1	Level 2	Level 3	Total
December 31, 2020 :

Mortgage-backed securities	$—	$6,280,605	$—	$6,280,605
Collateralized mortgage obligations	—	9,135,065	—	9,135,065
Corporate obligations	—	501,196	—	501,196

Investment securities available-for-sale	$—	$15,916,866	$—	$15,916,866

December 31, 2019 :

Mortgage-backed securities	$—	$9,940,988	$—	$9,940,988
Collateralized mortgage obligations	—	9,650,229	—	9,650,229
Corporate obligations	—	2,516,615	—	2,516,615

Investment securities available-for-sale	$—	$22,107,832	$—	$22,107,832

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 - FAIR VALUE MEASUREMENT (Continued)

Assets Recorded at Fair Value on a Nonrecurring Basis. The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below as of December 31, 2020 and 2019:

	Level 1	Level 2	Level 3	Total
December 31, 2020 :

Other real estate owned	$—	$—	$81,000	$81,000
Impaired loans	—	—	—	—

	$—	$—	$81,000	$81,000

December 31, 2019 :

Other real estate owned	$—	$—	$357,514	$357,514
Impaired loans	—	—	—	—

	$—	$—	$357,514	$357,514

The following methods and assumptions were used to estimate the fair value of each class of assets and liabilities either recorded or disclosed at fair value.

Cash and Cash Equivalents. The carrying value of cash and cash equivalents is a reasonable estimate of fair value.

Certificates of deposit with other banks. The carrying value of certificates of deposit with other banks is a reasonable estimate of fair value.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 - FAIR VALUE MEASUREMENT (Continued)

Investment Securities Available-for-Sale. Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange and U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter market funds. Level 2 securities include mortgage-backed securities and collateralized mortgage obligations issued by government sponsored enterprises and state, county and municipal bonds. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Other Investments. Other investments consist of FHLB stock whose carrying value approximates its fair value.

Mortgage Loans Held for Sale. The estimated fair value of mortgage loans held for sale, classified within Level 2, is approximated by the carrying value, given the short-term nature of the loans and similarly to what secondary markets are currently offering for portfolios of loans with similar characteristics.

Loans. The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and a specific allocation is established within the allowance for loan losses. Loans for which it is probable that payment of interest and/or principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of three methods, including collateral value, market value of similar debt, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans in which an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price, the Bank records the impaired loan as nonrecurring Level 2. When an appraised value is utilized or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Bank records the impaired loan as nonrecurring Level 3.

Other Real Estate Owned. Other real estate owned properties are adjusted to fair value less estimated selling costs upon transfer of the loans to other real estate owned. Subsequently, other real estate owned assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value is based on an observable market price, the Bank records the other real estate owned as nonrecurring Level 2. When the fair value is based on an appraised value, or when an appraised value is not available, the Bank records the other real estate owned asset as nonrecurring Level 3.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 - FAIR VALUE MEASUREMENT (Continued)

Bank Owned Life Insurance. The carrying value of Bank Owned Life Insurance approximates fair value.

Commitments to Extend Credit. Commitments to extend credit are short-term and, therefore, the carrying value and the fair value are considered immaterial for disclosure.

Deposits. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of savings accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities of time deposits.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances are carried at cost and the fair value is obtained from the Federal Home Loan Bank of Atlanta.

The carrying amounts and estimated fair values of the Bank’s financial instruments as of December 31, 2020 and 2019 are as follows:

	Carrying Amount	Fair Value Measurements at December 31, 2020
		Total	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$41,876,399	$41,876,399	$41,876,399	$—	$—
Certificates of deposit with other banks	5,652,000	5,652,000	5,652,000	—	—
Investment securities available-for-sale	15,916,866	15,916,866	—	15,916,866	—
Other investments	714,000	714,000	—	714,000	—
Mortgage loans held for sale	2,944,962	2,944,962	—	2,944,962	—
Loans, net	262,355,967	277,366,000	—	—	277,366,000
Bank owned life insurance	10,883,428	10,883,428	10,883,428	—	—
Financial liabilities:
Deposits	294,099,827	313,033,000	207,523,546	—	105,509,454
FHLB advances	9,515,477	9,631,000	—	—	9,631,000

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 12 - FAIR VALUE MEASUREMENT (Continued)

	Carrying Amount	Fair Value Measurements at December 31, 2019
		Total	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$24,191,882	$24,191,882	$24,191,882	$—	$—
Certificates of deposit with other banks	8,844,000	8,844,000	8,844,000	—	—
Investment securities available-for-sale	22,107,832	22,107,832	—	22,107,832	—
Other investments	400,200	400,200	—	400,200	—
Mortgage loans held for sale	1,427,889	1,427,889	—	1,427,889	—
Loans, net	244,970,192	249,279,000	—	—	249,279,000
Bank owned life insurance	10,582,512	10,582,512	10,582,512	—	—
Financial liabilities:
Deposits	273,604,432	277,347,000	165,241,220	—	112,105,780
FHLB advances	2,825,000	2,857,000	—	—	2,857,000

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 13 - PLAN OF REORGANIZATION

On March 5, 2021, the Board of Directors (the “Board”) of the Bank adopted a Plan of Conversion (the “Plan”) whereby the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and operate as a wholly owned subsidiary of a newly formed stock holding company, TC Bancshares, Inc. (the “Holding Company”), and offer the Holding Company stock (the “Stock Offering”) on a priority basis to qualifying depositors and borrowers and a tax-qualified employee ownership plan that will be sponsored by the Bank in a subscription offering, with any remaining shares to be offered to the public in a community offering and possibly in a syndicated offering (the “Conversion”). Pursuant to the Plan, the total offering value and number of shares of common stock to be offered and sold in the Stock Offering will be determined based upon an independent appraiser’s valuation. The Holding Company will be organized as a corporation under the laws of the State of Georgia and will own all of the outstanding common stock of the Bank upon completion of the Conversion.

The Plan is subject to the approval of the Office of the Comptroller of the Currency and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting.

As part of the Conversion, the Bank will establish a liquidation account in an amount equal to the retained earnings of the Bank as of the date of the latest balance sheet appearing in the final prospectus distributed in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the Conversion is unsuccessful, all deferred costs will be charged to operations. Deferred conversion costs totaled approximately $116,000 at December 31, 2020.

TC FEDERAL BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 13 - PLAN OF REORGANIZATION (Continued)

In connection with the adoption of the Plan, the Bank terminated the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Reorganization Plan”) previously adopted in February 2020 pursuant to which the Bank would have reorganized into the mutual holding company form of organization. In late March 2020, due to market conditions and concerns over potential adverse tax ramifications of proceeding with the Reorganization Plan, the Board determined to delay proceeding with the plan to reorganize into the mutual holding company form of structure until (i) a final determination was made with regard the effect of the mutual holding company reorganization on TC Federal Bank’s deferred tax assets and (ii) the COVID-19 pandemic situation was clearer and the stock markets had stabilized. Upon further reflection and in consideration of the adverse financial and tax consequences of pursuing the mutual holding company reorganization as required to be structured as well as in view of the Bank’s strategic direction, the Board concluded that a standard mutual-to-stock conversion was the more appropriate structure to pursue rather than the mutual holding company formation. In light of the foregoing determination, the Board determined to terminate the Reorganization Plan and adopt the Plan. As a result of the delay in proceeding with the Reorganization Plan, $506,500 in deferred costs related to the Reorganization Plan were charged to operations as of December 31, 2020.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by TC Bancshares, Inc. or TC Federal Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of TC Bancshares, Inc. or TC Federal Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 5,405,000 shares

(Subject to Increase to up to 6,215,750 shares)

(Proposed Holding Company for

TC Federal Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

PERFORMANCE TRUST

[prospectus date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until ___________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of shares of common stock being registered.

*	Registrant’s Legal Fees and Expenses	$300,000
*	Registrant’s Accounting Fees and Expenses	35,000
*	Marketing Agent Expenses (including legal fees and expenses)	135,000
*	Stock Center Fees and Expenses	35,000
*	Appraisal Fees and Expenses	30,000
*	Printing, Postage, Mailing and EDGAR Fees	120,000
*	Filing Fees (NASDAQ, FINRA, SEC)	75,000
*	Transfer Agent Fees and Expenses	25,000
*	Business Plan Fees and Expenses	30,000
*	Proxy Solicitor Fees and Expense	50,000
*	Data Conversion Fees and Expenses	37,500
*	Other	36,000

*	Total	$908,500

*	Estimated

TC Bancshares, Inc. has retained Performance Trust Capital Partners, LLC to assist in the sale of common stock on a best efforts basis in the offerings. The marketing agent fees are estimated at the adjusted maximum of the offering range, assuming 100% of the shares are sold in the subscription and community offering, to amount to approximately $571,369.

Item 14. Indemnification of Directors and Officers

Provisions in the Registrant’s bylaws provide for the mandatory indemnification of the Registrant’s directors and officers to the fullest extent authorized by applicable law and Section 14-2-202(b)(4) of the Georgia Business Corporation Code. The elimination of personal liability of directors does not apply to:

a.	any appropriation in violation of his or her duties, of any business opportunity of the Company;

b.	acts or omissions which involve intentional misconduct or knowing violation of the law;

c.	any transaction from which the director derived an improper personal benefit; or

d.	any violation of Code Section 14-2-832.

Item 15. Recent Sales of Unregistered Securities

Not Applicable

Item 16. Exhibits and Financial Statement Schedules

(a) List of Exhibits

Exhibit No.	Description

1.1	Engagement Letters between TC Federal Bank and Performance Trust Capital Partners, LLC*

1.2	Form of Agency Agreement between TC Federal Bank, TC Bancshares, Inc., and Performance Trust Capital Partners, LLC

2	Plan of Conversion, as amended

3.1	Articles of Incorporation of TC Bancshares, Inc.*

3.2	Bylaws of TC Bancshares, Inc.*

4	Form of Common Stock Certificate of TC Bancshares, Inc.*

5	Opinion of Bryan Cave Leighton Paisner LLP regarding legality of securities being registered*

8	Federal and State Tax Opinion of Bryan Cave Leighton Paisner LLP*

10.1	Directors Deferred Compensation Plan†*

10.2	Consulting Agreement with G. M. Brown†

10.3	Employment Agreement with G. H. Eiford†

10.4	Employment Agreement with N. Ellis†

10.5	Supplemental Executive Retirement Plan with G. M. Brown†

10.6	Supplemental Executive Retirement Plan with G. H. Eiford†

10.7	Supplemental Executive Retirement Plan with N. Ellis†

10.8	Form of Split Dollar Agreement†

16.1	Letter of Wipfli, LLP regarding change in certifying accountant of TC Federal Bank*

21	Subsidiaries of TC Bancshares, Inc.*

23.1	Consent of Bryan Cave Leighton Paisner LLP (set forth in Exhibits 5 and 8 )

23.2	Consent of Wipfli, LLP

23.3	Consent of Feldman Financial Advisors, Inc.*

24	Power of Attorney (set forth on the signature page to the Registration Statement filed March 12, 2021)*

99.1	Engagement Letter with Feldman Financial Advisors, Inc. to serve as appraiser*

99.2	Letter of Feldman Financial Advisors with respect to Subscription Rights*

99.3	Appraisal Report of Feldman Financial Advisors*

99.4	Marketing Materials

99.5	Stock Order and Certification Form

*	Previously filed.
†	Management contract or compensation plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has filed this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Georgia, on April 23, 2021.

TC BANCSHARES, INC.

By:	/s/ Gregory H. Eiford
Gregory H. Eiford
President / Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated and on the 23rd day of April, 2021.

/s/ Gregory H. Eiford	*
Gregory H. Eiford	Stephanie B. Tillman
President / Chief Executive Officer	Director
(Principal Executive Officer)	(Chairman of the Board of Directors)

*	*
Linda K. Palmer	Fred E. Murphy IV
Chief Financial Officer	Director
(Principal Financial and Accounting Officer)

*
Fortson T. Rumble	Jefferson L. Johnson
Director	Director

*	*
Charles M. Dixon	G. Matthew Brown
Director	Director

*
Peter A. DeSantis, III
Director

*	Pursuant to a Power of Attorney contained on the signature page of the Registration Statement on the Form S-1 filed March 12, 2021.

/s/ Gregory H. Eiford
Gregory H. Eiford